Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of June 10, 2023

by and among

NASDAQ, INC.

ARGUS MERGER SUB 1, INC.,

ARGUS MERGER SUB 2, LLC,

ADENZA HOLDINGS, INC.

and

ADENZA PARENT, LP

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A – Form of FIRPTA Certificate

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Form of Stockholders’ Agreement

Exhibit D – Rules of Engagement for Valuation Firm

Exhibit E – Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2023 (this “Agreement”), is entered into by and among Nasdaq, Inc., a Delaware corporation (the “Purchaser”), Argus Merger Sub 1, Inc., a Delaware corporation and direct wholly owned subsidiary of the Purchaser (“Merger Sub 1”), Argus Merger Sub 2, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Purchaser (“Merger Sub 2,” and together with the Purchaser and Merger Sub 1, the “Purchaser Parties”), Adenza Holdings, Inc., a Delaware corporation (the “Company”), and Adenza Parent, LP, a Delaware limited partnership (the “Seller”). Certain defined terms used herein have the meanings set forth in Section 10.15.

W I T N E S S E T H

WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Company, comprised of shares of Company Class A Common Stock, Company Class B Common Stock, Company Class C Common Stock and Company Class D Common Stock (collectively, the “Company Shares”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub 1 shall merge with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), upon which Merger Sub 1 will cease to exist, and the Company shall continue as the surviving corporation under the Laws of the State of Delaware (the “Surviving Corporation”), and will become a wholly owned subsidiary of the Purchaser;

WHEREAS, immediately following the consummation of the First Merger and as part of a single, integrated transaction, upon the terms and subject to the conditions set forth herein, the Surviving Corporation shall merge with and into Merger Sub 2 (the “Second Merger”) in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), upon which the Surviving Corporation will cease to exist, and Merger Sub 2 will continue as the surviving company under the Laws of the State of Delaware (the “Surviving Company”), and as a wholly owned subsidiary of the Purchaser;

WHEREAS, for U.S. federal income tax purposes, it is intended that the First Merger and the Second Merger shall, as part of a single, integrated transaction (as described in Rev. Rul. 2001-46, 2001-2 C.B. 321), qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder;

WHEREAS, for United Kingdom tax purposes, it is intended that the First Merger shall qualify as a “scheme of reconstruction” within the meaning of Section 136 of, and Schedule 5AA to, the United Kingdom Taxation of Chargeable Gains Act 1992;

WHEREAS, the boards of directors of each of the Purchaser and Merger Sub 1 have unanimously (i) determined that it is fair to, and in the best interest of, their respective companies and equityholders for Purchaser to acquire all of the issued and outstanding shares of capital stock of the Company through the First Merger, upon which the Company shall be a wholly owned subsidiary of the Purchaser, to be followed immediately by the Second Merger, and (ii) authorized and approved this Agreement and the consummation of the Transactions;

WHEREAS, the Purchaser, as sole stockholder of Merger Sub 1 and as sole and managing member of Merger Sub 2, has (i) determined that it is fair to, and in the best interest of, Merger Sub 1, Merger Sub 2 and the Purchaser, as sole stockholder of Merger Sub 1 and as sole and managing member of Merger Sub 2, to effect the First Merger and the Second Merger, and (ii) authorized and approved this Agreement and the consummation of the Transactions;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is fair to, and in the best interest of, the Company and its equityholders for the Purchaser to acquire all of the issued and outstanding shares of capital stock of the Company through the First Merger, upon which the Company shall be a wholly owned subsidiary of the Purchaser, to be followed immediately by the Second Merger, (ii) authorized and approved this Agreement and the consummation of the Transactions, and (iii) directed that this Agreement and the Transactions be submitted to the Seller as sole stockholder of the Company for its adoption and approval;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Purchaser’s willingness to enter into this Agreement, the Seller is delivering to the Purchaser a copy of the Non-Solicitation and Confidentiality Agreement, duly executed by Thoma Bravo Fund XIII, L.P., Thoma Bravo Fund XIII-A, L.P., Thoma Bravo Executive Fund XIII, L.P., Thoma Bravo Fund XIV, L.P., Thoma Bravo Fund XIV-a, L.P., Thoma Bravo Executive Fund XIV, L.P. and Thoma Bravo Executive Fund XIV-A, L.P. (the “Non-Solicitation and Confidentiality Agreement”); and

WHEREAS, immediately following the execution and delivery of this Agreement, the Seller shall execute and deliver to the Purchaser a written consent adopting and approving this Agreement (the “Stockholder Consent”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

MERGERS

Section 1.1 Mergers. On and subject to the terms and conditions of this Agreement, at the Closing:

(a) First Merger.

(i) The First Merger will be consummated by the filing of a certificate of merger in customary form with the Secretary of State of the State of Delaware (the “First Certificate of Merger”) in accordance with the DGCL. Upon such filing, Merger Sub 1 shall be merged with and into the Company, the separate existence of Merger Sub 1 shall cease, and the Company shall continue as the Surviving Corporation. The First Merger shall be effective at such time as the First Certificate of Merger is duly filed with and accepted for record by the Secretary of State of the State of Delaware (the “First Effective Time”).

(ii) At the First Effective Time, by virtue of the First Merger and without any further action by any other Person:

(A) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub 1 shall become debts, liabilities, obligations and duties of the Surviving Corporation;

(B) (i) the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the First Effective Time, shall become the certificate of incorporation of the Surviving Corporation; and (ii) the bylaws of Merger Sub 1, as in effect immediately prior to the First Effective Time, shall become the bylaws of the Surviving Corporation, except that the name of the Surviving Company shall be “Adenza Holdings, Inc.”, in each case, until thereafter amended as provided therein or by applicable Law;

(C) the directors and officers of Merger Sub 1 at the First Effective Time shall become the directors and officers of the Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and the DGCL, or until their earlier death, resignation or removal;

(D) each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

(E) each Company Share issued and outstanding immediately prior to the First Effective Time (other than Company Shares held in the treasury of the Company) and all rights in respect thereof shall forthwith cease to exist and all such Company Shares shall collectively be converted into and represent the right to receive, upon delivery of a duly executed and completed letter of transmittal in customary form (the “Letter of Transmittal”), the Merger Consideration, which Merger Consideration, in accordance with Treasury Regulations Section 1.358-2(a)(2)(ii), shall be allocated among the Company Shares in accordance with Section 1.1(a)(ii)(E) of the Company Disclosure Schedule; provided that, notwithstanding any other provision of this Agreement, the entitlement to the allocation of the Merger Consideration in respect of any share of a class or series of Company Shares shall be the same as that of any other share of the same class or series, as applicable.

(b) Second Merger.

(i) The Second Merger will be consummated by the filing of a certificate of merger in customary form with the Secretary of State of the State of Delaware (the “Second Certificate of Merger”) in accordance with the DGCL and the DLLCA. Upon such filing, the Surviving Corporation shall be merged with and into Merger Sub 2, the separate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the Surviving Company. The Second Merger shall be effective at such time as the Second Certificate of Merger is duly filed with and accepted for record by the Secretary of State of the State of Delaware (the “Second Effective Time”).

(ii) At the Second Effective Time, by virtue of the Second Merger and without any further action by any other Person:

(A) all the properties, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company and all debts, liabilities, obligations and duties of the Surviving Corporation and Merger Sub 2 shall become debts, liabilities, obligations and duties of the Surviving Company;

(B) (i) the certificate of formation of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall become the certificate of formation of the Surviving Company; and (ii) the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall become the limited liability company agreement of the Surviving Company as of the Second Effective Time, except that the name of the Surviving Company shall be “Adenza Holdings, LLC”, in each case, until thereafter amended as provided therein or by applicable Law;

(C) the officers of Merger Sub 2 at the Second Effective Time shall become the officers of the Surviving Company, in each case until successors are duly elected or appointed in accordance with the articles of formation and limited liability company agreement of the Surviving Company and the DLLCA, or until their earlier death, resignation or removal, and the managing member of the Surviving Company immediately prior to the Second Effective Time shall remain the managing member after the Second Effective Time in accordance with the provisions of the limited liability company agreement of the Surviving Company;

(D) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be converted into and become one validly issued unit of the Surviving Company; and

(E) each unit of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time and all rights in respect thereof shall forthwith cease to exist.

Section 1.2 Closing. The closing of the Transactions (the “Closing”) shall take place via the electronic exchange of documents and signature pages on the fourth Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver at the Closing of those conditions), or on or at such other date, time or place as is agreed to in writing by the Purchaser and the Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Closing Deliveries and Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a) Payment of Closing Cash Purchase Price. The Purchaser shall deliver to the Seller, as the sole holder of all of the Company Shares issued and outstanding immediately prior to the First Effective Time, an amount in cash equal to the Closing Cash Purchase Price by wire transfer of immediately available funds to the account(s) designated by the Seller (which account(s) shall be designated by the Seller to the Purchaser in writing at least two Business Days before the Closing Date).

(b) Issuance of Closing Stock Consideration. The Purchaser shall issue and deliver to the Seller, as the sole holder of all of the Company Shares issued and outstanding immediately prior to the First Effective Time, the Closing Stock Consideration, duly authorized, validly issued, fully paid and non-assessable and not subject to any option, call, preemptive, subscription or other similar rights and free and clear of all Liens, other than restrictions on transfer imposed by applicable federal and state securities Laws and under the Organizational Documents of the Purchaser, the Stockholders’ Agreement and the Registration Rights Agreement. The Purchaser shall deliver to the Seller evidence of the issuance of the Closing Stock Consideration in book-entry form. The Purchaser shall cause its transfer agent to take such actions as are necessary or advisable to give effect to the issuance of the Closing Stock Consideration at the Closing.

(c) Payment of Seller Reserve Fund. The Purchaser shall pay, or cause to be paid, to the Seller the Seller Reserve Fund, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser at least two Business Days prior to the Closing Date.

(d) Deposit of the Escrow Amount. The Purchaser will deposit, or cause to be deposited, with Acquiom Clearinghouse LLC (the “Escrow Agent”) an amount in cash equal to $10,000,000 (the “Escrow Amount”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent at least two Business Days prior to the Closing Date, which amount shall be held in trust in a separate account (the “Escrow Account”), pursuant to the terms of the Escrow Agreement.

(e) Letter of Transmittal. The Seller shall deliver, or cause to be delivered, to the Purchaser a duly completed and executed Letter of Transmittal.

(f) Escrow Agent Agreement.

(i) The Purchaser shall deliver to the Seller a counterpart signature page to the Escrow Agreement, duly executed by the Purchaser.

(ii) The Seller and the Escrow Agent shall deliver to the Purchaser a duly executed counterpart signature page to the Escrow Agreement, from each of the Seller and the Escrow Agent.

(g) Transaction Expenses Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Acquired Companies, as applicable, all Estimated Transaction Expenses in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified in the Closing Statement or by such other method of payment as may be specified therein; provided that any Transaction Expenses owing to a current or former employee of the Company or any of its Subsidiaries shall be paid to the Company or its applicable Subsidiary for payment through the Company’s or applicable Subsidiary’s payroll system (less all required Tax withholdings) in accordance with the arrangements governing such Transaction Expenses, if any.

(h) Indebtedness Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Acquired Companies, as applicable, the Estimated Indebtedness Amount in accordance with the Closing Statement in respect of the Indebtedness set forth on Section 1.3(h) of the Company Disclosure Schedule.

(i) FIRPTA Certificate. The Company shall deliver to the Purchaser, in substantially the form attached hereto as Exhibit A, a certificate stating that the Company is not and has not been a U.S. real property holding corporation as defined in Section 897(c) of the Code for the period described in Section 897(c)(1)(A)(ii) of the Code together with a notice that the Purchaser may provide or cause to be provided to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that if the Purchaser does not receive the certificate and materials necessary for filing of the notice as described above on or prior to the Closing, the Purchaser’s sole remedy shall be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

(j) Registration Rights Agreement. The Purchaser shall deliver to the Seller a copy of the Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by the Purchaser, and the Seller shall deliver to the Purchaser a counterpart signature page to the Registration Rights Agreement, duly executed by the Seller.

(k) Stockholders’ Agreement. The Purchaser shall deliver to the Seller a copy of the Stockholders’ Agreement, in the form attached hereto as Exhibit C (the “Stockholders’ Agreement”), duly executed by the Purchaser, and the Seller shall deliver to the Purchaser a counterpart signature page to the Stockholders’ Agreement, duly executed by the Seller.

Section 1.4 Seller Reserve Fund. An amount in cash reasonably determined by the Seller and provided to the Purchaser in writing prior to the delivery of the Closing Statement (the “Seller Reserve Fund”) will be withheld from the Base Cash Purchase Price at Closing in accordance with Section 2.1(b) and will be paid by the Purchaser to the Seller pursuant to Section 1.3(c). The Seller Reserve Fund will be retained by or on behalf of the Seller and will be used by the Seller solely to satisfy any potential payments to be made by the Seller hereunder (including with respect to any costs or expenses incurred in connection with the adjustment provisions contained in Section 2.3). The Seller Reserve Fund will be retained by or on behalf of the Seller until such time as the Seller determines in its sole discretion, provided that the Seller Reserve Fund will, at a minimum, be retained until such time as the Final Closing Cash Purchase Price has been determined pursuant to Section 2.3. For U.S. federal income tax purposes, the Seller Reserve Fund will be treated as having been received and voluntarily set aside by the Seller at the time of Closing.

Section 1.5 No Further Rights of Transfer. At and after the First Effective Time, (a) the Seller shall cease to have any rights as an equityholder of the Company, except as otherwise required by applicable Law and except for the right of the Seller to deliver a duly executed and completed Letter of Transmittal in exchange for payment of the Merger Consideration the Seller is entitled to pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of Company Shares shall be made on the transfer books of the Surviving Corporation. Immediately after the First Effective Time, the stock ledger of the Company shall be closed.

Section 1.6 Withholding. The Purchaser, Merger Sub 1, Merger Sub 2, the Company, the Paying Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable state, local or foreign Tax Law; provided that, other than with respect to (a) any deduction or withholding in respect of failure by the Seller to deliver the certificate described in Section 1.3(i) and (b) compensatory payments, the Purchaser shall use reasonable efforts to (i) provide the Person in respect of whom such deduction or withholding would apply with reasonable written notice of its intent to deduct or withhold, (ii) cooperate with such Person to reduce or eliminate the deduction or withholding of such amount to the extent permitted by applicable Law (including cooperating with such Person in seeking refunds of any amounts withheld) and (iii) provide such Person a reasonable opportunity to provide forms or other documentation that would reduce or eliminate the amount of withholding. To the extent that amounts are so deducted or withheld by the Purchaser, Merger Sub 1, Merger Sub 2, the Company, the Paying Agent or any other applicable withholding agent, as the case may be, and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE II

PURCHASE PRICE; POST-CLOSING ADJUSTMENT

Section 2.1 Cash Purchase Price.

(a) At least four Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a written statement (the “Closing Statement”), together with reasonable supporting detail, setting forth:

(i) the Company’s good faith estimates of (A) the Cash Amount (the “Estimated Cash Amount”), (B) the Indebtedness Amount (the “Estimated Indebtedness Amount”), (C) the Transaction Expenses (the “Estimated Transaction Expenses”) and (D) the Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”);

(ii) a list of, and payment instructions for, the payment of the Estimated Transaction Expenses; and

(iii) the calculation of the Closing Cash Purchase Price (based on the estimates referenced in Section 2.1(a)(i)).

(b) For purposes of this Agreement, the term “Closing Cash Purchase Price” means (i) $5,750,000,000 (as may be adjusted from time to time pursuant to Section 2.6, the “Base Cash Purchase Price”), minus (ii) the Estimated Indebtedness Amount, plus (iii) the Estimated Cash Amount (which Estimated Cash Amount shall not exceed $40,000,000 in the United States (the “US Closing Cash Cap”) and $20,000,000 outside the United States (the “Non-US Closing Cash Cap,” and together with the US Closing Cash Cap, the “Closing Cash Cap”) solely for purposes of determining the Closing Cash Purchase Price and not, for the avoidance of doubt, the determination of the Final Closing Cash Purchase Price, in which case no such US Closing Cash Cap or Non-US Closing Cash Cap shall apply), minus (iv) the Estimated Transaction Expenses, plus (v) the Estimated Working Capital Adjustment Amount, minus (vi) the Seller Reserve Fund, minus (vii) the Escrow Amount. For purposes hereof, “Closing Cash Deferred Amount” shall mean the amount by which the Estimated Cash Amount exceeds the Closing Cash Cap.

(c) For purposes of this Agreement, the term “Final Closing Cash Purchase Price” means (i) the Base Cash Purchase Price, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 2.2, plus (iii) the Cash Amount as finally determined pursuant to Section 2.2, minus (iv) the Transaction Expenses, as finally determined pursuant to Section 2.2, plus (v) the Working Capital Adjustment Amount, as finally determined pursuant to Section 2.2, minus (vi) the Seller Reserve Fund, minus (vii) the Escrow Amount.

(d) The Closing Statement shall be prepared in a format consistent with the Sample Closing Statement and in accordance with this Agreement, including the definitions as provided in this Agreement and the Accounting Principles. The Purchaser and its Representatives shall be permitted reasonable access, upon reasonable notice, during normal business hours and without material disruption to the Company’s and its Subsidiaries’ business, to review and obtain copies of the Company’s and its Subsidiaries’ books and records and any work papers (subject to customary access letters and confidentiality undertakings) related to the preparation of the Closing Statement and the adjustments contemplated thereby, in each case, from and after the delivery of the Closing Statement until the Closing. The Purchaser and its Representatives may make reasonable inquiries of the Seller, the Company and their respective accountants regarding questions or disagreements, and the Purchaser and the Company shall, and shall use their reasonable best efforts to cause any such accountants to, cooperate with and respond to such inquiries, in each case from and after the delivery of the Closing Statement until the Closing. At the request of the Purchaser, upon reasonable notice, during normal business hours and without material disruption to the Company’s and its Subsidiaries’ business, the Company shall make available its and its Subsidiaries’ personnel who are knowledgeable about the information contained in, and the preparation of, the Closing Statement, to the Purchaser to advise and assist the Purchaser in its review of the Closing Statement and any objections or disputes with respect thereto, in each case, from and after the delivery of the Closing Statement until the Closing. The Purchaser may, until the Business Day prior to the Closing Date, provide the Company with comments to the Closing Statement and the Company shall consider such comments in good faith and shall revise the Closing Statement by no later than the Business Day prior to the Closing Date if, based on its good faith assessment of the Purchaser’s comments, the Company determines such changes are warranted, which revised statement shall be deemed the Closing Statement for all purposes of this Agreement.

Section 2.2 Final Closing Cash Purchase Price.

(a) As promptly as possible, but in any event within 90 days after the Closing Date, the Purchaser shall deliver to the Seller a statement, together with reasonable supporting detail, showing the Purchaser’s good faith calculation of the Cash Amount, Indebtedness Amount, the Transaction Expenses and the Working Capital Adjustment Amount (the “Preliminary Statement”). Notwithstanding anything to the contrary in this Agreement, the Cash Amount, Indebtedness Amount, the Transaction Expenses and the Working Capital Adjustment Amount (including any estimates of the foregoing pursuant to Section 2.1(a)) (i) shall be determined on a consolidated basis in accordance with the definitions set forth herein and the Accounting Principles and in a format consistent with the Sample Closing Statement and (ii) shall not include any changes arising from any act, decision or event occurring after the Closing or any Indebtedness incurred on or after the Closing arranged by or on behalf of the Purchaser.

(b) The Seller and its Representatives shall be permitted reasonable access to review and obtain copies of the Company’s and its Subsidiaries’ books and records and any work papers (subject to customary access letters and confidentiality undertakings) related to the preparation of the Preliminary Statement and the adjustments contemplated thereby. The Seller and its Representatives may make reasonable inquiries of the Purchaser, the Company and their respective accountants regarding questions or disagreements, and the Purchaser and the Company shall, and shall use their reasonable best efforts to cause any such accountants to, cooperate with and respond to such inquiries. At the request of the Seller, upon reasonable notice, during normal business hours and without material disruption to the Company’s and its Subsidiaries’ business, the Company shall make available its and its Subsidiaries’ personnel who are knowledgeable about the information contained in, and the preparation of, the Preliminary Statement, to the Seller to advise and assist the Seller in its review of the Preliminary Statement and any objections or disputes with respect thereto.

(c) If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). Any Objections Statement shall specify in reasonable detail the nature of any disagreement so asserted and the proposed correct amount for each such item. If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Preliminary Statement to the Seller, the Preliminary Statement shall be final, binding and non-appealable by the Parties. If an Objections Statement is properly delivered, the portion of the Preliminary Statement not subject to dispute pursuant to the Objections Statement shall be final, binding and non-appealable by the Parties. The Seller and the Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement, but if and to the extent they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to the Valuation Firm for resolution. The Valuation Firm shall be instructed to render a determination of the applicable dispute (solely to the extent of such dispute) within 30 days after submission of the matter to the Valuation Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor, and include a certification that it reached such determination in accordance with the definitions as provided in this Agreement and the Accounting Principles. Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Working Capital Adjustment Amount, and the resulting Final Closing Cash Purchase Price calculated with reference to such amounts (solely to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D. The Valuation Firm shall determine, based solely on presentations by the Purchaser and the Seller and their respective Representatives, and not by independent review, only those issues in dispute specifically set forth on the Objections Statement, and shall act as an expert and not as an arbitrator. In resolving any disputed item, the Valuation Firm shall (i) be bound by the principles set forth in this Section 2.2 and (ii) not assign a value to any item greater than the greatest value for such item claimed by the Purchaser in the Preliminary

Statement, and the Seller in the Objections Statement, as the case may be, or less than the smallest value for such item claimed by the Purchaser in the Preliminary Statement, and the Seller in the Objections Statement, as the case may be. The Parties shall cooperate with the Valuation Firm during the term of its engagement, including by executing a customary engagement letter. Neither the Purchaser, the Seller nor any of their respective Affiliates or Representatives shall have any ex parte conversations or meetings with the Valuation Firm in connection with any dispute submitted by the Purchaser and/or the Seller to the Valuation Firm pursuant to this Section 2.2(c) without the prior consent of the other Party. The determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Working Capital Adjustment Amount and the resulting Final Closing Cash Purchase Price calculated with reference thereto, in each case in the manner contemplated by this Section 2.2, shall become final and binding on the Parties on the date the Valuation Firm delivers its final resolution in writing to the Seller and the Purchaser absent manifest error or fraud. The costs and expenses of the Valuation Firm shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage of the dollar value of the disputed amounts (as submitted to the Valuation Firm) determined in favor of the other Party by the Valuation Firm bears to the dollar value contested by such Party in the written presentation to the Valuation Firm. For example, if the Seller submits an Objections Statement to the Valuation Firm for $1,000, and if the Purchaser contests to the Valuation Firm only $500 of the amount claimed by the Seller, and if the Valuation Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Seller.

Section 2.3 Post-Closing Adjustment Payment.

(a) If the Final Closing Cash Purchase Price is greater than the Closing Cash Purchase Price (such difference, the “Excess Amount”), promptly after the date the Final Closing Cash Purchase Price is finally determined pursuant to Section 2.2 (but in any event within five Business Days thereafter), (i) the Purchaser shall pay, or cause to be paid, to the Seller the lesser of (A) the Excess Amount plus the Closing Cash Deferred Amount and (B) the Escrow Amount plus the Closing Cash Deferred Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller to the Purchaser and (ii) the Purchaser and the Seller will instruct the Escrow Agent to distribute the Escrow Amount to the Seller. For the avoidance of doubt, in no event will the Purchaser be liable to the Seller or its Affiliates under this Section 2.3 for any amount in excess of $10,000,000 plus the Closing Cash Deferred Amount.

(b) If the Final Closing Cash Purchase Price is less than the Closing Cash Purchase Price (the absolute value of such difference, the “Shortfall Amount”), promptly after the date the Final Closing Cash Purchase Price is finally determined pursuant to Section 2.2 (but in any event within five Business Days thereafter), (i) the Purchaser and the Seller will instruct the Escrow Agent to distribute to the Purchaser, out of the balance of the Escrow Account, an amount equal to the lesser of (A) the Shortfall Amount and (B) the Escrow Amount and (ii) in the event the Shortfall Amount is less than the Escrow Amount, the Purchaser and the Seller shall instruct the Escrow Agent to distribute to the Seller all amounts remaining in the Escrow Account after giving effect to the release described in the foregoing clause (i) (if any). For the avoidance of doubt, in no event will the Seller be liable to the Purchaser or its Affiliates under this Section 2.3 for any amount in excess of the Escrow Amount and the Escrow Amount will be the Purchaser’s sole source of recourse and recovery hereunder.

(c) If the Final Closing Cash Purchase Price is equal to the Closing Cash Purchase Price, promptly after the date the Final Closing Cash Purchase Price is finally determined pursuant to Section 2.2 (but in any event within five Business Days thereafter), the Purchaser and the Seller will instruct the Escrow Agent to distribute the Escrow Amount to the Seller, and no further payments will be due from the Purchaser to the Seller or its Affiliates, or from the Seller to the Purchaser or its Affiliates, under this Section 2.3.

(d) Any amount paid under this Section 2.3 shall be treated as an adjustment to the consideration paid for the Company Shares pursuant to this Agreement for Tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

(e) For the avoidance of doubt, there shall be no post-Closing adjustment with respect to the Closing Stock Consideration.

Section 2.4 Paying Agent. Prior to the Closing, the Purchaser and the Seller shall designate the Paying Agent to act as agent for the distribution of the Closing Cash Purchase Price and any other amounts payable to the Seller hereunder, in each case in accordance with the Paying Agent Agreement. Unless otherwise specified by the Seller in writing to the Purchaser, all amounts to be paid to the Seller hereunder shall be paid to the Paying Agent for further distribution to the equityholders of the Seller in accordance with the wire and payment instructions provided by the Seller from time to time; provided that, any amounts owing to a current or former employee of the Company or any of its Subsidiaries shall be paid to the Company or its applicable Subsidiary for payment through the Company’s or applicable Subsidiary’s payroll system (less all required Tax withholdings) (it being understood that nothing in this Section 2.4 shall limit the inclusion of any such amounts in Transaction Expenses).

Section 2.5 Changes in Purchaser Common Stock. If, at any time between, and inclusive of, the date of this Agreement and the Closing, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization (or any record date or ex-dividend date with respect to the foregoing shall have occurred prior to the issuance of the Closing Stock Consideration), the definition of Closing Stock Consideration and, if applicable, the Purchaser Common Stock Price, shall each be equitably adjusted to reflect such change; provided that, nothing in this Section 2.5 shall be construed to permit the Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.6 Change in Mix of Consideration. Prior to the Closing, the Purchaser may issue, in one or more offerings, additional shares of Purchaser Common Stock, whether in a private placement to a third party or in a public offering (each, an “Equity Financing”). If the Purchaser consummates any such Equity Financing on or prior to the Closing, the Purchaser may request that the Seller agree to amend this Agreement (which the Seller shall consider in good faith) to permit the Purchaser to use some or all of the net proceeds thereof to (i) increase the Base Cash Purchase Price (the amount of such increase, the “Additional Cash Amount”), and (ii) reduce the Closing Stock Consideration by a number of shares equal to (A) the Additional Cash Amount divided by (B) $55.4852 (the “Purchaser Common Stock Price”); provided that (x) the aggregate Additional Cash Amount shall not exceed $500,000,000 and (y) any Additional Cash Amount and any corresponding reduction to the Closing Stock Consideration will be allocated among the Company Shares so that any share of a class or series of Company Shares is entitled, following such allocation, to the same amount of the Closing Cash Purchase Price and the Closing Stock Consideration as that of any other share of the same class or series, as applicable. Subject to the same restrictions that apply to the Company’s cooperation requirements with respect to the Debt Financing that are set forth in Section 6.15(b), the Acquired Companies shall use commercially reasonable efforts to provide reasonable cooperation that is customary and reasonably requested by the Purchaser in connection with an Equity Financing. Section 6.15(h) shall apply with respect to the Acquired Companies’ cooperation with the Equity Financing to the same extent as its cooperation with any Debt Financing hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser Parties that, except as set forth in the corresponding section or subsection of the disclosure schedule delivered to the Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

Section 3.1 Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or license necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Acquired Companies of the Transactions by the Outside Date. The Company has made available to Purchaser true, correct and complete copies of the Company Charter Documents, each as amended to date. The Company is not in violation of the Company Charter Documents.

Section 3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority, and has taken all necessary corporate action required, to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Transactions (subject only to receipt of the Stockholder Consent). The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company, other than receipt of the Stockholder Consent, are necessary to authorize (i) the execution and delivery of this Agreement and such other Transaction Documents by the Company; (ii) the performance by the Company of its covenants and obligations hereunder and thereunder; or (iii) the consummation of the Transactions. Prior to the execution of this Agreement, the board of directors of the Company, by resolutions duly adopted at a meeting duly called and held or via unanimous written consent, has (A) approved and authorized the execution and delivery of this Agreement, (B) approved the consummation of the Transactions, (C) determined that the execution and delivery of this Agreement and the consummation of the Transactions are advisable, (D) recommended that the Seller, as the sole stockholder of the Company, approve and adopt this Agreement and the Transactions, and (E) directed that this Agreement and the principal terms of the Transactions be submitted to the sole stockholder of the Company for its approval and adoption. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (y) is subject to general principles of equity (the “Enforceability Limitations”).

Section 3.3 Non-Contravention. Except as set forth on Section 3.3 of the Company Disclosure Schedule, the execution and delivery of this Agreement or the other Transaction Documents to which it is a party by the Company, the fulfillment of and performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions do not and will not (a) violate, result in any breach of or conflict with any provision of the Company Charter Documents; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which any Acquired Company is a party or by which any of their respective assets or properties are bound; (c) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any Law applicable to the Company or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Acquired Company, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect and that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Acquired Companies of the Transactions by the Outside Date.

Section 3.4 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority or government-sponsored entity is required on the part of the Company in connection with (a) the execution and delivery of this Agreement or the other Transaction Documents by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement or the other Transaction Documents; or (c) the consummation of the Transactions, except (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws; (iii) filing the First Certificate of Merger in connection with the First Merger and filing the Second Certificate of Merger in connection with the Second Merger; (iv) receipt of the other Regulatory Approvals and (v) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Acquired Companies of the Transactions by the Outside Date.

Section 3.5 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 100,000 shares of Company Class A Common Stock, (ii) 11,000,000 shares of Company Class B Common Stock, (iii) 100,000 shares of Company Class C Common Stock and (iv) 100,000,000 shares of Company Class D Common Stock. As of the date hereof, (A) 10,416.4701 shares of Company Class A Common Stock, 8,857,511 shares of Company Class B Common Stock, 23,985.9115 shares of Company Class C Common Stock, and 64,656,521.4967 shares of Company Class D Common Stock are issued and outstanding; and (B) no shares of Company Shares were held by the Company as treasury shares. All outstanding shares of Company Shares are validly issued, fully paid, nonassessable, issued and granted in compliance with all applicable securities Laws and free of any preemptive rights.

(b) Company Securities. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, there are (i) other than the Company Shares, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding subscriptions, puts, calls, options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Shares, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. The Company does not have a stockholder rights plan in effect. None of the Company’s Subsidiaries owns any Company Securities.

(c) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

Section 3.6 Subsidiaries; Holding Companies.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company as of the date of this Agreement. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or license necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions to the Company, except for restrictions on dividends or distributions under generally applicable Laws or under the Company Credit Facility. The Company has made available to Purchaser true, correct and complete copies of the Organizational Documents of each Subsidiary of the Company, each as amended to date. No Subsidiary of the Company is in violation of its respective Organizational Documents in any material respect.

(b) All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary are (i) owned directly or indirectly by the Company free and clear of all Liens other than Permitted Liens, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable foreign or domestic securities Laws and (ii) have been duly authorized, validly issued and are fully paid and nonassessable. Neither the Company nor any of the Company’s Subsidiaries has any commitments (whether written or verbal) to issue or grant, (w) shares of capital stock of, or other equity or voting interest in, any of the Company’s Subsidiaries, (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, any of the Company’s Subsidiaries, (y) subscriptions, puts, calls, options, warrants or other rights or binding arrangements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, any of the Company’s Subsidiaries, or (z) restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any of the Company’s Subsidiaries. There are no voting proxies or similar arrangements or understandings with respect to the voting of any shares of capital stock of, or other equity or voting interest in, any of such Subsidiaries; other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable foreign or domestic securities Laws, restrictions pursuant to such Subsidiaries’ respective Organizational Documents or contained in the Company Credit Facility, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, any of the Company’s Subsidiaries; and no other obligations by any of the Company’s Subsidiaries to make any payments based on the price or value of any shares of capital stock of, or other equity interests of any of such Subsidiaries.

(c) Except as set forth on Section 3.6(a) or Section 3.6(c) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest, or other equity, voting or ownership interest in any other Person (other than any Subsidiaries that are, directly or indirectly, wholly owned by the Company), or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is the Company under any current or prospective obligation to form or participate in or make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

(d) Each of the Company, Adenza Intermediate I, LLC and Adenza Intermediate II, LLC is a holding company and was incorporated or formed for the sole purpose of acquiring and holding, directly or indirectly, outstanding shares of capital stock of Adenza Group, and has not (a) owned any material assets other than any shares of capital stock of or units of membership interest or other equity interests in the Acquired Companies, (b) other than in connection with its formation, incurred any material Indebtedness or other material liability or (c) engaged in any material commercial business operations, activities or investments other than with respect to ownership of the shares of capital stock of or units of membership interest or other equity interests in the Acquired Companies.

Section 3.7 Financial Statements; Internal Controls.

(a) Financial Statements. Set forth on Section 3.7(a)-1 of the Company Disclosure Schedule are true and complete copies of: (i) the unaudited consolidated balance sheet of Adenza Group, Inc., a Delaware corporation and wholly owned indirect Subsidiary of the Company (“Adenza Group”), as of March 31, 2023 (the “Latest Balance Sheet” and the date thereof, the “Balance Sheet Date”) and the related statements of income and cash flows for the three-month period then ended and (ii) the audited consolidated balance sheet of Adenza Group as of December 31, 2021 and December 31, 2022 and the related statements of income and cash flows for each of the 12-month periods then ended (collectively with any notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared from and in accordance with the books of account and financial records of Adenza Group and in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition, cash flows and results of operations of Adenza Group (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items (which if presented would not differ materially from those presented in the audited financial statements) and (y) changes resulting from normal and recurring year-end audit adjustments (the effect of which is not expected to, individually or in the aggregate, be material). The matters set forth on Section 3.7(a)-2 of the Company Disclosure Schedule are true and correct.

(b) Internal Controls. The Acquired Companies have established and maintain a system of internal accounting controls that are in all material respects sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of the Company’s management and the Seller; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies. None of the Acquired Companies nor, to the Knowledge of the Company, any of their respective directors, officers, or independent registered public accounting firms has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Acquired Companies; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Acquired Companies.

(c) Off-Balance Sheet Arrangements. Except as set forth on Section 3.7(c) of the Company Disclosure Schedule, no Acquired Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among an Acquired Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) Secured Cash Management Obligations. There are no Secured Cash Management Obligations (as defined under the Company Credit Facility).

Section 3.8 No Undisclosed Liabilities. Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Acquired Companies, taken as a whole, have no liabilities, other than liabilities: (a) specifically reflected and adequately reserved against in the Latest Balance Sheet; (b) arising pursuant to this Agreement or incurred in connection with the Transactions that constitute Transaction Expenses; (c) incurred in the ordinary course of business on or after the Balance Sheet Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement or misappropriation); (d) liabilities that are executory performance obligations arising under Contracts to which an Acquired Company is a party or otherwise bound and not relating to any breach or non-performance by any Acquired Company; or (e) that would not have a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since December 31, 2022, (i) the Acquired Companies have operated in the ordinary course of business in all material respects (other than as a result of pursuing the Transactions) and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since the Balance Sheet Date through the date hereof, except as set forth on Section 3.9(b) of the Company Disclosure Schedule, the Acquired Companies have not taken any action that would be prohibited by clauses (d), (e), (f), (i), (m), (t) or (v) (to the extent relating to the foregoing clauses) of Section 6.1 if taken or proposed to be taken after the date hereof.

Section 3.10 Material Contracts.

(a) List of Material Contracts. Section 3.10(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Material Contracts to or by which an Acquired Company is a party or is bound as of the date hereof (other than any Material Contracts listed in Section 3.15(a) of the Company Disclosure Schedule and excluding any purchase orders, order forms or invoices entered into in the ordinary course of business that do not contain any material terms or modifications to the principal agreement (other than with respect to price and quantity)), and a true, correct and complete copy of each such Material Contract has been made available to the Purchaser.

(b) Validity. Each Material Contract is valid and binding on the Acquired Companies and is in full force and effect (except (i) as limited by the Enforceability Limitations or (ii) as a result of any Contract that is terminable by any party thereto without penalty on 90 days’ or less notice being terminated pursuant to such provision and not as a result of any breach or default by an Acquired Company), and neither an Acquired Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by an Acquired Company, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. No Acquired Company has received any written notice or other written communication from any party to a Material Contract relating to such party’s intent to modify (in a detrimental manner), terminate or fail to renew the arrangements and relationships set forth therein (except as a result of normal contract expirations or non-renewals in the ordinary course of business not as a result of any breach or default by an Acquired Company of any material obligations thereunder), asserting a material breach by any Acquired Company of such arrangements, or contesting, objecting to, otherwise disputing any renewal or extension of any Material Contract.

(c) Notices from Material Customers or Vendors. Since the Balance Sheet Date to the date hereof, none of the Acquired Companies has received any notice in writing from or on behalf of any Material Customer or Material Vendor indicating that such Material Customer or Material Vendor intends to terminate, or not renew, any Contract with such Material Customer or Material Vendor. None of the Acquired Companies is actively engaged in any material dispute with any Material Customer or Material Vendor. Since the Balance Sheet Date to the date hereof, no Material Customer has materially decreased its usage of products or services of any Acquired Company nor, to the Knowledge of Company, does any Material Customer intend to do so. Since the Balance Sheet Date to the date hereof, no Material Vendor has materially increased the pricing charged to Acquired Company nor, to the Knowledge of the Company, has any Material Vendor provided written notice of its intent to do so.

(d) Contract Database. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, (i) the Acquired Companies maintain full executed copies of all Contracts with customers pursuant to which the Acquired Companies currently derive revenue, and (ii) each such Contract has been properly uploaded or otherwise integrated into the Acquired Companies’ contract management databases or other similar systems.

(e) Specified Contracts.

(i) A true, correct and complete copy of each Contract for the provision of services by any Acquired Company where the potential liability of such Acquired Company for breach may be uncapped has been made available to the Purchaser.

(ii) Prior to the Closing, the Company will have provided or made available to the Purchaser, a true, correct and complete copy of each Contract for the provision of services by any Acquired Company where the potential liability of such Acquired Company for indemnification (in each case other than with respect to claims relating to infringement of Intellectual Property of any other Person, claims relating to breaches of confidentiality provisions or acts of gross negligence, willful misconduct or fraud by such Acquired Company) (x) exceeds four (4) times the annual amount of fees payable to such Acquired Company under such Contract, or (y) may be uncapped (each of the Contracts provided or made available or required to be provided or made available pursuant to this Section 3.10(e), a “Specified Contract”).

Section 3.11 Real Property; Assets.

(a) Owned Real Property. No Acquired Company owns or has owned any Owned Real Property.

(b) Leased Real Property. Section 3.11(b) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which any Acquired Company uses or occupies, or has the right to use or occupy, now or in the future, any real property that provides for payments by the Acquired Companies in excess of $500,000 per annum (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to the Purchaser true, correct and complete copies of all Leases (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Acquired Companies of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. An Acquired Company has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). Neither an Acquired Company, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease, and no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by an Acquired Company or, to the Knowledge of the Company, any other party thereto. To the Knowledge of the Company, there are no pending or threatened condemnation proceedings against the Leased Real Property. Except as would not have a Company Material Adverse Effect, (x) the Leased Real Property is in good operating condition and repair, reasonable wear and tear excepted, and is suitable for the uses for which they are being used and (y) the operations of the Acquired Companies do not nor does any Leased Real Property violate any applicable building code, zoning requirement or other Law relating to such property or operations thereon.

(c) Subleases. Section 3.11(c) of the Company Disclosure Schedule contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than an Acquired Company, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company there are no disputes with respect to such Sublease and (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, an Acquired Company. Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, other than pursuant to such Subleases, an Acquired Company currently occupies all of the Leased Real Property for the operation of its business and, to the Knowledge of the Company, there is no other Person with a right to occupy the Leased Real Property.

(d) Assets. Except as would not have a Company Material Adverse Effect, the Acquired Companies have good and marketable title to, or, in the case of leases of tangible properties and assets, a valid leasehold interest in, or, in the case of licensed tangible assets, a valid license to use, all tangible properties and assets owned, leased, or licensed, respectively, by the Acquired Companies (whether real or personal) free and clear of all Liens (other than Permitted Liens). Except as would not have a Company Material Adverse Effect, the items of equipment owned or leased by the Acquired Companies (i) are adequate in all material respects for the conduct of the business of the Acquired Companies as currently conducted, and (ii) are in good operating condition and repair, subject to normal wear and tear.

Section 3.12 Environmental Matters. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, no Acquired Company (a) has received any written notice or communication alleging that an Acquired Company has violated, or has any liability under, any applicable Environmental Law that has not been fully resolved; (b) has transported, produced, manufactured, processed, used, generated, treated, handled, stored, released, emitted, or disposed or arranged for the disposal of, any Hazardous Substances in violation of, or in any manner giving rise to liability or obligation under, any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of, or in any manner giving rise to liability or obligation under, any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Acquired Companies with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; or (e) since the Lookback Date has failed or is failing to comply with any Environmental Law. The Company has made available to Purchaser true, correct and complete copies of all material environmental reports, audits, and assessments relating to the Company’s current operations and properties that are in the possession of any Acquired Company.

Section 3.13 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. The Company has provided or made available a true, correct and complete list of all (i) Company Registered Intellectual Property as of the date hereof (and which shall be updated as of the Closing Date) and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered; and (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) to which an Acquired Company is a party that are related to any Company Registered Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, all Company Registered Intellectual Property is subsisting and not invalid or unenforceable.

(b) No Order. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, no items of Company Intellectual Property are subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding or outstanding order adversely affecting the validity or enforceability of, or the Acquired Companies’ ownership of, or restricting in any manner the use, transfer or licensing thereof by an Acquired Company of such Company Intellectual Property or any of the Acquired Companies’ products or services.

(c) Absence of Liens. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies exclusively own and have good and valid legal and equitable title to each item of Company Intellectual Property and have sufficient rights to all Business IP, in each case, free and clear of any Liens (other than Permitted Liens), all of which rights shall survive the consummation of the transactions contemplated by this Agreement without being terminated or materially changed. Neither the execution and delivery of nor performance by any Acquired Company under this Agreement, nor the consummation of the transactions contemplated by this Agreement, will, under any Contract to which any Acquired Company is bound, result in Purchaser or its Affiliates (other than the Acquired Companies) or, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies being (i) bound by or subject to any obligation to grant licenses, covenants not to assert, or other rights with respect to any Intellectual Property, which such Person was not bound by or subject to prior to the Closing, or (ii) obligated to pay any royalties, fees or other payments to any Person, with respect to Intellectual Property, in excess of those obligations of such Person prior to the Closing.

(d) No Infringement. The operation of the business of each Acquired Company (including the Acquired Companies’ development, manufacture, use, sale commercialization or other exploitation of any Acquired Company’s products or services) does not infringe, misappropriate, dilute or otherwise violate, and since the Lookback Date has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction in a manner that would, individually or in the aggregate, reasonably be expected to result in material liability.

(e) No Notice of Infringement. Since the Lookback Date, neither the Company nor any of its Subsidiaries or former Subsidiaries has received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of an Acquired Company or any Acquired Company’s products or services infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person in any material respect.

(f) No Third Person Infringement. Since the Lookback Date, no Acquired Company has provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property, and, to the Knowledge of the Company, no such activity is occurring as of the date of this Agreement except as would not have a Company Material Adverse Effect.

(g) Proprietary Information. The Acquired Companies and each of their former Subsidiaries have taken commercially reasonable steps to protect and preserve the Acquired Companies’ and their former Subsidiaries’ rights in their material confidential information and material trade secrets and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, no such confidential information or trade secrets have been, since the Lookback Date, disclosed to or otherwise used by any Person except pursuant to a valid and enforceable non-disclosure agreement that, to the knowledge of the Company, has not been breached by such Person.

(h) Data Security Requirements and Privacy. The Acquired Companies: (i) have established, implemented and maintain in all material respects commercially reasonable policies and procedures designed to protect the security, integrity and privacy of personally identifiable information, as defined under any applicable Law, and bank account and all other financial information collected by the Acquired Companies (“Protected Information”) that are commercially reasonable and consistent in all material respects with (A) all applicable Laws, (B) any contractual commitments of the Acquired Companies and (C) any publicly facing policies adopted by the Company, in each case of clauses (A) through (C), related to data privacy and data security (clauses (A) through (C), collectively, the “Data Security Requirements”); and (ii) are and have been , since the Lookback Date, in compliance in all material respects with such Data Security Requirements. Since the Lookback Date, there has been no unauthorized access to, or any unauthorized use, disclosure, loss or theft of, or security breaches relating to, Protected Information received, or transmitted, by, or in the possession, custody or control of any Acquired Company that has resulted in or is reasonably expected to result in material liability to any Acquired Company or an obligation for any Acquired Company to notify any Governmental Entity or other Person. The Acquired Companies have entered into written agreements with all third-party service providers, outsourcers, processors or other third Persons who process Protected Information for or on behalf of the Acquired Companies that obligate such Persons to comply, in all material respects, with all applicable Laws related to data privacy and data security and to protect and secure Protected Information from loss, theft, misuse or unauthorized use, access, modification or disclosure.

(i) No Notice of Privacy Violation. The Acquired Companies have not, since the Lookback Date (or before the Lookback Date, with respect to active matters), received any notice (including any enforcement notice), letter, or complaint, in writing, alleging, or providing notice of any investigation concerning, any material noncompliance with any Data Security Requirements, and no Person has, since the Lookback Date (or before the Lookback Date, with respect to active matters), commenced or, to the Knowledge of the Company, threatened any Legal Proceeding against Seller or any Acquired Company relating to the collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Protected Information.

(j) Data Rights. The use of the Company IT Assets by or on behalf of the Acquired Companies, and the use, processing, collection and storage of Protected Information in connection therewith or otherwise in connection with the business of each Acquired Company, has not violated since the Lookback Date, and does not violate, any applicable Law or obligation under any Contract related to data privacy and data security in respect of such systems and data in a manner that has resulted in or is reasonably expected to result in material liability to the Company or any of its Subsidiaries. Neither the negotiation, execution, delivery or performance of this Agreement by the Acquired Companies, nor the consummation of the transactions contemplated by this Agreement by the Acquired Companies, nor any disclosure or transfer of information by the Acquired Companies in connection therewith, will materially breach or otherwise cause any material violation of any Data Security Requirements or require the consent, waiver or authorization of, or declaration filing or notification to, any Person under any such Data Security Requirements.

(k) Information Technology. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, the Company IT Assets (i) operate and perform in accordance with their documentation and functional specifications, (ii) are sufficient for the current needs of the business of each Acquired Company and (iii) have not malfunctioned or failed during the three-year period immediately prior to the date of this Agreement in a manner that has caused material disruption to the business operations of any Acquired Company. Since the Lookback Date, there has been no unauthorized access to or unauthorized use of the Company IT Assets, or the information stored or contained therein or transmitted thereby, in each case, in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability or business disruption to the Acquired Companies or their businesses, or any obligation by or on behalf of any Acquired Company to notify, or make any filing with, any Governmental Entity or other Person.

(l) Products and Source Code. There are (i) no defects in any of the products or services of the Acquired Companies that would prevent the same from performing materially in accordance with the Acquired Companies’ obligations to customers under written customer agreements (other than ordinary course bugs that would reasonably be expected to be resolved by the Acquired Companies) and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the products and services of the Acquired Companies. An Acquired Company owns the copyright in all software code (i) of any material product or service of the Acquired Companies (other than open source or third-party software components in such products or services used under valid licenses) and (ii) that is or was authored or developed by or on behalf of the Acquired Companies. The Acquired Companies possess, and will possess immediately following the Closing, all source code and other materials used by the Acquired Companies in the development and maintenance of the products and services of the Acquired Companies and they have no duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, and have not disclosed, delivered, licensed, or otherwise made available, any source code or other trade secret that, individually or in the aggregate, embodies material Company Intellectual Property to any Person (other than (x) employees, contractors and consultants working for or on behalf of an Acquired Company that have entered into written confidentiality Contracts with an Acquired Company governing such Person’s receipt and use of such source code or trade secret and (y) source code escrow obligations in favor of customers pursuant to the Acquired Companies’ escrow agreements disclosed in Section 3.13(l) of the Company Disclosure Schedule).

(m) Open Source Software. Except as set forth on Section 3.13(m) of the Company Disclosure Schedule, no product or service of the Acquired Companies is distributed, made available, incorporated or linked with any software that is licensed to the Acquired Companies pursuant to an open source, public-source, freeware or other third-party license agreement in a manner that, in each case, requires or purports to require that the Acquired Companies make available any source code that embodies Company Intellectual Property for any product or service of the Acquired Companies or in a manner that requires any material product or service of the Acquired Companies to be made available at no charge or otherwise imposes any restriction on the consideration to be charged, or grants, or purports to grant, to any third Person any rights or immunities under any material Company Intellectual Property. The Acquired Companies are in compliance in all material respects with the terms and conditions of all relevant licenses for open source software.

(n) Confidentiality and Ownership. All Persons (including current and former employees, contractors and consultants of the Acquired Companies) who participated in the creation, invention, modification, improvement or development of material Company Intellectual Property or products or services for any of the Acquired Companies have executed and delivered to each applicable Acquired Company a written agreement (i) providing for the non-disclosure by such Person of any confidential information or trade secrets, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Acquired Company of any Intellectual Property arising out of such Person’s employment, engagement or contract with the Acquired Company (except to the extent that ownership of such Intellectual Property otherwise vests in the Acquired Companies by operation of law), and, to the knowledge of the Company, no Person is in breach of any such agreement.

Section 3.14 Tax Matters.

(a) Tax Returns and Taxes Paid. The Acquired Companies have (i) duly and timely filed all material Tax Returns required to be filed by the Acquired Companies (taking into account any valid extensions of the due date for filing) and all such Tax Returns are true, correct and complete in all material respects; and (ii) duly and timely paid all material Taxes due and payable. The Acquired Companies have not executed any modification or waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired and no request for any such modification, waiver or extension is currently pending. All material Taxes not yet due and payable by an Acquired Company or required to be reserved for in accordance with GAAP, have been, in all material respects, properly and adequately accrued or reserved for, in the case of such Taxes in respect of periods ending on or before the Balance Sheet Date, on the Latest Balance Sheet, and otherwise, on the books of account of the Acquired Companies, in each case, in accordance with GAAP. No Acquired Company has incurred any liability for material Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

(b) Withholding. The Acquired Companies have (i) timely deducted, collected or withheld with respect to their respective employees, creditors, stockholders, independent contractors, customers, vendors and other third Persons (and paid over any amounts deducted, collected or withheld to the appropriate Tax authority in accordance with applicable Law) all material Taxes required to be deducted, collected or withheld and (ii) otherwise complied in all material respects with all applicable Law relating to the withholding, collection and remittance of Taxes (including information reporting requirements and the collection of any documentation required to support an exemption from, or reduced rate of, withholding).

(c) No Audits. No audits, disputes, proceedings or other examinations with respect to a material amount of Taxes of the Acquired Companies are presently in progress or have been asserted or proposed in writing. No written claim has been received by the Acquired Companies since the Lookback Date from a Governmental Authority in a jurisdiction where the Acquired Companies does not file Tax Returns of a particular type that the Acquired Companies are or may be subject to a material amount of Tax, or required to file Tax Returns, in that jurisdiction. No deficiency, claim, adjustment or issue with respect to a material amount of Taxes has been proposed, asserted, threatened or assessed against any Acquired Company which deficiency, claim, adjustment or issue has not been fully resolved by payment.

(d) Spin-offs. None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the two-year period ending on the date of this Agreement.

(e) No Listed Transaction. The Acquired Companies have not engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(f) Secondary Liability. The Acquired Companies (i) are not a party to or bound by, and currently do not have any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; and (ii) do not have any material liability for the Taxes of any Person other than an Acquired Company pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, or otherwise by operation of Law. None of the Acquired Companies has been a member of an affiliated, combined, unitary, consolidated or similar group for tax purposes (other than a group the common parent of which was an Acquired Company).

(g) Post-Closing Income and Deductions. The Acquired Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or paid or deferred revenue accrued; or (v) intercompany transaction, intercompany account or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or existing prior to the Closing.

(h) Liens. There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Acquired Companies.

(i) Agreements with Tax Authorities. No closing agreements, private letter rulings, technical advice memoranda, advance pricing agreements or similar agreements or rulings have been entered into with or issued by any Governmental Authority with respect to the Acquired Companies that would bind any Acquired Company in any taxable period (or portion thereof) after the Closing and no requests for any such closing agreements, private letter rulings, technical advice memoranda, advance pricing agreements or similar agreements or rulings are currently pending. No Acquired Company is the beneficiary of any Tax holidays, deferrals, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements.

(j) CARES Act. No Acquired Company has deferred the payment of any Tax that remains unpaid or claimed or received any Tax refund or credit pursuant to the CARES Act, any Treasury Regulations or other guidance issued thereunder or in connection therewith or any other Tax legislation related to Coronavirus.

(k) Sales Tax. Each Acquired Company is registered for value-added Tax, sales Tax, use Tax, goods and services Tax or any similar Tax in each jurisdiction where it is required to be so registered and has complied, in all material respects, with all Laws related to such Taxes, including any obligation to collect and remit any such Taxes in respect of services provided by it.

(l) Transfer Pricing. Each Acquired Company is in compliance in all material respects with all applicable transfer pricing Laws, and has duly and timely prepared and properly maintained in all material respects complete and accurate transfer pricing documentation which it is required by applicable transfer pricing Laws to prepare and maintain.

(m) Tax Residence. No Acquired Company (i) is or has been resident for Tax purposes in a jurisdiction outside of its jurisdiction of organization or incorporation; (ii) has, or has ever had, a permanent establishment or other taxable presence in any country other than its jurisdiction of organization or incorporation; and (iii) is, or has ever been, subject to income Tax in a jurisdiction outside its jurisdiction of organization or incorporation.

(n) Section 965(h) Election. No Acquired Company has made an election under Section 965(h) of the Code.

Section 3.15 Employee Plans.

(a) Employee Plans. Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material Employee Plans. An Employee Plan will not be considered material for purposes of the foregoing sentence to the extent it is an employment agreement or offer letter that is substantially on a form made available to the Purchaser and does not contain unique commitments regarding compensation or severance. For purposes of this Agreement, “Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) other employment, bonus, benefit, incentive (including equity-based incentive) compensation, profit sharing, savings, retirement, disability, welfare benefit insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement maintained or contributed to or required to be contributed to by any of the Acquired Companies or their respective Affiliates for the benefit of any current or former employee, director or other individual service provider of the Acquired Companies or with respect to which the Acquired Companies have any liability, contingent or otherwise, but other than any plan, program, policy, practice, contract, agreement or arrangement sponsored or maintained by a Governmental Authority. With respect to (x) each material Employee Plan in the United States, to the extent applicable, the Company has made available to the Purchaser true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the current plan documents and the most recent summary plan descriptions (or, in the case of unwritten plans, written descriptions of the material terms thereof); (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (E) any notices or other material non-routine correspondence to or from the IRS or any office or representative of the United States Department of Labor or any other Governmental Authority in respect of any such Employee Plan since the Lookback Date; (F) the most recently prepared financial statements and actuarial reports; and (y) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee or other individual service provider of the Acquired Companies whose principal work location is outside of the United States (each such plan without regard to materiality, an “International Employee Plan”), to the extent applicable and available, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; (B) any document comparable to the determination letter referenced pursuant to clause (x)(B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable Tax treatment; (C) the current plan documents and the most recent summary plan descriptions (or, in the case of unwritten plans, written descriptions thereof); and (D) the most recently prepared financial statements and actuarial reports.

(b) Absence of Certain Plans. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, none of the Acquired Companies maintains, sponsors or participates in, or contributes to or is required to contribute to, or has any liability or obligation, contingent or otherwise (including on account of any plan since the Lookback Date or as a result of another entity, trade or business, whether or not incorporated, that would be treated as a single employer with the Company pursuant to Section 414 of the Code (an “ERISA Affiliate”)) with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. All required contributions to the Employee Plans, and all premiums due or payable with respect to insurance policies funding the Employee Plans, have been timely and accurately made or paid in all material respects and no Employee Plan has any unfunded or underfunded liabilities that would require disclosure against Section 3.7 or Section 3.8 hereof. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and no circumstances exist that would reasonably be expected to affect the qualified status of any such Employee Plan.

(d) Employee Plan Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure, and to the Knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to any such material Legal Proceedings. The Acquired Companies have received no notice (i) that an Employee Plan is under audit or is the subject of an investigation by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, or (ii) that any such audit or investigation is pending or threatened.

(e) No Prohibited Transactions. None of the Acquired Companies, and, to the Knowledge of the Company, any of their ERISA Affiliates, respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed against an Acquired Company pursuant to Section 502(i) of ERISA or a material Tax imposed on an Acquired Company by Section 4975 of the Code.

(f) No Welfare Benefit Plan. Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, no Employee Plan provides post-termination or retiree life insurance or health benefits to any Person, except as may be required by Section 4980B of the Code or any similar applicable Law.

(g) No Additional Rights. Except as set forth on Section 3.15(g) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, vesting, exercisability, funding or delivery of, any payment or benefit (including severance, change in control, stay or retention bonus or otherwise) to any current or former employee or other service provider of the Company or its Subsidiaries; (ii) materially increase any compensation or benefits otherwise payable to any such employee or service provider; (iii) result in the acceleration of the time of payment or vesting of any such benefits; (iv) result in the forfeiture of compensation or benefits; or (v) result in any limitation on the right of the Company or its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust.

(h) Section 280G. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, no payment or benefit or acceleration thereof that could be made by the Acquired Companies or any ERISA Affiliate could be characterized as a parachute payment within the meaning of Section 280G of the Code, and the Acquired Companies have no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code or otherwise.

(i) Section 409A and other Tax Matters. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and the Acquired Companies have no obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A of the Code. Except as set forth on Section 3.15(i) of the Company Disclosure Schedule, (x) each Class B Unit in the Seller granted to U.S. tax residents under the Amended and Restated Seller Incentive Equity Plan is intended to be treated as a profits interest for U.S. federal income tax purposes and satisfies the requirements for such treatment and (y) to the Knowledge of the Company, each holder of such Class B Units that is a U.S. tax resident has made a timely and valid election under Section 83(b) of the Code with respect thereto.

(j) International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws. Furthermore, no International Employee Plan has unfunded liabilities that would require disclosure against Section 3.7 or Section 3.8 hereof.

Section 3.16 Labor Matters.

(a) Union Activities. Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, the Acquired Companies are not a party to or bound by any collective bargaining agreement or labor union contract or trade union agreement covering employees of the Acquired Companies (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, (i) there are no activities or proceedings of any labor organization or trade union to organize any employees of the Acquired Companies with regard to their employment with the Acquired Companies, and (ii) no such activities or proceedings have occurred since the Lookback Date. No Collective Bargaining Agreement is being negotiated by the Acquired Companies. There is no labor strike, lockout, concerted slowdown, concerted work stoppage or other material labor dispute against or involving the Acquired Companies pending or, to the Knowledge of the Company, threatened, and no such labor disputes have occurred since the Lookback Date.

(b) Compliance with Employment Laws. Since the Lookback Date, the Acquired Companies have complied in all material respects with applicable Laws and orders with respect to employment (including applicable Laws regarding terms and conditions of employment, wage and hour requirements, immigration status, discrimination in employment, employee health and safety, collective bargaining, employee classification, workers’ compensation and the Family and Medical Leave Act of 1993), and no claims or Legal Proceedings against the Acquired Companies are pending or, to the Knowledge of the Company, threatened with respect to the foregoing. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, except as would not reasonably be expected to result in any material liability to the Acquired Companies, each individual who renders services to the Acquired Companies who is classified by an Acquired Company as an independent contractor, consultant or other non-employee service provider for any purpose (including for purposes of taxation and Tax reporting and under Employee Plans) is properly so characterized by such Acquired Company under applicable Law.

(c) Other Compliance. Except as would not reasonably be expected to result in any material liability to the Acquired Companies, (i) the Acquired Companies are not liable for any arrears of wages to employees of the Acquired Companies as of the most recent payroll date preceding the date of this Agreement or any penalty by a Governmental Authority for failure to pay such wages; and (ii) the Acquired Companies are not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other similar benefits for employees of the Acquired Companies (other than routine payments to be made in the ordinary course of business). There is no unfair labor practice charge or complaint against the Acquired Companies pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board. Since the Lookback Date, (x) no allegations of sexual harassment or sexual misconduct have been made against any current or former employee or other individual service provider of the Acquired Companies in his or her capacity as such, and (y) none of the Acquired Companies have been party to any Legal Proceedings or entered into any material settlement agreements to resolve allegations of sexual harassment or sexual misconduct by any current or former employee or other individual service provider of the Company or its Subsidiaries in his or her capacity as such.

Section 3.17 Permits. Except as would not have a Company Material Adverse Effect, each of the Acquired Companies holds all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of such Acquired Company as currently conducted or for such Acquired Company to hold and operate its properties and assets. The Acquired Companies comply with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

Section 3.18 Compliance with Laws. Each of the Acquired Companies is, and at all times since the Lookback Date has been, in compliance in all material respects with, and has not received any written notices or other communication of any material violation with respect to, any applicable Law. Except as set forth on Section 3.18 of the Company Disclosure Schedule, since the Lookback Date, no Acquired Company has materially breached or violated, and each has been in compliance in all material respects with, any applicable Law, certification, representation, clause, provision or requirement pertaining to or contained in any Contract with any Governmental Authority. No investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, since the Lookback Date, has been threatened against or with respect to any Acquired Company.

Section 3.19 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except (i) as would not have a Company Material Adverse Effect and as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Acquired Companies of the Transactions, (ii) for the Regulatory Approvals, (iii) for Legal Proceedings under Antitrust Laws that arise or are threatened after the date hereof (in each case in relation to the Transactions), and (iv) as set forth on Section 3.19(a) of the Company Disclosure Schedule, there are, and since the Lookback Date, there have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies or, to the Knowledge of the Company, against any present or former officer, director, manager, key employee, stockholder or member of any of the Acquired Companies in his, her or its capacity as such. No examination of the Acquired Companies by any Governmental Authority or any government-sponsored entity has resulted in materially negative outstanding findings, requests or orders that have not been addressed. Except as would not have a Company Material Adverse Effect and as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Acquired Companies of the Transactions by the Outside Date, there is no Legal Proceeding initiated by any Acquired Company currently pending as of the date hereof or that the Company or any of its Subsidiaries currently intends to initiate as of the date hereof.

(b) No Orders. No Acquired Company is subject to any material order (other than the Regulatory Approvals or orders arising under Antitrust Laws after the date hereof), consent decree, non-prosecution agreement or similar arrangement of or with any Governmental Authority binding upon any Acquired Company or to which any assets owned or used by any Acquired Company is subject. Except as would not have a Company Material Adverse Effect and as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Acquired Companies of the Transactions by the Outside Date, no employee, officer or director of the Company or any of its Subsidiaries is subject to any order, consent decree, non-prosecution agreement or similar arrangement of or with any Governmental Authority that has jurisdiction over the Acquired Companies that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Companies.

Section 3.20 Insurance. Except as would not have a Company Material Adverse Effect, the Acquired Companies have all policies of insurance covering the Acquired Companies and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Acquired Companies. All such insurance policies (or comparable replacement policies obtained in the ordinary course of business) are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, there are no claims pending against any Acquired Company under any Company Insurance Policy, or any claims which have been denied or disputed by the applicable insurer, and all premiums due and payable with respect to the Company Insurance Policies have been paid to date.

Section 3.21 Related Person Transactions. No officer, director or Affiliate of an Acquired Company, or officer or director of such Affiliate, or, to the Knowledge of the Company, any individual in such officer’s or director’s immediate family (a) is a party to any Contract with any Acquired Company (other than arising under or in connection with employment related Contracts, Employee Plans and confidentiality Contracts or other Contracts incident to such Person’s employment with an Acquired Company) (a “Related Person Contract”), (b) is indebted in any respect to an Acquired Company (other than advances to employees in the ordinary course of business), or (c) has any material ownership interest (other than indirectly as an equityholder of the Seller) in (i) any material property (tangible or intangible) used by the Acquired Companies or (ii) any material supplier, customer, lessor, lessee or competitor of any of the Acquired Companies.

Section 3.22 Brokers. Except as set forth on Section 3.22 of the Company Disclosure Schedule, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Acquired Company who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions.

Section 3.23 Trade Controls; FCPA.

(a) Trade Controls.

(i) Since the Lookback Date, each of the Acquired Companies has conducted its transactions in all material respects in accordance with all applicable United States export and re-export control Laws, import Laws, economic sanctions Laws, and all other applicable export control, import and sanctions Laws in other countries in which the Acquired Companies conduct business (collectively, “Trade Control Laws”);

(ii) Since the Lookback Date, the Acquired Companies have obtained from any relevant Governmental Authority, including the U.S. Department of Commerce, U.S. Department of the Treasury, and/or U.S. Department of State, to the extent applicable, all required authorizations and registrations under applicable regulations, including the Export Administration Regulations and sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(iii) Since the Lookback Date, the Acquired Companies have submitted to any relevant Governmental Authority any filing required for the export, re-export, transfer, or import of hardware, software, or other Technology in accordance with the Trade Control Laws and have been at all times in compliance in all material respects with the terms and conditions of any authorizations, registrations, or applicable license exceptions or exemptions;

(iv) Since the Lookback Date, no Acquired Company has received any written warnings, “no-action letters,” or other disposition of a potential violation of Trade Control Laws by any Governmental Authority;

(v) Since the Lookback Date, no Acquired Company has made any disclosures (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability arising under or relating to any Trade Control Laws; nor does any Acquired Company have any pending matters concerning Trade Control Laws under consideration for possible disclosure to any Governmental Authority or any matters concerning Trade Control Laws that were previously under consideration for possible disclosure that the Acquired Company determined not to disclose;

(vi) Since the Lookback Date, no Acquired Company has, except as authorized by Trade Control Laws, engaged in any transactions, or otherwise dealt directly or, knowingly, indirectly, with or involving (i) any country, region or territory (collectively, “territories”) that is subject to comprehensive prohibitions on conducting business or transactions in the territory or with the nationals and/or government of the territory or are otherwise subject to a general embargo (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine) or (ii) any Person that is (A) subject to Sanctions, including those listed on any Sanctions-related list of designated Persons maintained by the Office of

Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council or other relevant sanctions authority having proper jurisdiction over such matters, or (B) owned or controlled by any Persons described in the foregoing clause (A) such that they are treated as subject to Sanctions (e.g., Persons treated as sanctioned pursuant to the “OFAC 50% Rule”); and

(vii) There are no pending or, to the Knowledge of the Company, threatened investigations or Legal Proceedings against any Acquired Company alleging any violation of any of the Trade Control Laws.

(b) FCPA. Since the Lookback Date, none of the Acquired Companies or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or, knowingly, indirectly, taken any action that would cause them to be in material violation of any provision of the FCPA or other applicable anti-corruption, anti-bribery or similar Laws. None of the Acquired Companies or any of their respective Representatives of or consultants to any Acquired Company, and no other Person associated with or acting on behalf of any Acquired Company has, directly or, knowingly, indirectly, in connection with the conduct of any business of the Acquired Companies: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; (iii) established or maintained any unlawful or undisclosed fund of corporate moneys or other properties; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable anticorruption Laws. The Acquired Companies have at all times maintained complete and accurate books and records to the extent required by applicable Law in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser Parties that, except as disclosed in the Company Disclosure Schedule:

Section 4.1 Organization, Standing and Organizational Power. The Seller (a) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (b) has the requisite limited partnership power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Section 4.2 Authority; Non-Contravention.

(a) The Seller has the requisite limited partnership power and authority, and has taken all necessary corporate action required, to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party; (ii) perform its covenants and obligations hereunder and thereunder; and (iii) consummate the Transactions. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary limited partnership action on the part of the Seller and no additional limited partnership actions on the part of the Seller or its partners, other than the Stockholder Consent, are necessary to authorize (A) the execution and delivery of this Agreement and such other Transaction Documents by the Seller; (B) the performance by the Seller of its covenants and obligations hereunder and thereunder; or (C) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Limitations.

(b) The execution and delivery of this Agreement or the other Transaction Documents to which it is a party by the Seller, the fulfillment and performance by the Seller of its covenants and obligations hereunder, and the consummation of the Transactions do not and will not (i) violate, result in a breach of or conflict with any provision of the certificate of limited partnership or limited partnership agreement of the Seller; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Seller is a party; (iii) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any Law applicable to the Seller or by which any of its properties or assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller, except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Seller of the Transactions by the Outside Date.

(c) Neither the Seller nor any of its controlled Affiliates beneficially owns any shares of Purchaser Common Stock or any options, warrants or other rights to acquire, or securities convertible or exchangeable for (including debt), Purchaser Common Stock.

Section 4.3 Ownership of Company Shares. The Seller is the record and beneficial owner of the Company Shares, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act) and shall transfer and deliver to the Purchaser at the Closing valid title to the Company Shares, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act). The Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require the Seller to sell, transfer, exchange, pledge, assign, hypothecate or otherwise dispose of any Company Shares or (b) any voting trust, proxy or other Contract relating to the voting of any Company Shares.

Section 4.4 Governmental Approvals. No Consent of any Governmental Authority or government-sponsored entity is required on the part of the Seller in connection with (a) the execution and delivery of this Agreement or the other Transaction Documents by the Seller; (b) the performance by the Seller of its covenants and obligations pursuant to this Agreement or the other Transaction Documents; or (c) the consummation of the Transactions, except (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws and Foreign Investment Laws; (iii) filing the First Certificate of Merger in connection with the First Merger and filing the Second Certificate of Merger in connection with the Second Merger; (iv) receipt of the other Regulatory Approvals and (v) such other Consents the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation by the Seller of the Transactions by the Outside Date.

Section 4.5 Brokers. Except as set forth on Section 4.5 of the Company Disclosure Schedule, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Seller who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions.

Section 4.6 Legal Proceedings. Except (i) for the Regulatory Approvals and (ii) for Legal Proceedings under Antitrust Laws that arise or are threatened after the date hereof (in each case in relation to the Transactions), there are no Legal Proceedings pending or, to the Seller’s knowledge, threatened against the Seller at law or in equity, or before or by any Governmental Authority, which if determined adversely to the Seller would prevent or materially impede, interfere with, hinder or delay the Seller’s performance under this Agreement or the other Transaction Documents or the consummation of the Transactions. The Seller is not subject to any material outstanding judgment, order (other than the Regulatory Approvals or orders arising under Antitrust Laws after the date hereof) or decree of, or non-prosecution agreement or similar arrangement with, any Governmental Authority which would prevent or materially impede, interfere with, hinder or delay the Seller’s performance under this Agreement or the other Transaction Documents or the consummation of the Transactions.

Section 4.7 Investment Representation. The Seller is acquiring the Purchaser Common Stock constituting the Closing Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. The Seller is knowledgeable about the industries in which the Purchaser operates and is informed as to the risks of the Transactions and of ownership of the Purchaser Common Stock constituting the Closing Stock Consideration for an indefinite period of time. The Seller acknowledges that the shares of Purchaser Common Stock constituting the Closing Stock Consideration will not, as of the Closing Date, be registered under the Securities Act or any state or foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Each of the Purchaser Parties represents and warrants to the Company and the Seller that, except as set forth in the corresponding section or subsection of the disclosure schedule delivered to the Company and the Seller simultaneously with the execution of this Agreement (the “Purchaser Disclosure Schedule”):

Section 5.1 Organization, Standing and Organizational Power of the Purchaser Parties. Each of the Purchaser and Merger Sub 1 (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub 2 (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite limited liability power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Section 5.2 Authority; Non-Contravention.

(a) Each of the Purchaser Parties has the requisite corporate or limited liability company power, as applicable, and authority, and has taken all necessary corporate or limited liability company action, as applicable, required, to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party; (ii) perform its covenants and obligations hereunder and thereunder; and (iii) consummate the Transactions. The execution and delivery of this Agreement by each of the Purchaser Parties, the performance by each of the Purchaser Parties of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate or limited liability company action, as applicable on the part of the Purchaser, Merger Sub 1 and Merger Sub 2 and no additional corporate or company actions on the part of any of the Purchaser Parties are necessary to authorize (A) the execution and delivery of this Agreement and such other Transaction Documents by each of the Purchaser Parties; (B) the performance by each of the Purchaser Parties of its covenants and obligations hereunder and thereunder; or (C) the consummation of the Transactions. This Agreement has been duly executed and delivered by each of the Purchaser Parties and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of each of the Purchaser Parties, enforceable against each of the Purchaser Parties in accordance with its terms, subject to the Enforceability Limitations. Except for the vote of the Purchaser in its capacity as the sole stockholder of Merger Sub 1 and the sole and managing member of Merger Sub 2, no vote or approval of the holders of any class or series of capital stock of each of the Purchaser, Merger Sub 1 or Merger Sub 2 is necessary to adopt this Agreement or approve the Transactions.

(b) The execution and delivery of this Agreement or the other Transaction Documents by each of the Purchaser Parties party thereto, the performance by each of the Purchaser Parties of its covenants and obligations hereunder and thereunder and the consummation of the Transactions do not and will not (i) violate or conflict with any provision of the certificate of incorporation or formation or bylaws or operating agreement, as applicable, of each of the Purchaser Parties; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which any of the Purchaser Parties is a party; (iii) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any Law, order or Nasdaq Rule applicable to the Purchaser, Merger Sub 1 or Merger Sub 2 or by which any of its properties or assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Purchaser, Merger Sub 1 or Merger Sub 2, except in the case of each of clauses (ii) and (iv) as would not have a Purchaser Material Adverse Effect.

Section 5.3 Governmental Approvals. No Consent of any Governmental Authority or government-sponsored entity is required on the part of the Purchaser Parties in connection with (a) the execution and delivery of this Agreement or the other Transaction Documents by each of the Purchaser Parties; (b) the performance by each of the Purchaser Parties of its covenants and obligations pursuant to this Agreement or the other Transaction Documents; or (c) the consummation of the Transactions, except (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws and Foreign Investment Laws; (iii) filing the First Certificate of Merger in connection with the First Merger and filing the Second Certificate of Merger in connection with the Second Merger; (iv) receipt of the other Regulatory Approvals and (v) such other Consents the failure of which to obtain would not have a Purchaser Material Adverse Effect.

Section 5.4 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Purchaser Parties who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions, except for any fees that will be paid solely by the Purchaser, Merger Sub 1 or Merger Sub 2.

Section 5.5 Sufficient Funds. The Purchaser will have at Closing sufficient cash or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date, including the Closing Cash Purchase Price.

Section 5.6 Legal Proceedings. Except (i) for the Regulatory Approvals and (ii) for Legal Proceedings under Antitrust Laws that arise or are threatened after the date hereof (in each case in relation to the Transactions), there are no Legal Proceedings pending or, to the Purchaser’s knowledge, threatened against any of the Purchaser Parties at law or in equity, or before or by any Governmental Authority, which if determined adversely to the Purchaser Parties would prevent or materially impede, interfere with, hinder or delay the Purchaser Parties’ performance under this Agreement or the other Transaction Documents or the consummation of the Transactions. None of the Purchaser Parties are subject to any material outstanding judgment, order (other than the Regulatory Approvals or orders arising under Antitrust Laws after the date hereof) or decree of, or non-prosecution agreement or similar arrangement with, any Governmental Authority which would prevent or materially impede, interfere with, hinder or delay the Purchaser Parties’ performance under this Agreement or the other Transaction Documents or the consummation of the Transactions.

Section 5.7 Investment Representation. The Purchaser is acquiring the Company Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. The Purchaser is knowledgeable about the industries in which the Acquired Companies operate and is informed as to the risks of the Transactions and of ownership of the Company Shares for an indefinite period of time. The Purchaser acknowledges that the Company Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 5.8 Solvency. Assuming that (i) the conditions to the obligation of the Purchaser, Merger Sub 1 and Merger Sub 2 to consummate the Transactions have been satisfied or waived, (ii) the representations and warranties set forth in Article III and Article IV are, subject to the terms and limitations set forth therein, true and correct in all material respects, and (iii) the compliance and performance by the Seller and the Company of their respective obligations under this Agreement in all material respects, then immediately after giving effect to the Transactions, (a) the Purchaser and its Subsidiaries (including the Acquired Companies), on a consolidated basis, shall be able to pay their debts as they become due and shall own property and assets that has a fair saleable value, on a consolidated basis, greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (b)the Purchaser and its Subsidiaries, on a consolidated basis, shall have adequate capital to carry on their businesses. No transfer of property is being made by the Purchaser Parties and no obligation is being incurred by the Purchaser Parties in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or any of their respective Subsidiaries.

Section 5.9 Capitalization.

(a) The authorized capital stock of the Purchaser consists of 900,000,000 shares of Purchaser Common Stock, of which, as of May 31, 2023, 490,765,307 shares were issued and outstanding, and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Purchaser Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of May 31, 2023, 22,773,804 shares of the Purchaser Common Stock were held in the Purchaser’s treasury. As of the date hereof, no shares of Purchaser Common Stock or Purchaser Preferred Stock were reserved for issuance, except for pursuant to the employee and director stock plans of the Purchaser set forth on Section 5.9 of the Purchaser Disclosure Schedule (the “Purchaser Stock Plans”). As of May 31, 2023, (i) 1,420,323 options to acquire shares of Purchaser Common Stock were outstanding pursuant to the Purchaser Stock Plans and (ii) 8,249,829 restricted stock units of Purchaser Common Stock (including 6,340,963 time-vesting restricted stock units of Purchaser Common Stock and 1,908,866 performance-vesting restricted stock units of Purchaser

Common Stock) were outstanding pursuant to the Purchaser Stock Plans. All of the issued and outstanding shares of Purchaser Common Stock have been, and all shares of Purchaser Common Stock that may be issued pursuant to the Purchaser Stock Plans will be when issued in accordance with the terms thereof, duly authorized and validly issued and are, or will be, fully paid, nonassessable and free of preemptive rights.

(b) Except pursuant to this Agreement and the Purchaser Stock Plans, the Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock or any other equity securities of the Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock or other equity securities of the Purchaser.

Section 5.10 Closing Stock Consideration.

(a) At the Closing, the Purchaser will have sufficient authorized but unissued shares of Purchaser Common Stock for the Purchaser to satisfy its obligation to deliver the shares of Purchaser Common Stock constituting the Closing Stock Consideration to be issued under this Agreement. Upon consummation of the Transactions, the Seller (or its designees pursuant to Section 1.3(a)) shall acquire good and valid title to the Purchaser Common Stock constituting the Closing Stock Consideration free and clear of all Liens, other than applicable federal and state securities Law restrictions.

(b) Upon issuance, the Purchaser Common Stock constituting the Closing Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by applicable state and federal securities Laws and under the Stockholders’ Agreement and the Registration Rights Agreement. As of the date hereof, the Purchaser is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the resale of the Purchaser Common Stock constituting the Closing Stock Consideration using a registration statement on Form S-3.

Section 5.11 Internal Controls.

(a) None of the Purchaser or its Subsidiaries’ material records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Purchaser or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser and its Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is in all material respects sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Purchaser are reasonably designed to ensure that all material information required to be disclosed by the Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the chief executive officer and chief financial officer of the Purchaser as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Purchaser required under the Exchange Act with respect to such reports. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the Purchaser has disclosed, based on its most recent evaluation prior to the date hereof, to the Purchaser’s outside auditors and the audit committee of the board of directors of the Purchaser (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or other employees who have a significant role in the Purchaser’s internal controls over financial reporting.

Section 5.12 No Purchaser Material Adverse Effect. Since December 31, 2022 through the date hereof, there has not occurred a Purchaser Material Adverse Effect.

Section 5.13 Application of Takeover Protections. Except as set forth in Article Fourth, Section C.2 of Purchaser’s Amended and Restated Certificate of Incorporation, Purchaser has, or will have prior to the Closing, taken all necessary action so that, no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other similar anti-takeover statute or regulation, nor any takeover-related provision in the Purchaser’s Amended and Restated Certificate of Incorporation or bylaws, would (a) prohibit or restrict the Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Document or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or any other Transaction Document, or any provision hereof or thereof, or (c) subject the Seller to any impediment or condition in connection with the exercise of any of its rights under this Agreement or any other Transaction Document.

Section 5.14 Purchaser SEC and Nasdaq Rules Compliance.

(a) Since December 31, 2020, the Purchaser has filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed with or furnished to, as applicable, the SEC by the Purchaser (together with all exhibits and schedules thereto and all information incorporated therein by reference, collectively, the “Purchaser SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Purchaser SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (“SOX”) (to the extent then applicable), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements of the Purchaser (including, in each case, any related notes thereto) contained in the Purchaser SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presents in all material respects, as applicable, the consolidated financial position of the Purchaser and its Subsidiaries as of the respective dates thereof and the consolidated results of the Purchaser’s and its Subsidiaries’ operations and cash flows for the periods indicated (except, in the case of each of sub-clauses (i) and (ii), that the Purchaser’s unaudited interim financial statements were subject to normal year-end and quarter-end adjustments and to the absence of certain footnotes).

(c) The Purchaser (i) is in compliance in all material respects with all current listing and corporate governance requirements of the Nasdaq Rules applicable to the Purchaser, and (ii) is in compliance in all material respects with all rules, regulations and requirements of SOX, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, in each case to the extent applicable to the Purchaser.

Section 5.15 No Stockholder Approval. The issuance and delivery by the Purchaser of the Purchaser Common Stock constituting the Closing Stock Consideration to the Seller does not require any vote or other approval or authorization of any holder of any capital stock of the Purchaser.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business. Except as contemplated or permitted by this Agreement, as set forth on Section 6.1 of the Company Disclosure Schedule, as required by applicable Law, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice (provided that the Acquired Companies’ failure to take any action that is expressly prohibited by clauses (a) through (v) of this Section 6.1 will not be deemed a breach of this Section 6.1), (y) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (A) preserve intact its business organization and relationships with its material customers, suppliers, licensors, licensees, employees and Governmental Authorities with jurisdiction over its operations and other third parties having material business relationships with the Company or any such Subsidiary, and (B) maintain in effect all material Permits (or enter into new Permits to cover those that may lapse), and (z) the Seller (with respect to the Acquired Companies and the Company Shares only) shall not, the Company shall not, and the Company shall cause its Subsidiaries to not:

(a) issue, sell or grant any capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its capital stock, membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock, membership interests or other equity or voting interests, except for transactions solely among the Company and its wholly owned Subsidiaries;

(b) redeem, purchase or otherwise acquire any of its outstanding capital stock, membership interests or other equity or voting interests, or any rights, warrants or options to acquire any of its membership interests or other equity or voting interests;

(c) (i) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its capital stock, membership interests or other equity or voting interests, other than (x) the accrual of dividends in accordance with the Company Charter Documents and (y) dividends or distributions in cash or dividends or distributions by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (ii) adjust, split, combine, subdivide or reclassify any of its capital stock, membership interests or other equity or voting interests;

(d) lease, license, sell, abandon, transfer, assign or exchange any of its properties or assets, including Intellectual Property, except (i) sales, leases, rentals and non-exclusive licenses in the ordinary course of business, (ii) pursuant to Contracts in force on the date of this Agreement that are set forth on Section 6.1(d) of the Company Disclosure Schedule, (iii) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Acquired Companies or (iv) transfers solely among the Acquired Companies;

(e) make any capital expenditures, except (i) capital expenditures (other than capital expenditures relating to real property or improvements thereto or thereon) that, in the aggregate in any three-month period for the Acquired Companies, taken as a whole, do not exceed by more than 10% the aggregate capital expenditures budget for the Acquired Companies for such period set forth on Section 6.1(e)(i) of the Company Disclosure Schedule or (ii) pursuant to Contracts in force on the date of this Agreement that are set forth on Section 6.1(e)(ii) of the Company Disclosure Schedule;

(f) make any acquisition (including by merger) of the capital stock or other equity or voting interests or a material portion of the assets of any other Person, except pursuant to Contracts in force on the date of this Agreement and set forth on Section 6.1(f) of the Company Disclosure Schedule;

(g) enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships in the ordinary course of business), limited liability company or similar arrangement with any third Person;

(h) except as required pursuant to applicable Law or the terms of Employee Plans as in effect on the date hereof, (i) increase the compensation or benefits of any of its directors, executive officers or other employees or service providers, other than increases in the ordinary course of business consistent with past practice in connection with promotions, the cost of which (solely with respect to any such increases made on or prior to December 31, 2023) is reflected in the 2023 budget that has been made available to the Purchaser, (ii) establish, adopt, enter into, materially amend or terminate any Employee Plan or collective bargaining or other similar labor agreement, or amend or waive any of its rights under any provision of any Employee Plan, (iii) grant or pay any awards or accelerate the vesting of or lapsing of restrictions with respect to any compensation or benefits, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits, or (v) except in the ordinary course of business with respect to employees below the level of L50 (as defined in the Company’s current human resources system), hire, promote or terminate (other than for cause or due to poor performance) any employee of the Company or its Subsidiaries at the level of L40 (as defined in the Company’s current human resources system) or higher;

(i) amend the Company Charter Documents or Organizational Documents of any Subsidiary;

(j) adopt a plan or agreement of complete or partial liquidation or dissolution;

(k) amend (other than upsells or renewals), modify or terminate (other than expirations and/or non-renewals pursuant to its terms) any Material Contract or enter into any Contract (other than upsells or renewals) which would have been a Material Contract or a Specified Contract if entered into prior to the date hereof, except in the ordinary course of business;

(l) enter into or amend any Related Person Contract;

(m) other than as required by GAAP or applicable Law, (i) make any material change in the accounting methods, practices, policies or principles applicable to the Acquired Companies or (ii) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business;

(n) change in any material respect, (i) its working capital and/or cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, (ii) its practices regarding prepayment of expenses and payment of accounts payable of the Company or its Subsidiaries (in each case including the timing thereof), including with respect to any acceleration of the collection of accounts receivable or delaying the payment of any payable or (iii) the manner in which the Company or its Subsidiaries extend discounts or credits to customers;

(o) (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period, (iii) adopt or change any material method of Tax accounting, (iv) file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (v) fail to timely pay or remit any material Tax, (vi) settle, compromise, surrender or otherwise abandon any claim, audit, dispute, proceeding or other examination in respect of material Taxes, (vii) surrender any right to claim a material refund of Taxes, (viii) amend any material Tax Return, (ix) enter into any closing agreement or similar agreement with a Governmental Authority with respect to Taxes, (x) apply for or request any Tax ruling or (xi) consent or request to waive or extend any statute of limitations in respect of any material amount of Taxes;

(p) incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any (1) Indebtedness (other than any Indebtedness under clauses (ix) or (xii) of the definition of Indebtedness, in each case, incurred in the ordinary course of business or clause (x) thereof (which shall be subject to Section 6.1(c))), in each case, other than (A) Indebtedness solely between or among the Acquired Companies, (B) Indebtedness under any revolving credit facility in existence as of the date hereof, other than any amendment or modification in connection with any LIBOR transition or (C) the issuance of letters of credit in the ordinary course of business or (2) Secured Cash Management Obligations (as defined in the Company Credit Facility);

(q) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), other than in connection with the financing transactions permitted by Section 6.1(p) or as permitted by this Section 6.1(q);

(r) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) extensions of credit to customers in the ordinary course of business, (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto and (iii) transactions solely among the Company and its wholly owned Subsidiaries;

(s) settle, release, waive or compromise any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceedings that meets each of the following requirements: (i) the terms of such settlement do not impose any obligation other than the payment of money and customary confidentiality and release of claims provisions, (ii) the settlement does not involve any admission of guilt or wrongdoing by the Acquired Companies and (iii) the amount payable pursuant to such settlement involves less than $500,000 individually and less than $1,000,000 in the aggregate for all such settlements, and such amount is paid in full prior to the Closing or is fully included in the calculation of Indebtedness Amount;

(t) enter into any new business line or exit any existing line of business;

(u) (i) voluntarily cancel, terminate or fail to renew any of the Acquired Companies’ insurance policies or fail to pay the premiums on such insurance policies, other than any cancellation, termination or failure to renew in the ordinary course of business, or (ii) fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business; or

(v) enter into, authorize any of, or agree to commit (including pursuant to Contract) to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 6.1, (i) the Acquired Companies’ failure to take any action prohibited by this Section 6.1 will not be a breach of clause (v) of this Section 6.1 and (ii) the Acquired Companies may (A) use all available Cash to make Cash dividends prior to the Closing and (B) enter into and/or pay any bonus arrangements with employees of the Acquired Companies so long as such bonuses are included in the calculation of the Transaction Expenses or Working Capital or paid prior to the Closing.

Section 6.2 Purchaser Interim Covenants. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as expressly permitted or required in this Agreement, as set forth on Section 6.2 of the Purchaser Disclosure Schedule or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Purchaser Parties shall:

(a) amend or restate the certificate of incorporation, bylaws or equivalent Organizational Documents of any of the Purchaser Parties in a manner that would materially and adversely affect the Seller or the Closing Stock Consideration, in each case disproportionately relative to other holders of Purchaser Common Stock;

(b) split, combine or reclassify the Purchaser Common Stock or any of its other equity interests, declare or pay any special dividend (whether payable in cash, property or otherwise) or in-kind distribution with respect to the Purchaser Common Stock or any of its other equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Purchaser Common Stock or any of its other equity interests, except (i) for repurchases of shares of Purchaser Common Stock at then-prevailing market prices pursuant to any share repurchase program in effect as of the date of this Agreement, (iii) for repurchases in connection with the exercise, vesting and/or settlement of equity awards of the Purchaser or upon termination of service, or (iv) solely in the case of any split, combination or reclassification of the Purchaser Common Stock, where equitable adjustments are made to the number of shares of Purchaser Common Stock constituting the Closing Stock Consideration to the extent necessary to provide to the Seller the same economic effect as contemplated by this Agreement prior to such event;

(c) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Purchaser in a manner that changes the shares of Purchaser Common Stock, unless, in each case, equitable adjustments are made to the number of shares of Purchaser Common Stock constituting the Closing Stock Consideration to the extent necessary to provide to the Seller the same economic effect as contemplated by this Agreement prior to such event and the Transactions can still be consummated as contemplated by this Agreement prior to such event; or

(d) grant any demand, piggyback or shelf registration rights, the terms of which are senior to or conflict with the rights to be granted to the holders of registrable securities under the Registration Rights Agreement to any other Person, or enter into any other agreements that conflicts with the rights to be grant to the holders of registrable securities under the Registration Rights Agreement.

Section 6.3 Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.1, none of the Seller or the Acquired Companies will, and such Persons shall direct their respective Representatives not to, directly or indirectly, (a) solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any third party (other than the Purchaser Parties, their Affiliates and their respective Representatives) relating to the possible acquisition of any equity of or other form of ownership interest in the Company or any of its Subsidiaries or any material portion of the assets of the Acquired Companies

(whether by way of merger, purchase of equity or purchase of assets) (an “Acquisition Transaction”), (b) provide non-public information or documentation with respect to the Acquired Companies to any Person, other than the Purchaser Parties or their respective Affiliates or its or their Representatives, relating to an Acquisition Transaction or (c) enter into any letter of intent, definitive agreement or other arrangement or understanding with any Person, other than the Purchaser Parties or their respective Affiliates, relating to an Acquisition Transaction. Promptly after the execution of this Agreement, the Seller and the Company will instruct any third parties to return or destroy all confidential information of the Acquired Companies provided to such party in connection with such third party’s consideration of an Acquisition Transaction. In the event that the Company or any of its advisors receives an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof and prior to the Closing, the Company shall provide the Purchaser with prompt notice thereof (such notice to include the material terms thereof, including the identity of the Person or group of Persons involved). The Seller or the Company shall promptly furnish the Purchaser with a copy of any written offer constituting an Acquisition Transaction. Notwithstanding the foregoing, the Seller may provide information with respect to, and disclose the details and terms of the Transactions, to its direct and indirect equityholders that are bound by customary confidentiality obligations.

Section 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, the Seller and the Seller’s Affiliates, on the one hand, and the Purchaser Parties, on the other hand, shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable, including the Regulatory Approvals, (iii) make promptly any required submissions and filings under applicable Antitrust Laws and Foreign Investment Laws or otherwise required to obtain the Regulatory Approvals with respect to the Transactions, (iv) promptly furnish information required in connection with such submissions and filings under such Antitrust Laws and Foreign Investment Laws or such other submissions to obtain any other Regulatory Approvals, and (v) keep the other Parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws and Foreign Investment Laws or otherwise made in connection with obtaining any other Regulatory Approvals, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and Foreign Investment Laws or such Laws applicable with respect to any other Regulatory Approvals and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws and Foreign Investment Laws or such Laws applicable with respect to any other Regulatory Approvals with respect to the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of the Company, the Seller and the Seller’s Affiliates, on the one hand, and the Purchaser Parties, on the other hand, agree to (i) make, or, with respect to the Parties’ respective Affiliates or equityholders, if applicable, cause to be made, appropriate filings pursuant to the HSR Act and any other required filings under any other Antitrust Laws and Foreign Investment Laws or such Laws applicable with respect to any other Regulatory Approvals with respect to the Transactions as soon as practicable (and, with respect to filings under the HSR Act, within ten Business Days after the date hereof (unless the Purchaser and the Seller otherwise agree to a different date)), (ii) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law and Foreign Investment Laws or such Laws applicable with respect to any other Regulatory Approvals and (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust

Law and Foreign Investment Laws (including any extensions thereof) as soon as practicable. The Purchaser shall be responsible for all filing fees under the HSR Act and other Antitrust Laws and Foreign Investment Laws. The Parties shall cause the filings under the HSR Act to be considered for grant of “early termination” (if available), and shall request the equivalent under any other Antitrust Laws and Foreign Investment Laws.

(c) Each Party shall and shall cause its Affiliates to: (i) promptly notify the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any material developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, (A) each of the Purchaser and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the Party providing the non-public information, and (B) materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) In furtherance and not in limitation of the foregoing, the Purchaser Parties agree to use, and to cause their respective Affiliates to use, reasonable best efforts to promptly take any and all steps necessary to avoid, eliminate or resolve any impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other Antitrust Laws and Foreign Investment Laws applicable to the Transactions so as to enable the Parties to close the Transactions as soon as practicable (and in any event no later than the Outside Date), and, if necessary to avoid, eliminate or resolve any impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other Antitrust Laws and Foreign Investment Laws applicable to the Transactions, such reasonable best efforts shall require the Purchaser Parties to commit to and effect, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets, businesses or product lines of the Purchaser Parties, the Surviving Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser Parties, the Surviving Company or any of their respective Subsidiaries, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser Parties, the Surviving Company or any of their respective Subsidiaries or (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority (each a “Remedial Action”); provided that, notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall require the Purchaser Parties or any of their Affiliates to propose, negotiate, agree to, commit to, or effect, by consent decree, hold separate orders, trust, or otherwise, any Remedial Action with respect to assets, businesses or product lines of the Purchaser Parties, the Surviving Company or any of their respective Subsidiaries, or any combination thereof, that in the aggregate generated total revenues in excess of $75 million in the 12 month period ending December 31, 2022 (a “Burdensome Remedial Action”). Nothing in this Agreement shall require the Purchaser Parties, the Company or any of their respective Affiliates to agree to any Remedial Action that is not conditioned upon consummation of the Transactions. No Remedial Actions taken pursuant to this Section 6.4 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(e) Subject to this Section 6.4, each of the Parties shall cooperate with each other and use its respective reasonable best efforts (including by undertaking a Remedial Action other than a Burdensome Remedial Action) to prevent the commencement of, contest and resist any litigation, action or proceeding that seeks, or would reasonably be expected to seek, to prevent, materially impede, or materially delay the consummation of the Transactions, and to have vacated, lifted, reversed or overturned (as promptly as practicable and in any event no later than four Business Days prior to the Outside Date) any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f) The Parties shall not, nor shall they permit their respective Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition could reasonably be expected to delay obtaining or increase the risk of not obtaining any clearance, consent, approval or waiver under the HSR Act and any other Antitrust Laws applicable to the Transactions.

(g) Whether or not the Closing occurs, the Purchaser shall reimburse the Company and the Seller promptly for any reasonable out-of-pocket costs and expenses incurred by the Company, its Subsidiaries, the Seller related to the Company’s and the Seller’s obligations under this Section 6.4 (except for their legal and professional fees and any costs and expenses to prepare and make the initial filings required under Antitrust Laws and Foreign Investment Laws) and such costs and expenses shall not constitute Transaction Expenses.

(h) For purposes of this Agreement, “reasonable best efforts” of the Company and/or the Seller will not require the Seller, the Company or any of its Subsidiaries or Affiliates to commence any Legal Proceeding, to waive or surrender any right, to modify any agreement (including any Material Contract), to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the Transactions, to waive or forego any right, remedy or condition hereunder unless such payment or accommodation is conditioned upon the Closing and will be paid after the First Effective Time without any impact on the Cash Amount or the Purchaser agrees to pay or promptly reimburse the Seller or the Company for such amount upon the earlier of (x) immediately prior to the First Effective Time or (y) the termination of this Agreement in accordance with its terms; provided that, (i) the Company and the Seller will be permitted to grant accommodations or concessions regarding any of the foregoing in its sole discretion so long as such accommodations or concessions are paid prior to the Closing Date or included as Transaction Expenses in the Closing Statement and (ii) subject to the foregoing, each of Seller and the Company use its commercially reasonable efforts to obtain consents under third party Contracts to the extent reasonably requested by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement on or prior to the Closing Date.

Section 6.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Purchaser and the Seller. Following such initial press release, the Purchaser, the Company and the Seller shall consult with each other before issuing or filing, and give each other the opportunity to review and comment upon, any press release, filings with the SEC or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement or filing prior to such consultation, except as such Party may reasonably conclude is required by applicable Law, court process or the Nasdaq Rules (and then only after as much advance notice and consultation as is feasible); provided, however, that this Section 6.5 shall not preclude communications or disclosures necessary to implement the provisions of this Agreement; provided, further, that (a) the Seller and its Affiliates may disclose the subject matter of this Agreement and the financial return and other financial performance or transaction information in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors and (b) each Party may make public disclosures that are consistent with previous public disclosures made in accordance with this Section 6.5 and that do not include any previously undisclosed material information relating to the Transactions.

Section 6.6 Access to Information; Contact with Employees, Customers and Suppliers.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to the Purchaser and its Representatives, reasonable access during normal business hours to the Company’s and its Subsidiaries properties, books, Contracts and records, and the Company shall furnish promptly to the Purchaser such information concerning the Acquired Companies’ respective business and properties as the Purchaser may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that, the Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies; provided, further, that the Acquired Companies shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege or any similar doctrine of privilege or expose such Party to risk of liability for disclosure of sensitive or personal information (provided that the Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements to the extent reasonably practicable); provided, further, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreements and, without limiting the generality of the foregoing, the Purchaser Parties shall not, and the Purchaser Parties shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions by the Purchaser Parties.

(b) Prior to the Closing, the Purchaser and its Representatives may only contact and communicate with the employees, agents, Representatives, customers, payors, service providers, regulators, suppliers and other material business relations of the Acquired Companies related to the Transactions after prior consultation with and written approval of the Seller (which shall not be unreasonably withheld, conditioned or delayed); provided that, subject to Section 6.5, nothing herein shall prohibit the Purchaser or its Representatives from engaging in any communications in the ordinary course of business with any of the customers, payors, service providers, regulators, suppliers and other material business relations of the Purchaser or any of its Affiliates.

Section 6.7 Access to Books and Records. For a period of seven years, from and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Seller and its authorized Representatives with reasonable access, during normal business hours and upon reasonable notice, to (a) the books and records (for the purpose of examining and copying) of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date, solely to the extent that such access may be reasonably requested by the Seller in connection with any Legal Proceeding (other than relating to any dispute or issue between the Parties or their Affiliates (provided that the foregoing shall not limit or modify any applicable rules of discovery)), or compliance with applicable Laws, financial reporting or regulatory requirements and (b) employees of the Purchaser, the Company and their Affiliates for purposes of better understanding such books and records; provided that, the Seller and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Purchaser and the Surviving Company. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Acquired Companies to, for a period of seven years following the Closing

Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof that the Purchaser or the Company may intend to destroy, alter or dispose of. This Section 6.7 shall not apply to Tax matters, which shall be governed by Section 9.2.

Section 6.8 Indemnification and Insurance.

(a) From and after the Closing, the Purchaser shall cause the Surviving Company to (i) to the extent permitted by applicable Law, indemnify, defend and hold harmless each current and former manager, director or officer of the Surviving Company or any of its Subsidiaries, as applicable, and each person who served as a manager, director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Surviving Company or any of its Subsidiaries, as applicable (each, an “Indemnitee” and, collectively, the “Indemnitees”), against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including, subject to the penultimate sentence of this Section 6.8(a), amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Surviving Company or its Subsidiaries, as applicable, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the same extent such Persons are currently indemnified pursuant to the Organizational Documents of the applicable Acquired Company and in accordance with the terms and conditions of such Organizational Documents and (ii) assume all obligations of the Surviving Company and its Subsidiaries, as applicable, to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective Organizational Documents of each of the Surviving Company’s Subsidiaries as in effect on the date hereof and (B) to the extent in force as of the date hereof and set forth on Section 6.8 of the Company Disclosure Schedule, any indemnification agreements with an Indemnitee (each, an “Indemnification Agreement”), which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. The Indemnitees shall reasonably cooperate with the Purchaser Parties and their Subsidiaries (including the Surviving Company and its Subsidiaries) in the defense of any such D&O Claim, and none of the Purchaser Parties and their Subsidiaries (including the Surviving Company and its Subsidiaries) shall have any liability hereunder in respect of any compromise or settlement of any D&O Claim effected without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Section 6.8 or elsewhere in this Agreement, the Purchaser shall not (and the Purchaser shall cause the Acquired Companies not to) settle or compromise or consent to the entry of any judgment with respect to any D&O Claim, unless such settlement, compromise or judgement includes an unconditional release of all of the Indemnitees covered by the D&O Claim from all liability arising out of such D&O Claim.

(b) Beginning on the Closing and for six years thereafter, the Purchaser shall, and shall cause the Surviving Company to, pay and advance to each Indemnitee any expenses (including reasonable fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 6.8 or the enforcement of an Indemnitee’s rights under this Section 6.8 as and when incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Company Charter Documents, applicable organization documents of Subsidiaries of the Surviving Company or applicable Indemnification Agreements).

(c) Prior to the Closing, the Company may negotiate and purchase (after consultation with the Purchaser), and after the Closing the Purchaser shall, or shall cause the Surviving Company to, maintain in effect, “tail” insurance coverage (“Tail Coverage”) for a period of six years from the Closing with an insurer with the same or better credit rating as the current carrier the Company has as of the date hereof with respect to the policies of directors’ (or managers’) and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof (the “Existing D&O Policy”) to cover events arising on or before the Closing, for a cost not in excess of 300% of the annual premium for the Existing D&O Policy; provided that if the Company does not negotiate and purchase such Tail Coverage prior to the Closing, the Purchaser shall negotiate and purchase such Tail Coverage upon the Closing and provide reasonably satisfactory evidence to the Seller of the purchase and funding of such Tail Coverage in connection with the Closing. Such Tail Coverage shall be on terms with respect to coverage and in amounts no less favorable than those of the Existing D&O Policy and shall be for the benefit of those Persons covered by the Existing D&O Policy. All costs and expenses related to the Tail Coverage shall be paid by the Purchaser, and no amount of such costs and expenses related to the Tail Coverage shall be included in the calculation of Transaction Expenses.

(d) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of the Purchaser and the Company under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee or Representative shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees or Representatives to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(e) In the event that the Purchaser, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser and the Surviving Company shall assume all of the obligations thereof set forth in this Section 6.8.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members’, managers’, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or any of their respective managers, directors or officers.

Section 6.9 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Acquired Companies’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to any rights of the Seller, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.10 Employee Matters.

(a) The Purchaser shall cause the Surviving Company to, and the Surviving Company shall, for a period of at least one year following the Closing, provide to each individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the Closing (each, a “Company Employee”), for so long as such individual remains so employed during such period, (i) at least the same base salary or base wages and bonus opportunity and (ii) benefit plans, arrangements and agreements substantially comparable in the aggregate to those, in each case, provided to such Company Employee immediately prior to the Closing. The Purchaser and the Company hereby agree that the consummation of the Transactions shall constitute a “change of control” for purposes of all Employee Plans listed in Section 6.10(a) of the Company Disclosure Schedule.

(b) For eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining severance amounts and future vacation accruals under the compensation and benefit plans, programs, agreements, policies or arrangements of the Purchaser and its Affiliates, after the Closing each Company Employee shall receive credit for his or her service with the Acquired Companies before the Closing to the same extent that such Company Employee was entitled, before the Closing, to credit for his or her service under any similar or comparable Employee Plans (except to the extent this credit would result in a duplication of accrual of benefits in respect of the same period of service or for any purpose under any defined benefit pension plan, postretirement welfare plan or any similar plan under which similarly situated employees of the Purchaser and its Affiliates do not receive credit for prior service or that is grandfathered or frozen). In addition, if Company Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement maintained by the Purchaser or its Affiliates (each, a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Closing (each, a “Prior Plan”), the Purchaser shall use commercially reasonable efforts to cause each Company Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, and use commercially reasonable efforts to cause the Successor Plans to not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions or any actively-at-work requirements relating to such Company Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of such Company Employee’s commencement of participation in the Successor Plan to be taken into account under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

(c) At least five days prior to the Closing Date, the Company shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) that is a U.S. tax resident and which are irrevocably waived by such individual under the immediately following sentence. Prior to the distribution of the 280G Stockholder Vote materials, the Company shall use commercially reasonable efforts to obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) that is a U.S. tax resident and whose Parachute Payments would be subject to the 280G Stockholder Vote. The Company shall have delivered to the Purchaser complete copies of all disclosure and other related documents that will be provided to the stockholders entitled to vote in connection with the 280G Stockholder Vote in a manner providing the Purchaser with sufficient time to review and comment thereon, and shall reflect all reasonable comments of the Purchaser thereon.

(d) Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall alter or limit the Surviving Company’s or any of its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) shall, or is intended to, confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) shall, or is intended to, confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the Parties any right as a third party beneficiary of this Agreement.

Section 6.11 Change of Name of the Seller. Within 20 days after the Closing, the Seller will take such action as is necessary to change its legal name so that it does not contain the word “Adenza” and shall no longer use the name “Adenza” as its name in its correspondence or communications with third parties (other than in referring to its former name or its former relationship with the Acquired Companies).

Section 6.12 Notices of Certain Events. Prior to the Closing Date, the Seller shall, and shall cause the Acquired Companies to, give reasonably prompt notice to the Purchaser: (a) of, to the Knowledge of the Company, any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with this Agreement or the consummation of the Transactions (and is not already contemplated pursuant to this Agreement), that any Person other than an equityholder of the Seller is entitled to any payment in connection with this Agreement or the Transactions (in addition to what is provided under this Agreement), or making any claims or disputes with respect to such Person’s ownership or alleged ownership of (or entitlement to) any equity or voting interest in the Acquired Companies; and (b) of any Legal Proceeding pending against the Seller or the Acquired Companies primarily relating to the Transactions. The Purchaser shall, prior to the Closing, give prompt notice to the Seller of any Legal Proceeding pending or, to the knowledge of the Purchaser, threatened against any of the Purchaser Parties relating to the Transactions. Notwithstanding anything to the contrary contained in this Agreement, any failure to give notice in accordance with this Section 6.12 shall not be deemed to constitute a violation of this Agreement for purposes of Section 8.1(c) or the failure of any condition set forth in Section 7.2(b) to be satisfied.

Section 6.13 Termination of Related Person Contracts. Effective upon the Closing, the Seller and the Acquired Companies shall terminate all Related Person Contracts set forth on Section 6.13 of the Company Disclosure Schedule and any other Related Person Contracts (i) to which the Existing Sponsor or any of its Affiliates (other than any Acquired Company) is a party or (ii) other than the Indemnification Agreements, specified by the Purchaser in writing at least five Business Days prior to the Closing, without any liability to or obligation on the part of the Acquired Companies or any of their Affiliates (including, from and after the Closing, the Purchaser and its Subsidiaries).

Section 6.14 Security Risk Assessment; Remediation. Promptly following the date hereof, the Acquired Companies shall use commercially reasonable efforts to engage a third party selected by the Seller and reasonably acceptable to the Purchaser (provided that Mandiant or any of its Affiliates shall be deemed to be reasonably acceptable to the Purchaser) (such third party, the “Assessment Firm”) to perform a threat hunt for any potential breach or malicious activity, at the Company’s sole expense, covering (i) the Company’s Azure Active Directory, (ii) the Company’s development, production and corporate environments (on-premises and in-the-cloud) that are selected and mutually agreed by the Purchaser, the Company and the Assessment Firm, and (iii) non-Company assets (include dark web sites) (in the case of this clause (iii), as reasonably determined by the Assessment Firm). Prior to the engagement of the Assessment Firm, the Purchaser and the Company shall, each acting reasonably and in good faith, discuss and mutually agree upon the scope of services to be performed by the Assessment Firm; provided that, under no circumstances shall an Acquired Company be required to agree to any scope or engage in any assessment that would or would be reasonably likely to interfere with or disrupt the operation of the Acquired Companies’ businesses in any material respect. Prior to the Closing, the Company shall, at the Company’s sole expense, use commercially reasonable efforts to: (a) to the extent such threat hunt identifies any breach or malicious activity, remediate such breach or malicious activity in a timely fashion; (b) to the extent that the Purchaser notifies the Company of credentials of any of the Acquired Companies’ employees or other personnel that have been compromised with reasonable advanced written notice prior to the Closing Date, reset the credential in accordance with ordinary course Company practices and in a manner that minimizes any interference with the operation of the Acquired Companies’ businesses; (c) complete, to the reasonable satisfaction of the Company and the Purchaser, the remediation actions set forth on Section 6.14(c) of the Company Disclosure Schedule to the extent not already completed as of the date hereof; and (d) take actions in furtherance of the milestones set forth on the Company’s 2023 Security Roadmap set forth on Section 6.14(d) of the Company Disclosure Schedule, subject to modifications thereto in the mutual reasonable business judgment of the Company and the Purchaser. Any third party costs incurred in connection with the actions taken in accordance with this Section 6.14 (including any such costs incurred prior to the date hereof) shall be for the account of the Acquired Companies and shall be included in the calculation of Transaction Expenses to the extent they are unpaid as of the Closing. Nothing in this Section 6.14 will require any of the Acquired Companies to (x) commence or defend any litigation or (y) hire or engage any employees or any advisor other than the Assessment Firm. Notwithstanding anything to the contrary contained in this Agreement, the Acquired Companies shall be deemed to have complied with this Section 6.14 for all purposes of this Agreement (including, for the avoidance of doubt, Section 7.2(b) and Section 8.1(c)) unless the Company has materially and willfully breached its obligations under this Section 6.14.

Section 6.15 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and each of the Company and its Subsidiaries shall, at the Purchaser’s sole expense, use its reasonable best efforts to cause their respective Representatives to, provide such cooperation as is reasonably requested by the Purchaser in connection with any debt financing obtained by the Purchaser in connection with the consummation of the Transactions (the “Debt Financing”). Such cooperation shall include but not be limited to the following:

(i) assisting the Purchaser with the Purchaser’s preparation of pro forma financial information and pro forma financial statements, and with the preparation of projections;

(ii) furnishing the Purchaser with the Required Financing Information and such other information reasonably requested in connection with the Debt Financing on a timely basis;

(iii) assisting with the migration, cash collateralization, backstopping, or other treatment determined by the Purchaser of any performance bonds, escrow arrangements, letters of credit, bank guarantees, or similar instruments or arrangements of the Company and its Subsidiaries in connection with Closing;

(iv) executing and delivering customary authorization letters to the Debt Financing providers authorizing the distribution of information regarding the Acquired Companies to prospective lenders or investors in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about the Acquired Companies or their securities, and a customary representation as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing (“Financing Authorization Letters”);

(v) using reasonable best efforts to cause its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information and pro forma financial information relating to the Acquired Companies as reasonably requested by the Purchaser or as necessary or customary for financings similar to the Financing (including any offering of debt securities), (B) provide assistance in the preparation of pro forma financial statements and information, (C) attend a reasonable number of virtual or telephonic accounting due diligence sessions and drafting sessions at reasonable times and places, and (D) otherwise provide customary assistance; and

(vi) using reasonable best efforts to obtain and provide to the Purchaser, by a date reasonably in advance of the Closing, customary payoff letters executed by the lenders under the Company Credit Facility (or the agent thereunder on their behalf), Lien terminations and instruments of discharge to allow for the payoff, discharge and termination in full on the Closing Date of the Company Credit Facility, guarantees of the obligations in connection therewith and Liens securing the obligations thereunder.

(b) Notwithstanding anything in this Section 6.15 to the contrary, in fulfilling its obligations pursuant to this Section 6.15 and the cooperation obligations set forth in the final sentence of Section 2.6, none of the Acquired Companies or any of their respective Affiliates or Representatives will be required to: (i) prior to the Closing, pay or incur any commitment or other fee or any out-of-pocket expense, or incur any other expense, liability or obligation in connection with the Debt Financing that is not reimbursed by the Purchaser at the Closing; (ii) prior to the Closing, pass resolutions or consents or approve or authorize the execution of, or execute or deliver, the Debt Financing or the definitive documents in respect thereof or related agreements (other than the payoff letter described in Section 6.15(a)(vi) and Financing Authorization Letters); (iii) cause any director, officer or employee or stockholder of the Company or the Acquired Companies to incur any personal liability that would be effective prior to the Closing Date; (iv) take any action that would unreasonably interfere with the conduct of the business of the Acquired Companies; (v) take any action that would reasonably be expected to result in a contravention of, violation or breach of, or default under, the Agreement or that would cause any representation or warranty in this Agreement to be breached by the Acquired Companies or their Affiliates (in each case unless the Purchaser waives such breach or failure prior to the Acquired Companies or any of its Affiliates taking such action); (vi) take any action that is prohibited by or violates any organization documents of the Acquired Companies, any Material Contract of the Acquired Companies, in each case existing as of the date hereof or any Law (provided however, that the Acquired Companies shall use commercially reasonable efforts to provide an alternative means of taking such action to the maximum extent permitted by Law or such contractual obligation); (vii) provide access to, or disclose information that, upon the advice of counsel is subject to attorney-client privilege or work-product or similar privilege (provided however, that the Acquired Companies shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent that does not result in a loss of such privilege); (viii) prior to the Closing, provide or deliver any internal or external legal opinions by the Acquired Companies or their Affiliates; (ix) prior to the Closing, require any of the Acquired Companies or their Affiliates to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any of the Acquired Companies or their Affiliates being responsible to any third parties for any representations or warranties prior to the Closing (other than in connection with the Financing Authorization Letters); or (x) require any of the Acquired Companies or their Affiliates to prepare or deliver any Excluded Information.

(c) The Purchaser shall, upon request by the Company, reimburse the Company for all documented out-of-pocket costs incurred by the Acquired Companies in connection with fulfilling its obligations pursuant to this Section 6.15. The Purchaser shall indemnify and hold harmless the Acquired Companies from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection the Debt Financing, any actions taken by them pursuant to this Section 6.15 and any information used in connection therewith or used with the cooperation by the Acquired Companies, except in the event such loss or damage arises out of (i) the gross negligence or willful misconduct by any Acquired Company or its Representatives, (ii) the material breach of this Agreement by any Acquired Company or its Representatives, or (iii) any information provided to the Purchaser in writing by the Acquired Companies for inclusion in any materials related to the Debt Financing.

(d) For the avoidance of doubt, the Purchaser may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.15 at any time, and from time to time and on multiple occasions at reasonably mutually agreeable times in reasonably mutually agreeable locations upon reasonable advance notice, between the date hereof and the Closing Date.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to the Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the Purchaser Parties’ obligations hereunder.

(f) The parties hereto acknowledge and agree that (i) the provisions contained in this Section 6.15 and Section 6.17 (and, solely with respect to the Equity Financing, the cooperation obligations set forth in the final sentence of Section 2.6) represent the sole obligations of the Acquired Companies with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing and the Equity Financing) to be obtained by Purchaser with respect to the Transactions, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations and (ii) except as set forth in Section 6.15 and the final sentence of Section 2.6, the Company and their respective Affiliates have no responsibility for any financing the Purchaser Parties may raise in connection with the Transactions.

(g) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the any financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries or any of its or their respective Affiliates or Representatives.

(h) Notwithstanding anything to the contrary contained in this Agreement, (i) the Company’s breach of its obligations under this Section 6.15 (except for any breach of its obligations under Section 6.15(a)(ii), which shall be governed by Section 6.15(h)(ii)) shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b), unless such breach is a willful and material breach and is a material cause of the Purchaser being unable to obtain the proceeds of the Debt Financing at the Closing and (ii) the Company’s breach of its obligations under Section 6.15(a)(ii) shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b), unless (solely for purposes of Section 7.2(b) and not for purposes of Section 8.1(c)) such breach is a material cause of the Purchaser being unable to obtain the proceeds of the Debt Financing at the Closing.

Section 6.16 Stockholder Consent. Within 24 hours following the execution of this Agreement, the Seller shall deliver to the Purchaser a duly executed Stockholder Consent.

Section 6.17 Interim Financial Statements.

(a) The Company shall prepare and deliver as soon as reasonably practicable following the date hereof the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 and the related statements of income and cash flows for the 12-month period then ended (the “Audited Company Financial Statements”). The Company shall prepare and deliver to the Purchaser not later than 45 days or, with respect to annual results, 90 days following the end of any fiscal quarter or fiscal year, as applicable, ending between the date hereof and the Closing Date, (a) as of the end of such quarterly period, an unaudited consolidated balance sheet of the Company and its Subsidiaries (except that such statements relating to the quarterly period ended March 31, 2023, will be of Adenza Group and its Subsidiaries) and related unaudited consolidated statements of income for the applicable period, in each case, reviewed in accordance with SAS 100 review procedures and (b) as of the end of such annual period, an audited consolidated balance sheet of the Company and its Subsidiaries and related audited consolidated statements of income for the applicable period, and with respect to each such annual period, audited pursuant to the standards set forth by the American Institute of Certified Public Accountants (collectively with the Audited Company Financial Statements, the “Interim Financial Statements”). The annual and quarterly Interim Financial Statements shall be (x) in the same format (or similar format) and include the same level of detail as the annual and quarterly Financial Statements, respectively, and (y) prepared from and in accordance with the books of account and financial records of the Acquired Companies and in accordance with GAAP (except as noted therein), consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition, cash flows and results of operations of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items (which if presented would not differ materially from those presented in the Financial Statements set forth in Section 3.7(a)-1(ii) of the Company Disclosure Schedule) and (B) changes resulting from normal and recurring year-end audit adjustments (the effect of which will not, individually or in the aggregate, be material). For the avoidance of doubt, breaches of this Section 6.17(a) shall be governed by Section 6.15(h)(ii).

(b) The Purchaser may request, not earlier than 30 days prior to the Company’s and the Purchaser’s good faith estimate of the Closing Date, that the Company begin preparing any financial statements that the Purchaser reasonably believes may be required to be filed by the Purchaser with the SEC pursuant to Rule 3-05 of Regulation S-X in connection with the Closing to the extent they are not already available, and the Company shall promptly thereafter begin preparing such financial statements (which, in the case of quarterly financial statements, shall be reviewed in accordance with SAS 100 review procedures) in order that they may be completed as promptly as reasonably practicable after the Closing.

(c) The Purchaser shall, upon request by the Company, reimburse the Company for all documented out-of-pocket costs incurred by the Acquired Companies in connection with fulfilling its obligations pursuant to this Section 6.17 to the extent such costs and expenses would not otherwise be incurred by the Acquired Companies in the ordinary course of business.

Section 6.18 Purchaser Actions. The Purchaser shall take the actions set forth on Section 6.18 of the Purchaser Disclosure Schedule.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. (i) The waiting period or required approval applicable to the Transactions under the HSR Act and the Antitrust Laws and Foreign Investment Laws, in each case of the jurisdictions set forth on Section 7.1(a) of the Company Disclosure Schedule, and (ii) such other approvals set forth on Section 7.1(a) of the Company Disclosure Schedule (collectively, the “Regulatory Approvals”) will each have expired or been received, as applicable.

(b) No Injunctions. No Law, injunction, judgment or ruling of any Governmental Authority shall be in effect which would prevent the consummation of the Transactions or make the consummation of the Transactions illegal.

Section 7.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties set forth in Article III and Article IV (other than the representations and warranties in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), clause (a) of Section 3.3 (Non-Contravention), Section 3.5 (Company Capitalization), Section 3.9(a)(i) (No Company Material Adverse Effect), Section 3.22 (Brokers), Section 4.1 (Organization, Standing and Organizational Power) Section 4.2 (Authority; Non-Contravention), Section 4.3 (Ownership of Company Shares) and Section 4.5 (Brokers) (the “Fundamental Representations”)) will be true and correct (disregarding all qualifications or limitations as to “materiality”, “in all material respects”, “Company Material Adverse Effect” or words of similar import set forth therein other than the terms “Material Contracts,” “Material Customers” and “Material Vendors”) as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct (disregarding all qualifications or limitations as to “materiality”, “in all material respects”, “Company Material Adverse Effect” or words of similar import set forth therein other than the terms “Material Contracts”, “Material Customers” and “Material Vendors”) as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not be reasonably expected to have, a Company Material Adverse Effect;

(ii) the Fundamental Representations (other than the representations and warranties set forth in Section 3.9(a)(i) (No Company Material Adverse Effect) and Section 4.3 (Ownership of Company Shares)) will be true and correct (disregarding all qualifications or limitations as to “materiality”, “in all material respects”, “Company Material Adverse Effect” or words of similar import set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date); and

(iii) the representations and warranties set forth in Section 3.9(a)(i) (No Company Material Adverse Effect) and Section 4.3 (Ownership of Company Shares) will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date).

(b) Performance of Obligations of the Company and the Seller. The Company and the Seller shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing as of the Closing Date.

(d) Stockholder Consent. The Seller shall have executed and delivered the Stockholder Consent.

(e) Officer’s Certificate. Each of the Company and the Seller shall have delivered to the Purchaser a certificate of the Company or the Seller, as applicable, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligations of the Seller and the Company. The respective obligations of each of the Seller and the Company to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser Parties set forth in this Agreement (disregarding all qualifications or limitations as to “materiality”, “in all material respects”, “Purchaser Material Adverse Effect” or words of similar import set forth therein) will be true and correct as of the date of this Agreement and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “in all material respects”, “Purchaser Material Adverse Effect” or words of similar import set forth therein) as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a Purchaser Material Adverse Effect.

(b) Performance of Obligations of the Purchaser Parties. Each of the Purchaser Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Purchaser shall have delivered to the Company and the Seller a certificate of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing solely as follows:

(a) by the mutual written consent of the Seller and the Purchaser;

(b) by either of the Seller or the Purchaser:

(i) if the Closing shall not have been consummated on or before June 10, 2024 (such date, the “Initial Outside Date”); provided, that if as of the fourth Business Day prior to the Initial Outside Date all of the conditions to the Closing, other than the conditions set forth in Section 7.1(a) or Section 7.1(b) (solely if the Law, injunction, judgment or ruling is attributable to any Antitrust Laws, Foreign Investment Laws or Regulatory Approval), shall have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing and which are then capable of being so satisfied if the Closing were to take place on such date), then the Initial Outside Date shall automatically be extended to September 10, 2024 (the “Subsequent Outside Date”) (as used in this Agreement, the term “Outside Date” means the Initial Outside Date, unless the Initial Outside Date has been extended to the Subsequent Outside Date, in which case, the term “Outside Date” shall mean the Subsequent Outside Date); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform in any material respect any of its obligations under this Agreement; or

(ii) if any Governmental Authority has issued any injunction or order permanently enjoining or prohibiting the Transactions, which injunction or order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable injunction or order was primarily due to the failure of such Party to perform in any material respect any of its obligations under this Agreement;

(c) by the Purchaser if the Company or the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than any of the covenants set forth in Section 6.17(a) or, solely with respect to the Interim Financial Statements, Section 6.15(a)(ii)), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), respectively, and (ii) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Purchaser of such breach; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it or any other Purchaser Party is then in material breach of any representation, warranty, covenant or other agreement hereunder that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by the Seller if any of the Purchaser Parties shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), respectively, and (ii) cannot be cured by the Purchaser Parties by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Seller of such breach; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder that would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b); provided, further, that the failure to deliver the Closing Cash Purchase Price, the Closing Stock Consideration and the other Closing payments pursuant to Article I at the Closing as required hereunder shall not be subject to cure hereunder;

(e) by the Seller if (i) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing (provided such conditions are capable of being satisfied)), (ii) the date that the Closing is required to have occurred in accordance with Section 1.2 has passed, (iii) the Seller has confirmed by written notice to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser does not consummate the Transactions within three Business Days following delivery of such notice; or

(f) by the Purchaser if the Seller shall not have delivered to Purchaser a duly executed Stockholder Consent within 24 hours following the execution of this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.4(g), this Section 8.2 and Article X (other than Section 10.11, solely with respect to specific performance to cause the Closing to occur), all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Purchaser Parties, the Seller or the

Company or their respective managers, directors, employees, officers or Affiliates hereunder; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out of any Fraud or material and willful breach of this Agreement. For purposes of this Agreement, a “material and willful breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would cause a material breach of this Agreement. The Confidentiality Agreements shall survive the termination of this Agreement in accordance with its terms.

ARTICLE IX

CERTAIN TAX MATTERS

Section 9.1 Transfer Taxes. The Purchaser and the Seller shall each be responsible for, and shall indemnify and hold harmless the other Party from and against, fifty percent (50%) of all transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes imposed with respect to the Transactions (collectively, “Transfer Taxes”), and any penalties, interest or other additions with respect to Transfer Taxes. The Purchaser and the Seller shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

Section 9.2 Cooperation. Following the Closing, the Purchaser, the Seller and the Surviving Company shall cooperate with the other Parties with respect to, and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with, the preparation of any Tax Returns, the conduct of any Tax inquiry, audit, investigation or other proceeding or the determination of any Tax liability or entitlement to a Tax benefit, in each case, relating to the Acquired Companies. Following the Closing, the Purchaser shall cause the Surviving Company and its Subsidiaries to retain all applicable Tax Returns, books and records and workpapers for Pre-Closing Tax Periods for a period of at least seven years following the due date (taking into account any valid extensions of such due date pursuant to applicable Law) of the applicable Tax Returns.

Section 9.3 Intended Tax Treatment. For U.S. federal income Tax purposes, the Parties intend that (x) the First Merger and the Second Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, the Purchaser, Merger Sub 1 and Merger Sub 2 are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and (y) the Company, the Purchaser, Merger Sub 1 and Merger Sub 2 hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”). The Parties agree to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, the Intended Tax Treatment except to the extent otherwise required (i) by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance), or (ii) pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment, in each case, other than any such action contemplated by this Agreement, including any such action permitted by Section 2.6.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties and Certain Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms contemplate performance in whole or in part at or after the Closing then only with respect to any breaches occurring at or after the Closing and (b) Article X (but in the case of Section 10.11, solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing); provided that nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. The Confidentiality Agreements shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Closing. Notwithstanding the foregoing, this Section 10.1 will not limit claims with respect to Fraud.

Section 10.2 Acknowledgement by the Purchaser Parties. Each of the Purchaser Parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and has been afforded satisfactory access to the books and records, facilities and personnel of the Acquired Companies for purposes of conducting such investigation and verification, (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with, arising out of, or with respect to the Transactions, (c) except for the representations and warranties set forth in any other Transaction Document, the Seller Representations constitute the sole and exclusive representations and warranties of the Seller in connection with, arising out of, or with respect to the Transactions, (d) except for the Company Representations by the Company and the Seller Representations by the Seller and the representations and warranties set forth in any other Transaction Document, none of the Company, the Seller or any other Person makes, or has made, or will be purported or deemed to have made any other express or implied representation or warranty with respect to the Seller, the Acquired Companies or the Transactions and, except for the Company Representations by the Company and the Seller Representations by the Seller and the representations and warranties set forth in any other Transaction Document, all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser Parties or their Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Acquired Companies or the Seller, and (ii) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Acquired Companies, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Seller, Acquired Companies and all other Persons (including the Representatives of the Acquired Companies and the Seller and its Affiliates and their respective Representatives) and (e) the Purchaser Parties and their Affiliates are not relying on, and expressly disclaim any reliance on, any representations and warranties in connection with the Transactions, except for the Company Representations by the Company and the Seller Representations by the Seller and the representations and warranties set forth in any other Transaction Document. In connection with the Purchaser Parties’ investigation of the Acquired Companies, the Purchaser Parties have received projections and forward-looking statements or similar speculative financial models or assumptions, including projected statements of operating revenues and income from operations of the Acquired Companies and certain business plan information. Each of the Purchaser Parties acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of the Purchaser Parties is familiar with such uncertainties and that each of the Purchaser Parties is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph or the Company Representations or Seller Representations, each of the Purchaser Parties hereby acknowledges and agrees that none of the Seller, the Acquired Companies or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that none of the Purchaser Parties has relied on any such estimates, projections or other forecasts or plans. Each of the Purchaser Parties further acknowledges and agrees that, except for the Company Representations by the Company and the Seller Representations by the Seller and the representations and warranties set forth in any other Transaction Document, (i) none of the Seller, the Company, its Subsidiaries or any other Person shall have or be subject to any liability to the Purchaser Parties, the Company or any other Person resulting from the distribution to the Purchaser Parties, or the Purchaser Parties’ use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser Parties or their Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions and (ii) the Purchaser Parties and their respective Affiliates have not relied on any such information, document or material. Effective upon Closing, the Purchaser waives, on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller, the Surviving Company, its Subsidiaries and any of their respective current or former Affiliates or Representatives (other than any employee of the Company or any of its Subsidiaries) relating to the operation of the Surviving Company, its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Company Disclosure Schedule or the Transactions, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other environmental matters), other than (x) claims made pursuant to this Agreement and the other agreements contemplated hereby, including the other Transaction Documents and (y) with respect to Fraud. The Purchaser acknowledges and agrees that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.2. The Seller shall have the right to enforce this Section 10.2 on behalf of any Person that would be benefitted or protected by this Section 10.2 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable and were a material inducement to the Company and the Seller to enter into this Agreement and but for the foregoing agreements, neither the Company nor the Seller would have entered into this Agreement or consummated the Transactions.

Section 10.3 Acknowledgment by the Seller. The Seller acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchaser, (b) the Purchaser Representations constitute the sole and exclusive representations and warranties of the Purchaser Parties in connection with, arising out of, or with respect to the Transactions, including issuance of the Closing Stock Consideration, except for the representations and warranties set forth in any other Transaction Document, (c) except for the Purchaser Representations and the representations and warranties set forth in any other Transaction Document, none of the Purchaser Parties nor any other Person makes, or has made, or will be purported or deemed to have made any other express or implied representation or warranty with respect to the Purchaser Parties or their Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information including in any estimates, projections or forecasts or any other information, document or material provided to or made available to the Seller or its Affiliates or Representatives in expectation of the Transactions, including meetings, calls or correspondence with management of the Purchaser and its Subsidiaries, and (ii) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Purchaser, or the quality, quantity or condition of the Purchaser’s assets) are specifically disclaimed by the Purchaser Parties and their Subsidiaries and all other Persons (including the Representatives of the Purchaser Parties or their Affiliates and their respective Representatives) and (d) the Seller and its Affiliates are not relying on, and expressly disclaim any reliance on, any representations and warranties in connection with the Transactions except the Purchaser Representations except for the representations and warranties set forth in any other Transaction Document. Effective upon Closing, the Seller waives, on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Purchaser Parties and any of their current or former Affiliates or Representatives (including the Acquired Companies) relating to the operation of the Acquired Companies or their respective businesses or relating to the subject matter of this Agreement, the Purchaser Disclosure Schedule or the Transactions, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise, other than (x) claims made pursuant to this Agreement and the other agreements contemplated hereby, including the other Transaction Documents, (y) with respect to Fraud and (z) in respect of any obligations of the Surviving Company to Indemnitees pursuant to Section 6.8. The Seller acknowledges and agrees that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.3. The Purchaser shall have the right to enforce this Section 10.3 on behalf of any Person that would be benefitted or protected by this Section 10.3 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable and were a material inducement to the Purchaser Parties to enter into this Agreement and but for the foregoing agreements, the Purchaser Parties would not have entered into this Agreement or consummated the Transactions. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein shall limit, modify or waive any rights the Seller, its Affiliates or equityholders may have in their capacity as stockholders of the Purchaser following the Closing.

Section 10.4 Fees and Expenses. Except as otherwise expressly provided herein, including in Section 6.4(g), Section 6.15(c) and Section 6.17(c) whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the Party incurring or required to incur such fees or expenses; provided, that the fees and expenses payable to each of the Paying Agent and the Escrow Agent pursuant to the terms of the Paying Agent Agreement and the Escrow Agreement, respectively, will be borne solely by the Purchaser.

Section 10.5 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Purchaser and the Seller by their duly authorized officers; provided, that such amendment or supplement is promptly delivered to the other Parties.

Section 10.6 Waiver. At any time prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller and the Company, on the one hand, and the Purchaser Parties, on the other hand, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Parties, (b) extend the time for the performance of any of the obligations or acts of the other Parties or (c) waive compliance by the other Parties with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that (a) prior to the Closing, the Purchaser may assign its rights, interests and obligations hereunder to any of its wholly owned Subsidiaries and (b) following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates but, in each case, such assignment shall not relieve such Party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.7 shall be null and void.

Section 10.8 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.

Section 10.9 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the Purchaser Disclosure Schedule and Exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Indemnitees and the Seller under Section 6.8, (ii) the rights of the Seller’s Affiliates and Representatives under Section 10.2, (iii) the rights of the Purchaser’s Affiliates and Representatives under Section 10.3, (iv) the rights of the Non-Recourse Parties under Section 10.19(d), (v) the rights of the Retained Counsel under Section 10.17 and (vi) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of the Laws (or any statutes of limitations) of any jurisdiction other than the State of Delaware.

(b) Other than disputes submitted to the Valuation Firm pursuant to Section 2.2 (which shall be addressed in accordance with the procedures set forth in Section 2.2), (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) no Party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or assert, by motion or other request, any objection that they may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.10 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article X. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 10.11 Specific Enforcement. Irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, subject to Section 10.1, Section 10.2 and Section 10.3, if for any reason any of the Purchaser Parties, the Seller, or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement (excluding, for the avoidance of doubt, if the Closing has occurred, any failure to perform or breach for which the Parties have no liability under this Agreement pursuant to Section 10.1, Section 10.2 or Section 10.3), then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Prior to the Closing, to the extent any Party brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (a) the amount of time during which such action, claim, complaint or other proceeding is pending, plus 20 Business Days, or (b) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

Section 10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.13 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below (provided no transmission error is received), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same is delivered prepaid to a reputable national overnight delivery service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

If to the Purchaser Parties, to:

Nasdaq, Inc. 151 West 42nd Street
New York, NY 10036
Attention:	General Counsel
Email:	ogc@nasdaq.com

with a copy (which shall not constitute notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
Attention:	David K. Lam, Esq.
Mark F. Veblen, Esq.
Email:	DKLam@wlrk.com
MFVeblen@wlrk.com

If to the Company or the Seller (in each case, prior to the Closing), to:

Adenza Holdings, Inc. 99 Park Avenue, Suite 930
New York, NY 10016
Attention:	Joshua S. Geller, Chief Legal Officer
Email:	joshua.geller@adenza.com

with copies (which shall not constitute notice) to:

c/o Thoma Bravo, L.P.
One Market Plaza, Spear Tower, Suite 2400
San Francisco, CA 94105
Attention:	Holden Spaht
Brian Jaffee
Email:	hspaht@thomabravo.com
bjaffee@thomabravo.com

and Kirkland & Ellis LLP 300 North LaSalle
Chicago, Illinois 60654
Attention:	Corey D. Fox, P.C.
Bradley C. Reed, P.C.
Peter Stach, P.C.
Brett R. Nelson
Email:	corey.fox@kirkland.com
bradley.reed@kirkland.com peter.stach@kirkland.com brett.nelson@kirkland.com

If to the Company (after the Closing), to:

c/o Nasdaq, Inc. 151 West 42nd Street
New York, NY 10036
Attention:	General Counsel
Email:	ogc@nasdaq.com

with a copy (which shall not constitute notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
Attention:	David K. Lam, Esq.
Mark F. Veblen, Esq.
Email:	DKLam@wlrk.com
MFVeblen@wlrk.com

If to the Seller (after the Closing), to:

c/o Thoma Bravo, L.P.
One Market Plaza, Spear Tower, Suite 2400
San Francisco, CA 94105
Attention:	Holden Spaht
Brian Jaffee
Email:	hspaht@thomabravo.com
bjaffee@thomabravo.com

and Kirkland & Ellis LLP 300 North LaSalle
Chicago, Illinois 60654
Attention:	Corey D. Fox, P.C.
Bradley C. Reed, P.C.
Peter Stach, P.C.
Brett R. Nelson
Email:	corey.fox@kirkland.com
bradley.reed@kirkland.com peter.stach@kirkland.com brett.nelson@kirkland.com

Section 10.14 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.15 Definitions. As used in this Agreement, the following terms have the meanings ascribed to them below:

“280G Stockholder Vote” has the meaning set forth in Section 6.10(c).

“Accounting Principles” means the accounting principles, practices, procedures, policies, methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods as set forth on Section 10.15(A) of the Company Disclosure Schedule.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively, and “Acquired Company” means the foregoing individually.

“Acquisition Transaction” has the meaning set forth in Section 6.3.

“Additional Cash Amount” has the meaning set forth in Section 2.6.

“Adenza Group” has the meaning set forth in Section 3.7(a).

“Adjustment Reference Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, except for purposes of Section 3.21, Section 8.2, Section 10.2, Section 10.19(d) and the definition of “Non-Recourse Party”, in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with the Existing Sponsor, nor shall any other portfolio company of any investment fund affiliated with the Existing Sponsor be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assessment Firm” has the meaning set forth in Section 6.14.

“Audited Company Financial Statements” has the meaning set forth in Section 6.17.

“Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Base Cash Purchase Price” has the meaning set forth in Section 2.1(b).

“Burdensome Remedial Action” has the meaning set forth in Section 6.4(d).

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in San Francisco, California or New York, New York are authorized or required by Law to be closed.

“Business IP” means all Intellectual Property used in, held for use in, or necessary for the operation of the Acquired Companies’ businesses as currently conducted, including the Company Intellectual Property.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder or in connection therewith (and any similar relief, legislation, guidance, rules or regulations under any state, local, or foreign Law).

“Cash” means the aggregate amount of all cash and cash equivalents that can be converted into cash within 60 days; provided that “Cash” shall (i) exclude security deposits, lease deposits, customer deposits, bond guarantees, customer performance bonds, collateral reserve accounts and amounts held in escrow, (ii) be net of outstanding outbound checks, drafts, draws, ACH debits and wire transfers that have not yet cleared, and (iii) include inbound checks, drafts, draws, ACH credits and wire transfers that have been initiated by a third party payor but not yet cleared; provided that they are reasonably promptly received by the Acquired Companies; provided, further, that “Cash” shall exclude any amount set forth in forth on Section 10.15(B) of the Company Disclosure Schedule.

“Cash Amount” means, as of the Adjustment Reference Time, all Cash of the Acquired Companies, provided that, for the avoidance of doubt, any distributions of cash arising between the Adjustment Reference Time and the Closing shall be deemed incurred as of the Adjustment Reference Time.

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash Cap” has the meaning set forth in Section 2.1(b).

“Closing Cash Deferred Amount” has the meaning set forth in Section 2.1(b).

“Closing Cash Purchase Price” has the meaning set forth in Section 2.1(b).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 2.1(a).

“Closing Stock Consideration” means 85,608,414 shares of Purchaser Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.16(a).

“Company” has the meaning set forth in the preamble.

“Company Charter Documents” means the amended and restated certificate of incorporation and bylaws of the Company, as in effect as of the date of this Agreement.

“Company Class A Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share.

“Company Class B Common Stock” means the Class B Common Stock of the Company, par value $0.001 per share.

“Company Class C Common Stock” means the Class C Common Stock of the Company, par value $0.001 per share.

“Company Class D Common Stock” means the Class D Common Stock of the Company, par value $0.001 per share.

“Company Credit Facility” means that certain Credit Agreement, dated December 3, 2020, among Project Agile Parent, LLC, Calypso Group US, Inc., Adenza Group, Inc. (f/k/a AxiomSL Group, Inc.), the other subsidiaries party thereto from time to time as loan parties, Owl Rock Capital Corporation, as administrative agent and the lenders from time to time party thereto, as amended by the First Incremental Amendment to Credit Agreement, dated as of July 22, 2021.

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Company Employee” has the meaning set forth in Section 6.10(a).

“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by any Acquired Company.

“Company IT Assets” means the software, hardware, computer and telecommunications equipment and other information technology and related systems, in each case, owned, used or held for use (including through cloud-based or other third-party service providers) by any Acquired Company.

“Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Acquired Companies, taken as a whole; provided, however, that none of the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole;

(iii) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union;

(iv) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(v) changes after the date of this Agreement in conditions generally affecting the industries in which the Acquired Companies conduct business, including changes in conditions in the software or data services industries generally or in labor markets for employees;

(vi) changes after the date of this Agreement in regulatory, legislative or political conditions, including any trade wars or tariffs and any change in Law;

(vii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber attack by or sponsored by a Governmental Authority) not specifically targeted at the Company, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(viii) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics (including without limitation, relating to Coronavirus, any Coronavirus Measures or any other health, safety or similar matters) and other force majeure events;

(ix) changes or proposed changes after the date of this Agreement in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(x) any Effect resulting from the execution, delivery or the announcement of this Agreement or the consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Authorities, or any other third Person (it being understood that this clause (x) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or the announcement of this Agreement or the consummation of the Transactions);

(xi) the taking of any action expressly required by this Agreement (other than any such obligation to operate in the ordinary course of business);

(xii) any failure by the Acquired Companies to meet (A) any estimates or expectations of the Acquired Companies’ revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xiii) any breach by the Purchaser Parties of this Agreement;

except, in each case of clauses (i) through (ix), to the extent that such Effect has had a disproportionate adverse effect on the Acquired Companies relative to other companies of a similar size operating in the industries in which the Acquired Companies conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Registered Intellectual Property” means all issued, registered or applied for Intellectual Property that are owned by the Company or any of its Subsidiaries.

“Company Representations” means the representations and warranties of the Acquired Companies set forth in Article III of this Agreement, as modified by the Company Disclosure Schedule. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Securities” has the meaning set forth Section 3.5(b).

“Company Shares” has the meaning set forth in the recitals.

“Confidentiality Agreements” means, collectively, (i) the Mutual Confidentiality and Non-Disclosure Agreement, dated February 2, 2023, by and between Adenza Group and the Purchaser, (ii) the Clean Team Confidentiality Agreement, dated May 18, 2023, by and between Adenza Group and the Purchaser, and (iii) the Clean Team Confidentiality Agreement, dated May 16, 2023, by and between the Purchaser and Thoma Bravo, L.P.

“Consent” has the meaning set forth in Section 3.4.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement or legally binding arrangement, obligation, commitment or understanding.

“Coronavirus” means SARS-CoV-2 or any diseases or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Coronavirus Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to Coronavirus, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Data Security Requirements” has the meaning set forth in Section 3.13(h).

“Debt Financing” has the meaning set forth in Section 6.15(a).

“D&O Claim” has the meaning set forth in Section 6.8(a).

“DGCL” has the meaning set forth in the recitals.

“DLLCA” has the meaning set forth in the recitals.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Employee Plans” has the meaning set forth in Section 3.15(a).

“Enforceability Limitations” has the meaning set forth in Section 3.2.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof).

“Equity Financing” has the meaning set forth in Section 2.6.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.15(b).

“Escrow Account” has the meaning set forth in Section 1.3(d).

“Escrow Agent” has the meaning set forth in Section 1.3(d).

“Escrow Agreement” means the Escrow Agreement, by and among, the Purchaser, the Seller and the Escrow Agent, in the form attached hereto as Exhibit E.

“Escrow Amount” has the meaning set forth in Section 1.3(d).

“Estimated Cash Amount” has the meaning set forth in Section 2.1(a)(i).

“Estimated Indebtedness Amount” has the meaning set forth in Section 2.1(a)(i).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.1(a)(i).

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.1(a)(i).

“Excess Amount” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” means any (i) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) any financial information (other than the Required Financing Information) that is not reasonably available to the Company under its current reporting systems, that the Company does not maintain in the ordinary course of business and that the Company is not reasonably able to produce without undue expense that is not reimbursed promptly by the Purchaser or (v) any comparative financial information for applicable prior periods or any financial statements for periods prior to 2022.

“Existing D&O Policy” has the meaning set forth in Section 6.8(c).

“Existing Sponsor” means Thoma Bravo, L.P., a Delaware limited partnership.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Closing Cash Purchase Price” has the meaning set forth in Section 2.1(c).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Financing Authorization Letters” has the meaning set forth in Section 6.15(a)(iv).

“Financing Entities” has the meaning set forth in the definition of “Financing Parties”.

“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide the Purchaser or any of its Subsidiaries Debt Financing (the “Financing Entities”), and their respective Representatives and other Affiliates and each of their respective successors and assigns; provided, that neither the Purchaser, Merger Sub 1 nor Merger Sub 2 shall be a Financing Party.

“First Certificate of Merger” has the meaning set forth in Section 1.01(a)(i).

“First Effective Time” has the meaning set forth in Section 1.01(a)(i).

“First Merger” has the meaning set forth in the recitals.

“Foreign Investment Laws” means foreign direct investment or other similar Laws designed to prohibit, restrict, regulate or screen foreign direct investments into any jurisdiction.

“Fraud” means, an intentional and knowing misrepresentation by a Party in the making of a representation or warranty contained in this Agreement or in any certificate executed and delivered by such Party pursuant to the terms of this Agreement that constitutes actual (and not constructive or equitable) common law fraud under the laws of the State of Delaware. A Person will be liable for or as a result of a Party’s Fraud only if such Person had actual knowledge of such Party’s Fraud.

“Fundamental Representations” has the meaning set forth in Section 7.2(a)(i).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality, or political subdivision thereof, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or tribunal of competent jurisdiction.

“Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “radioactive,” or “toxic,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to the Acquired Companies, without duplication, the sum of all amounts (including the current portions thereof) owing by the Acquired Companies to repay in full (i) all indebtedness for borrowed money owed by the Company or any of its Subsidiaries or funded indebtedness or obligations issued in substitution or exchange for borrowed money or funded indebtedness of the Company or its Subsidiaries, (ii) all obligations evidenced by any note, bond, debenture or other similar instruments, (iii) all obligations under letters of credit, performance bonds, surety bonds, bankers acceptances or similar facilities, in each case solely to the extent drawn upon, (iv) all leases that have been recorded as capital or finance leases in the Financial Statements or which are required to be capitalized under GAAP, (v) the notional amount of any obligations with respect to an interest rate hedging agreements, swap agreements, forward rate agreements, interest rate cap or collar agreements or other derivative agreements, (vi) any obligations of the type referred to in clauses (i) through (v) above or (vii) through (viii) below secured by a Lien (other than Permitted Liens) on property or assets owned by the Company or its Subsidiaries, (vii) all guarantee, endorsement, assumption, contingent or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, (viii) in each case of clauses (i) through (vii) above, principal and accrued or unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing to the extent such costs, penalties, additional interest, premiums, fees or other costs and expenses would actually be payable in connection with the termination or repayment of the related obligations at the time at which such Indebtedness is measured, (ix) the Pre-Closing Tax Amount, (x) any declared but unpaid dividends or distributions or amounts owed to the Sellers or their Affiliates, (xi) any deferred purchase price related to property, business, securities, services, asset purchases and/or acquisitions (including the maximum amount for any earn-out, seller notes or contingent payment obligations), (xii) any unpaid contractual severance payments and associated amounts (including the employer portion of any applicable payroll Taxes) that are actually due by the Company or its Subsidiaries prior to the Closing, and (xiii) the liabilities set forth on Section 10.15(C) of the Company Disclosure Schedule. Notwithstanding the foregoing, Indebtedness does not include (a) any liabilities included in the Transaction Expenses, (b) any intercompany obligations between or among the Company or any of its Subsidiaries, (c) deferred revenue, (d) any letters of credit, performance bonds, bankers acceptances or similar obligations if not drawn upon and (e) any operating leases.

“Indebtedness Amount” means the Indebtedness of the Acquired Companies on a consolidated basis as of the Adjustment Reference Time; provided that, for the avoidance of doubt, any Indebtedness Amount incurred through the Closing shall be deemed incurred as of the Adjustment Reference Time.

“Indemnitee(s)” has the meaning set forth in Section 6.8(a).

“Indemnification Agreement” has the meaning set forth in Section 6.8(a).

“Initial Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Intellectual Property” means the rights associated with the following: (i) all United States and foreign patents and applications therefor; (ii) all copyrights, copyright registrations, and any other equivalent rights in works of authorship (including rights in software and databases as a work of authorship) and applications therefor and all other rights corresponding thereto throughout the world; (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein (“Marks”); (iv) domain names, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (v) all rights in mask works, and all mask work registrations and applications therefor; (vi) rights in trade secrets and confidential information; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 9.3.

“Interim Financial Statements” has the meaning set forth in Section 6.17.

“International Employee Plan” has the meaning set forth in Section 3.15(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, in the case of the Acquired Companies, the actual knowledge, after reasonable inquiry, of the following individuals: Didier Bouillard, Helene Koutsoudakis, Joshua Geller, Laurent Jacquemin, Mayank Shah, Richard Bentley, Karoline Raets and Ben Fisbein.

“Latest Balance Sheet” has the meaning set forth in Section 3.7(a).

“Laws” means all laws, statutes, ordinances, codes, regulations, decrees, judgments, injunctions and orders of Governmental Authorities.

“Lease” has the meaning set forth in Section 3.11(b).

“Leased Real Property” has the meaning set forth in Section 3.11(b).

“Legal Proceeding” means any action, charge, lawsuit, litigation, or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Letter of Transmittal” has the meaning set forth in Section 1.01(a)(ii)(E).

“Liens” means any pledge, hypothecation, claim, lien, charge, encumbrance, license, deed of trust, mortgage, easement, encroachment, right of way, right of first refusal, right of first offer and security interest, or any other encumbrance of any kind or nature whatsoever in or on any asset, property or property interest.

“Lookback Date” means (i) in the case of all representations and warranties of the Company set forth in Article III (other than Section 3.18, Section 3.14(c) and Section 3.23), December 31, 2020 and (ii) in the case of the representations and warranties of the Company set forth in Section 3.18, Section 3.14(c) and Section 3.23, December 31, 2018.

“material and willful breach” has the meaning set forth in Section 8.2.

“Material Contract” means any of the following Contracts:

(i) any material Contract with (A) each of the 20 largest customers of the Acquired Companies measured by the highest committed annual contract value for the fiscal year ending December 31, 2022 (the “Material Customers”) and (B) each of the 10 largest commercial vendors of the Acquired Companies (excluding payments made in respect of Leases and Non-Ordinary Course Vendors), measured by the dollar amounts actually paid to such vendors for the fiscal year ending December 31, 2022 (the “Material Vendors”);

(ii) any Contract under which any of the Acquired Companies uses or has the right to use any Intellectual Property licensed from third parties which is material to its business or under which any of the Acquired Companies grants any third party a license to use material Company Intellectual Property, in each case, that provides for payments by the Company in excess of $300,000 per annum (other than nonexclusive, “off-the-shelf” software licenses in the ordinary course of business) or to the Company in excess of $1,000,000 per annum (other than nonexclusive licenses to customers in the ordinary course of business);

(iii) any Contract containing any covenant or other provision (A) limiting the right of any of the Acquired Companies to engage in any line of business in which such Acquired Company is currently engaged, to conduct business in any geographic region or to compete with any Person in any line of business in which such Acquired Company is currently engaged; (B) under which any Acquired Company grants “most favored nation” terms, rights of first refusal or rights of first offer to any Person; or (C) granting exclusive rights to license, market, sell or deliver any product or service of any Acquired Company, or to exclusively supply any product or service to any Acquired Company, or otherwise contemplating an exclusive relationship between any Acquired Company and any other Person;

(iv) any Contract entered into since the Lookback Date (A) relating to the disposition or acquisition of equity securities or assets by any of the Acquired Companies (other than (x) sales, leases, rentals and non-exclusive licenses in the ordinary course of business or (y) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Acquired Companies or (z) transfers among the Acquired Companies) or (B) providing for any business acquisition, or material acquisition of the shares or assets of another Person, completed or terminated by any Acquired Company;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case relating to obligations in excess of $3,000,000, or guarantees of any of the foregoing, other than (A) accounts receivables and payables in the ordinary course of business, (B) obligations incurred pursuant to business credit cards in the ordinary course of business, (C) extensions of credit to customers in the ordinary course of business, and (D) any Contract providing for or evidencing any Lien on the property or assets of any of the Acquired Companies;

(vi) any Lease or Sublease;

(vii) any Related Person Contract;

(viii) any Contract providing for indemnification of any officer, director or employee by any of the Acquired Companies, other than Contracts entered into on substantially the same form as the Acquired Companies standard forms previously made available to the Purchaser;

(ix) any Contract that is an agreement in settlement of a dispute that imposes ongoing obligations or restrictions on any of the Acquired Companies or any of their Affiliates following the date hereof;

(x) any Contract with any Governmental Authority;

(xi) any Contract that is a Collective Bargaining Agreement;

(xii) any Contract requiring capital expenditures by any Acquired Company (A) in excess of $1,000,000 or (B) relating to real property or improvements thereto or thereon; and

(xiii) any Contract that involves a joint venture entity, limited liability company or legal partnership or similar Contract in each case involving the sharing of profits, losses, costs or liabilities with any other party or otherwise with any Person other than Seller or a Subsidiary of the Company.

“Material Customer” has the meaning set forth in the definition of Material Contract.

“Material Vendor” has the meaning set forth in the definition of Material Contract.

“Merger Consideration” means the Closing Cash Purchase Price plus the Closing Stock Consideration.

“Merger Sub 1” has the meaning set forth in the preamble.

“Merger Sub 2” has the meaning set forth in the preamble.

“Nasdaq Rules” means the rules and regulations of the Nasdaq Stock Market.

“Non-Ordinary Course Vendors” means commercial vendors of the Acquired Companies that provide: (i) corporate insurance, (ii) employee benefits, (iii) time and material (including, consultants, law firms, accounting firms, audit forms and one-time implementation consultants and staff augmentation vendors), (iv) staff augmentation firms, (v) employee expense reimbursement, (vi) intragroup payments, (vii) post-merger brand consulting, (viii) commissions and referral fees, (ix) discontinued services or purchases, (x) tax payments, (xi) board fees, (xii) marketing and Company kickoff events, (xiii) office fit-out expenses, (xiv) bank fees, and (xv) recruitment fees.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing).

“Non-Solicitation and Confidentiality Agreement” has the meaning set forth in the recitals.

“Non-US Closing Cash Cap” has the meaning set forth in Section 2.1(b).

“Nonparty Affiliates” has the meaning set forth in Section 10.19(a).

“Objections Statement” has the meaning set forth in Section 2.2(c).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, stockholders’ agreement, and all other similar documents, instruments, agreements or certificates executed, adopted or filed in connection with the creation, formation, governance or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Acquired Companies.

“Parachute Payment” has the meaning set forth in Section 6.10(c).

“Party” means each of the Purchaser, Merger Sub 1, Merger Sub 2, the Company and the Seller.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Paying Agent Agreement” means a paying agent agreement by and between the Seller and the Paying Agent, in a form to be mutually agreed upon by the Seller and the Paying Agent and reasonably acceptable to the Purchaser.

“Permits” has the meaning set forth in Section 3.17.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ and other statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property (but not violations thereof); (v) public roads and highways; (vi) Liens that, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s and its Subsidiaries’ current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s and its Subsidiaries’ present or contemplated business operations at such location; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (ix) leases and subleases or other occupancy agreements to third party tenants disclosed in Section 3.11(b) of the Company Disclosure Schedule; (x) terms and conditions of the leases or other occupancy agreements pursuant to which the Company or any Subsidiary is a tenant or occupant disclosed in Section 3.11(b) of the Company Disclosure Schedule (but not violations thereof); (xi) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (xii) Liens set forth on Section 10.15(D) of the Company Disclosure Schedule; and (xiii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Pre-Closing Tax Amount” means, without duplication, (a) all unpaid income Taxes of the Acquired Companies for the taxable period ending December 31, 2022 and any taxable period (or portion thereof) ending on (and including) the Closing Date for which a final Tax Return has not yet been filed as of the Closing Date; (b) any Taxes with respect to any Pre-Closing Tax Period for which any Acquired Company would be liable as a result of an inclusion under Section 951 or 951A of the Code (or any similar provision of state or local Law) if the taxable year of each “foreign corporation” owned (directly or indirectly) by any Acquired Company closed on the Closing Date, (c) any Tax obligations for any Pre-Closing Tax Period that have been deferred pursuant to the CARES Act and (d) any unpaid income Taxes imposed on any Acquired Company as a result of an election under Section 965(h) of the Code, in each case, net of any estimated income Taxes, prepaid income Taxes or overpayments of income Taxes of the Acquired Companies that may be credited against and reduce a liability for such Taxes. The Pre-Closing Tax Amount shall be determined (i) based on the Acquired Companies’ historical practices and procedures (including any elections, methods of accounting and other filing positions) (to the extent that no changes in applicable Law since the filing of the last Tax Return of the Acquired Companies of the applicable type have made such historical practices and procedures inconsistent with applicable Law) and in jurisdictions where the Acquired Companies have historically filed Tax Returns (and in any jurisdictions in which the Acquired Companies have become subject to Tax due to new operations or activities occurring on or after January 1, 2022 and prior to the Closing); (ii) by taking all Transaction Tax Deductions into account in Pre-Closing Tax Periods to the extent “more likely than not deductible” (or deductible at a higher level of confidence) in such Tax periods; (iii) excluding any reserves for contingent Tax or uncertain Tax positions; (iv) excluding any deferred Tax items; (v) without regard to any income relating to prepaid amounts or deferred revenue (or other deferred amounts) accelerated into a Pre-Closing Tax Period on account of the transactions contemplated by this Agreement; (vi) excluding any income Taxes attributable to transactions undertaken by, or at the direction of, the Purchaser and occurring outside of the ordinary course of business on the Closing date and after the time of the Closing to the extent not expressly contemplated by this Agreement; and (vii) only taking into account any Tax attributes, including Transaction Tax Deductions and net operating losses, to the extent (if any) that they would actually reduce as a matter of applicable Law (but not below zero), determined at a “more likely than not” (or higher) standard, the amount of the taxable income of the applicable Acquired Company with respect to the relevant tax period. For purposes of this definition, each of “Taxes” and “Tax obligations” shall include (x) any liability for any Tax as a result of being a member of an affiliated, consolidated, combined, unitary or similar group and (y) any liability for the payment of any Tax as a transferee or successor, by contract (other than any commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) or otherwise by operation of Law. Notwithstanding anything to the contrary in this Agreement other than clause (vii) of this definition, the Pre-Closing Tax Amount may be an amount equal to, greater than or less than zero; provided that the Pre-Closing Tax Amount shall not be an amount less than zero (0) minus the amount of any estimated income Taxes, prepaid income Taxes or overpayments of income Taxes of the Acquired Companies taken into account in the calculation of the Pre-Closing Tax Amount.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preliminary Statement” has the meaning set forth in Section 2.2(a).

“Prior Plan” has the meaning set forth in Section 6.10(b).

“Protected Information” has the meaning set forth in Section 3.13(h).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Common Stock” means the common stock of the Purchaser, par value $0.01 per share.

“Purchaser Common Stock Amount” has the meaning set forth in Section 2.6.

“Purchaser Disclosure Schedule” has the meaning set forth in in the preamble to Article V.

“Purchaser Material Adverse Effect” means any Effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impair the consummation by the Purchaser Parties of the Transactions by the Outside Date.

“Purchaser Parties” has the meaning set forth in the preamble.

“Purchaser Preferred Stock” has the meaning set forth in Section 5.9(a).

“Purchaser Released Claims” has the meaning set forth in Section 10.19(b).

“Purchaser Releasee” has the meaning set forth in Section 10.19(c).

“Purchaser Releasor” has the meaning set forth in Section 10.19(b).

“Purchaser Representations” means the representations and warranties of the Purchaser Parties set forth in Article V of this Agreement, as modified by the Purchaser Disclosure Schedules. For the avoidance of doubt, the Purchaser Representations are made solely by the Purchaser Parties.

“Purchaser SEC Documents” has the meaning set forth in Section 5.14(a).

“Purchaser Stock Plans” has the meaning set forth in Section 5.9(a).

“Registration Rights Agreement” has the meaning set forth in Section 1.3(j).

“Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“Related Person Contract” has the meaning set forth in Section 3.21.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment.

“Remedial Action” has the meaning set forth in Section 6.4(d).

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries.

“Required Financing Information” means: (i) the financial statements provided pursuant to Section 3.7; (ii) (a) the Interim Financial Statements and (b) as of the end of the quarterly period ended March 31, 2023, an unaudited consolidated balance sheet of Adenza Group, Inc., a Delaware corporation, and its Subsidiaries and related unaudited consolidated statements of income for the applicable period, in each case, reviewed in accordance with SAS 100 review procedures; (iii) all other financial data and other information regarding the Company and its Subsidiaries of the type that would be necessary to receive from the Company’s independent auditors customary comfort letters; and (iv) such other pertinent and customary information (other than financial statements) regarding the Company and its Subsidiaries reasonably requested by the Purchaser to the extent that such information is required or customary in connection with the Debt Financing.

“Retained Counsel” has the meaning set forth in Section 10.17.

“Sample Closing Statement” means the illustrative example calculation of the Cash Amount, the Indebtedness Amount, the Transaction Expenses and the Working Capital Adjustment Amount set forth on Section 10.15(E) of the Company Disclosure Schedule; provided that, the reference to “Adjustment Reference Time” in the definitions thereof shall instead refer to “12:01 a.m. Eastern Time on March 31, 2023”.

“Sanctions” means all economic or financial sanctions, trade embargoes and export controls imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council or (c) any other relevant sanctions authority having proper jurisdiction over such matters.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.01(b)(i).

“Second Effective Time” has the meaning set forth in Section 1.01(b)(i).

“Second Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the preamble.

“Seller Released Claims” has the meaning set forth in Section 10.19(c).

“Seller Releasee” has the meaning set forth in Section 10.19(b).

“Seller Releasor” has the meaning set forth in Section 10.19(c).

“Seller Representations” means the representations and warranties of the Seller set forth in Article IV of this Agreement, as modified by the Company Disclosure Schedule. For the avoidance of doubt, the Seller Representations are made solely by the Seller.

“Seller Reserve Fund” has the meaning set forth in Section 1.4.

“Shortfall Amount” has the meaning set forth in Section 2.3(b).

“SOX” has the meaning set forth in Section 5.14(a).

“Specified Contract” has the meaning set forth in Section 3.10(e).

“Stockholder Consent” has the meaning set forth in the recitals.

“Stockholders’ Agreement” has the meaning set forth in Section 1.3(k).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date. In the case of any Taxes that are imposed on or with respect to income, gains, receipts, sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the portion of the taxable period ending on the Closing Date shall be deemed equal to the amount that would be payable if the relevant taxable period ended on and included the Closing Date, and in the case of any other Taxes for a Straddle Period, the portion of such Taxes related to the portion of the taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Sublease” has the meaning set forth in Section 3.11(c).

“Subsidiary” of any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsequent Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Successor Plan” has the meaning set forth in Section 6.10(b).

“Surviving Company” has the meaning set forth in the recitals.

“Surviving Corporation” has the meaning set forth in the recitals.

“Tail Coverage” has the meaning set forth in Section 6.8(c).

“Target Working Capital” means, if the Closing occurs (i) prior to December 1, 2023, $80,000,000 or (ii) on or after December 1, 2023, $75,000,000.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, tariffs, levies or other assessments, including all net income, gross receipts, capital, sales, use, escheat, gains, lease, service, production, registration, ad valorem, goods and services, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, backup withholding, environmental, windfall profits, intangibles, premium, alternative or add-on minimum, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other charges in the nature of a tax, whether disputed or not, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

“Tax Returns” means any return, declaration, notice, filing, certificate, election, report, claim for refund, information return, statement, disclosure, schedule, form or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Control Laws” has the meaning set forth in Section 3.23(a)(i).

“Transaction Documents” means this Agreement, the Stockholders’ Agreement, the Registration Rights Agreement, the Non-Solicitation and Confidentiality Agreement, the Escrow Agreement, the Paying Agent Agreement and each other agreement, document, certificate and instrument executed in connection herewith.

“Transaction Expenses” means an amount equal to, without duplication, (i) all costs, brokerage fees, commissions, finders’ fees and expenses with respect to outside legal counsel, accountants, advisors, brokers, consultants, investment bankers, financial advisors, experts and other third parties which are incurred or subject to reimbursement by any of the Acquired Companies in connection with the negotiation and execution of this Agreement and the consummation of the Transactions, including the fees that are expressly required to be borne by the Acquired Companies hereunder, and (ii) any bonus, sale, severance, retention, transaction or similar payments, change-of-control payment or other compensation payable by the Acquired Companies that are payable, accelerated, vested or accrued in connection with the Transactions but excluding any “double-trigger” payments or other payments that become due as a result of any actions taken by the Purchaser, the Surviving Company or their Affiliates at or following the Closing (including any payments made pursuant to any equity appreciation rights or other stock appreciation plans) (including any employment, payroll, social security, unemployment or other similar Taxes required to be paid by the Surviving Company or any of its Subsidiaries in connection therewith), in each case, that have been incurred at or prior to the Closing and that remain unpaid as of the Adjustment Reference Time, regardless of whether or not accrued or due and whether or not billed or invoiced prior to the Adjustment Reference Time; provided that “Transaction Expenses” shall not include any amounts included in the Indebtedness Amount. For the avoidance of doubt, any Transaction Expenses incurred immediately prior to the Closing shall be deemed incurred as of the Adjustment Reference Time.

“Transaction Tax Deductions” means any and all income Tax deductions of the Acquired Companies resulting from the payment of Indebtedness or Transaction Expenses (and amounts that would be Indebtedness or Transaction Expenses except for the fact that such expenses were paid prior to the Closing) (and, for these purposes, the Parties agree to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees paid by or on behalf of the Acquired Companies within the scope of such revenue procedure).

“Transactions” means, collectively, this Agreement and the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 9.1.

“Treasury Regulations” means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“US Closing Cash Cap” has the meaning set forth in Section 2.1(b).

“Valuation Firm” means Kroll Inc. or, if such firm is not willing to serve as the Valuation Firm as contemplated hereby, another independent, nationally recognized valuation, accounting or consulting firm with similar capabilities and reputation to such firm that is mutually agreed by the Seller and the Purchaser.

“Working Capital” means, as of the Adjustment Reference Time, (a) the sum of the current assets, long-term unbilled revenue and long-term deferred commissions of the Acquired Companies, minus (b) the sum of the current liabilities and long-term deferred revenue of the Acquired Companies, in each case, without duplication and without giving effect to the Transactions, and calculated in a manner consistent with the Accounting Principles; provided, however, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amount, Indebtedness Amount or Transaction Expenses, (ii) any amounts expressly excluded from the definition of Cash, (iii) any amounts with respect to deferred Tax assets or deferred Tax liabilities, (iv) loans or amounts receivable from the Seller or its Affiliates, (v) assets or contra liabilities relating to Indebtedness (such as unamortized debt issuance costs), (vi) lease related liabilities of the Acquired Companies or (vii) income Tax asset or liabilities.

“Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Working Capital minus (ii) the Target Working Capital.

Section 10.16 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “or”, “either”, “neither”, “nor” or “any” shall not be exclusive. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “$” and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The words “shall” and “will” denote a directive and obligation, and not an option. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, “delivered”, “furnished” or “made available” (or any phrase of similar import) to the Purchaser Parties shall mean posted by the Company, the Seller or a Person acting on its or their behalf to the online data room hosted on behalf of the Seller, the Company and/or its Subsidiaries at dfsvenue.com or otherwise provided in writing to a Representative of the Purchaser prior to 5:00 p.m. Eastern Time on the date hereof. With regard to all dates and time periods set forth or referred to in this

Agreement, time is of the essence. The words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed or incorporated by reference in the appropriate schedule. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Any action required to be taken by or on a day or Business Day may be taken until 11:59 P.M. Eastern Time on such day or Business Day. All references to “days” shall be deemed to include calendar days unless otherwise indicated as a “Business Day”. All days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. The phrase “ordinary course of business” when used in this Agreement shall mean the ordinary course of business consistent with past practice. For the avoidance of doubt, unless otherwise indicated to the contrary herein, amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number.

(b) The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Company Disclosure Schedule or the Purchaser Disclosure Schedule or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Company Disclosure Schedule or the Purchaser Disclosure Schedule or Exhibits attached hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule, Purchaser Disclosure Schedule or Exhibit attached hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Company Disclosure Schedule, Purchaser Disclosure Schedule and Exhibits attached hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract). The Company Disclosure Schedule, the Purchaser Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants of the Company and the Purchaser Parties, as applicable, contained in this Agreement and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. In disclosing the information in the Company Disclosure Schedule or the Purchaser Disclosure Schedule, the Company or the Purchaser Parties, as applicable, do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Disclosure of an item on one Disclosure Schedule or Purchaser Disclosure Schedule will be deemed disclosure on any other Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, to the extent its relevance to such other Disclosure Schedule or Purchaser Disclosure Schedule is reasonably apparent on its face or cross-referenced on such Disclosure Schedule or Purchaser Disclosure Schedule.

(c) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.17 Provision Respecting Legal Representation. It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Company and the Seller have retained Kirkland & Ellis LLP and its affiliated entity Kirkland & Ellis International LLP (the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. The Purchaser Parties and the Company and their respective Subsidiaries hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between the Purchaser, the Surviving Company, and/or its Subsidiaries on the one hand, and the Seller and/or any of its Affiliates, on the other hand, the Retained Counsel may represent the Seller and/or its Affiliates in such dispute even though the interests of the Seller or its Affiliates may be directly adverse to the Purchaser, the Surviving Company or its Subsidiaries, and even though the Retained Counsel may have represented the Acquired Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Surviving Company or any of their Subsidiaries. The Purchaser and the Company further agree that, as to all communications among the Retained Counsel, the Seller, any Affiliates of the Seller, the Company and/or its Subsidiaries that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall not pass to or be claimed by the Purchaser, the Surviving Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Surviving Company or any of their Subsidiaries and a third party (other than a Party or any of their respective Affiliates) after the Closing, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel to such third party or the use thereof by the Retained Counsel in connection with its representation of a Party in such dispute; provided, however, that neither the Surviving Company nor its Subsidiaries may waive such privilege without the prior written consent of the Seller.

Section 10.18 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 10.19 Non-Recourse; Release.

(a) Except as expressly set forth in this Agreement or any other Transaction Documents, all claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the Parties. Except as expressly set forth in this Agreement or any other Transaction Documents, no Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreements, each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, this Section 10.19(a) will not limit (i) claims with respect to Fraud to the extent expressly provided by the last sentence of the definition thereof or (ii) any liability or obligation of, or right or remedy available to, the express parties or express third-party beneficiaries to any Transaction Documents (other than this Agreement) in accordance with the terms thereof.

(b) Without limiting the foregoing, effective as of the Closing Date, each of the Purchaser Parties and the Surviving Company (each a “Purchaser Releasor”), on behalf of itself and its respective past, present and future officers, directors, equityholders, managers, members, partners, employees, Subsidiaries and Affiliates (other than, for the avoidance of doubt, the Seller), and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Seller, and each of its respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Purchaser Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising in connection with any Seller Releasee’s capacity as an equityholder, officer, director or manager of the Company or any of its Affiliates or Subsidiaries prior to or from and after the Closing Date, including any claim related to, arising out of or with respect to any actual or alleged breach of any duties (including fiduciary duties) (the “Purchaser Released Claims”). Each Purchaser Releasor shall not, and shall cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Purchaser Released Claim against the Seller Releasees. For the avoidance of doubt, this Section 10.19(b) shall not operate as a release or compromise of any rights (w) to indemnification under or related to any indemnification or exculpation obligations set forth in the Company’s or its Subsidiaries’ existing Organizational Documents or otherwise, (x) rights or claims under the Existing D&O Policy or any tail policy in respect thereof, (y) obligations of the Seller or its Affiliates under this Agreement or under any agreement entered into pursuant to this Agreement or (z) for any claim in respect of Fraud.

(c) Without limiting the foregoing, effective as of the Closing Date, the Seller (the “Seller Releasor”), on behalf of itself and its respective past, present and future officers, directors, equityholders, managers, members, partners, employees, Subsidiaries and Affiliates (other than, for the avoidance of doubt, the Surviving Company), and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Purchaser and the Surviving Company, and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Purchaser Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising in connection with any Purchaser Releasee’s capacity as an equityholder, officer, director or manager of the Company or any of its Affiliates or Subsidiaries prior to or from and after the Closing Date, including any claim related to, arising out of or with respect to any actual or alleged breach of any duties (including fiduciary duties) (the “Seller Released Claims”). The Seller Releasor shall not, and shall cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Seller Released Claim against the Purchaser Releasees. For the avoidance of doubt, this Section 10.19(b) shall not operate as a release or compromise of any rights (w) to indemnification under or related to any indemnification or exculpation obligations set forth in the Company’s or its Subsidiaries’ existing Organizational Documents or otherwise, (x) rights or claims under the Existing D&O Policy or any tail policy in respect thereof, (y) obligations of the Surviving Company or the Purchaser or its Affiliates under this Agreement or under any agreement entered into pursuant to this Agreement or (z) for any claim in respect of Fraud.

(d) Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions except as otherwise agreed to in writing by such Non-Recourse Party. Each obligation of each Party under this Agreement is a several (and not joint) obligation and no Party shall be liable for any other Party’s breach hereof.

Section 10.20 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Seller and the Company, each on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Parties, arising out of or relating to, this Agreement or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any debt commitment letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Delaware), (c) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Parties shall have any liability to the Seller, the Company or any of their respective Subsidiaries or any of their respective controlled affiliates or representatives relating to or arising out of this Agreement or the Debt Financing (subject to the last sentence of this Section 10.20) or the performance of any services hereunder or thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (e) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.20 and that this Section 10.20 (and the defined term “Financing Parties”) may not be amended in a manner adverse to any Financing Party without the written consent of the Financing Entities. Notwithstanding the foregoing, nothing in this Section 10.20 shall in any way limit or modify the rights and obligations of the Purchaser under this Agreement or any Financing Party’s obligations to Purchaser or any of its Subsidiaries or Affiliates under any commitment letter or other agreement in respect of the Debt Financing or the rights of the Company and its Subsidiaries against the Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

Section 10.21 Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Transactions, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the First Merger or the Second Merger, each Party shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NASDAQ, INC.

By:	/s/ Adena T. Friedman
Name: Adena T. Friedman
Its: Chair and Chief Executive Officer

ARGUS MERGER SUB 1, INC.

By:	/s/ Erika Moore
Name: Erika Moore
Its: President

ARGUS MERGER SUB 2, LLC

By:	/s/ Erika Moore
Name: Erika Moore
Its: President

[Signature Page to Agreement and Plan of Merger]

ADENZA HOLDINGS, INC.

By:	/s/ Joshua Geller
Name: Joshua Geller
Its: Chief Legal Officer and Secretary

ADENZA PARENT, LP

By:	/s/ Joshua Geller
Name: Joshua Geller
Its: Chief Legal Officer and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

dated as of

[•],

by and between

NASDAQ, INC.

and

ADENZA PARENT, LP

-i-

EXHIBIT A Form of Joinder

SCHEDULE 1 Existing Registration Rights Agreements

-ii-

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•] (this “Registration Rights Agreement”), is by and between Nasdaq, Inc., a Delaware corporation (“Nasdaq”), and Adenza Parent, LP, a Delaware limited partnership (“Seller”). Nasdaq and Seller are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of June 10, 2023 (as amended and supplemented from time to time, the “Merger Agreement”), by and among Nasdaq, Argus Merger Sub 1, Inc., a Delaware corporation, Argus Merger Sub 2, LLC, a Delaware limited liability company, Adenza Holdings, Inc., a Delaware corporation, and Seller, Nasdaq will issue to Seller shares of Common Stock (as defined below) (the “Merger Consideration Shares”);

WHEREAS, in connection with such issuance, Nasdaq has agreed to provide to Seller certain rights as set forth herein; and

WHEREAS, it is a required closing deliverable in connection with the transaction that the parties hereto execute and deliver this Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Registration Rights Agreement, the following capitalized terms shall have the following meanings:

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any governmental entity.

“Affiliate” means, with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, Nasdaq and its Affiliates, on the one hand, will not be deemed to be Affiliates of any of Seller and its Affiliates, on the other hand, and vice versa.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or Self-Regulatory Organization.

“Automatic Shelf Registration Statement” means an automatic shelf registration statement within the meaning of Rule 405 under the Securities Act.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Common Stock” means common stock, par value $0.01 per share, of Nasdaq.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreement” means the registration rights agreement listed on Schedule 1 hereto.

“Holder” means Seller and any permitted transferee of Registrable Securities who agrees in writing to be bound by the provisions of this Registration Rights Agreement and specifies in such writing the address and e-mail addresses at which notices may be given pursuant to this Registration Rights Agreement and delivers a copy of such writing to Nasdaq.

“Merger Agreement Closing Date” means the “Closing Date” as defined in the Merger Agreement.

“Permitted Transferee” means any Sponsor that executes a joinder hereto in accordance with Section 7.2.

“Person” means any individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency thereof.

“Proceeding” means any claim, suit, action or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

“Registrable Securities” means (a) the Merger Consideration Shares, and (b) any securities issued as dividend or other distribution with respect to, or in or upon exchange, conversion or replacement of, any Merger Consideration Shares. Any particular Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold or disposed of in accordance with such registration statement, (ii) such securities shall have been sold or disposed of pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) such securities have been distributed to the direct or indirect partners or members of a Holder other than the Sponsor, (iv) such securities have been repurchased by Nasdaq or a subsidiary of Nasdaq or (v) such securities shall have ceased to be outstanding. Notwithstanding the foregoing, any securities held by any Holder that together with its Affiliates beneficially owns less than 2% of such class or series of securities and that may be sold under Rule 144(b)(1)(i) without limitation under any of the other requirements of Rule 144 will be deemed not to be Registrable Securities.

“Registration Date” means the date that is six (6) months following the Merger Agreement Closing Date.

“Registration Expenses” means any and all expenses incident to performance of or compliance with this Registration Rights Agreement, including, without limitation, (i) all SEC and stock exchange or Financial Industry Regulatory Authority (“FINRA”) registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 2720 of the NASD Manual, and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable and documented fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities market or exchange and all rating agency fees, (v) the fees and disbursements of counsel for Nasdaq and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (vi) the reasonable and documented fees and disbursements of one counsel selected pursuant to Section 6.1 hereof by the Holders of the Registrable Securities being registered to represent such Holders in connection with each such registration, (vii) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any, and (viii) fees and expenses incurred by Nasdaq or the Holders participating in such registration in connection with any “road show” including travel and accommodations.

“Representatives” means, with respect to any Party, the directors, officers, employees, agents, attorneys, accountants, consultants, financial and other advisors of such Party.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Self-Regulatory Organization” means FINRA, any U.S. or non-U.S. securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or non-United States, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Sponsor” means [Thoma Bravo Fund invested in Seller], and any other investment fund advised or managed by Thoma Bravo, L.P., that becomes a party hereto pursuant to Section 7.2.

“Sponsor Holder” means the Seller and any Sponsor who holds Registrable Securities.

“WKSI” means a well-known seasoned issuer that is not an “ineligible issuer” as such terms are defined in Rule 405 under the Securities Act.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section
$7.11(a)
Delivery Failure	4.1
FINRA	See definition of Registration Expenses, 1.1
Indemnified Parties	4.1
Initiating Holders	2.1(a)
Initiating Shelf Holders	2.1(d)
Marketed Take-down	2.1(d)
Merger Agreement	Recitals
Merger Consideration Shares	Recitals
Nasdaq	Preamble
Parties	Preamble
Party	Preamble
Registration Rights Agreement	Preamble
Seller	Preamble
Shelf Registration Statement	2.1(b)
Underwritten Block Trade	2.1(e)

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Demand Registration Rights.

(a) Right to Demand Registration of Registrable Securities. Subject to the conditions of this Section 2.1, if Nasdaq shall receive a written request from one or more Sponsor Holders (the “Initiating Holders”), that Nasdaq file a registration statement under the Securities Act covering the registration of Registrable Securities having a value (based on the average closing sale price per share of Common Stock for 10 trading days preceding the registration request) of not less than $75,000,000 (or, if less, all of the Registrable Securities then held by all Holders), then Nasdaq shall, within three (3) days of the receipt thereof, give written notice of such request to all Holders and all other Persons that are, as of the date of this Registration Rights Agreement, entitled to be included in such registration, who, subject to Section 2.8, must respond in writing within five (5) days requesting inclusion in such registration of such Holders’ Registrable Securities of the same type or types that are being registered by the Initiating Holders. Each request must specify the amount and intended manner of disposition of such Registrable Securities. Nasdaq, subject to the limitations of this Section 2.1, must use its reasonable best efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in accordance with this Section 2.1 together with any other securities of Nasdaq entitled to inclusion in such registration; provided, however, that Nasdaq shall not be required to file a registration statement in connection with a written request pursuant to this paragraph (a) prior to the date which is sixty (60) days before the Registration Date.

(b) Shelf Registration Statement. Subject to the terms and conditions of this Registration Rights Agreement and Nasdaq’s receipt of information from the Holders that is required by applicable law to be included regarding such Holders or is reasonably requested by Nasdaq, Nasdaq shall use its reasonable best efforts to file, within two Business Days after the Registration Date, a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 (or successor provision) under the Securities Act (together with any amendments thereto, and including any documents incorporated by reference therein, the “Shelf Registration Statement”), which Shelf Registration Statement shall provide for resales of such

Registrable Securities (and which shall be an Automatic Shelf Registration Statement if Nasdaq is a WKSI at the time of such filing), registering all Registrable Securities then held by the Holders. If at any time that a Shelf Registration Statement is not in effect, if a written request made by the Initiating Holders under Section 2.1(a) hereof specifies that the intended manner of disposition of Registrable Securities is to be made by means of a shelf registration providing for resales of such Registrable Securities, Nasdaq shall use its reasonable best efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be so registered in accordance with Section 2.1(a) pursuant to a Shelf Registration Statement, which Shelf Registration Statement shall provide for resales of such Registrable Securities (and which shall be an Automatic Shelf Registration Statement if Nasdaq is a WKSI at the time of such filing). Nasdaq may satisfy its obligations with respect to the filing of any Shelf Registration Statement pursuant to this Section 2.1(b) by filing with the SEC and providing the applicable Holders with a prospectus supplement under a “universal” or other shelf registration statement of Nasdaq that also registers sales of securities for the account of Nasdaq or other holders (provided, for the avoidance of doubt, that Nasdaq shall comply with all of its other obligations under this Registration Rights Agreement with respect to a Shelf Registration Statement).

(c) Underwritten Offerings. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Nasdaq as a part of their request made pursuant to Section 2.1(a) hereof and Nasdaq shall include such information in the written notice referred to in such Section 2.1(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to Nasdaq) and complete and execute all questionnaires, powers of attorney and other documents reasonably required under the terms of such underwriting agreement and these registration rights. Notwithstanding any other provision of this Section 2.1, if the managing underwriter advises Nasdaq in writing that, in its opinion, marketing factors require a limitation of the amount of securities to be underwritten (including Registrable Securities) because the amount of securities to be underwritten is likely to have an adverse effect on the price, timing or the distribution of the securities to be offered, then Nasdaq shall so advise all Holders proposing to distribute their securities through such underwriting, and, subject to Section 2.8, the amount of securities that may be included in the underwriting shall be allocated as follows: (i) first, to the Registrable Securities and other securities requested to be included in such registration by the Persons that are, as of the date of this Registration Rights Agreement, entitled to be included in such underwriting and requested to be included in such registration that can, in the opinion of such managing underwriter, be sold, without having any such adverse effect, with the number of securities (including Registrable Securities) to be underwritten allocated among such Persons on a pro rata basis determined based on the number of such securities (including Registrable Securities) requested for inclusion by such Person and (ii) second, to the extent all Registrable Securities and other securities requested to be included in such underwriting pursuant to the aforementioned (i) have been included, other securities requested to be included in such registration that can, in the opinion of the managing underwriter, be sold without having any such adverse effect. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(d) Underwritten Shelf Take-Downs. Notwithstanding the provisions of Section 2.1(c) hereof, if a Shelf Registration Statement has become effective in accordance with Section 2.1(b) hereof and any Sponsor Holder (the “Initiating Shelf Holders”) of Registrable Securities covered by such Shelf Registration Statement advises Nasdaq in writing that it intends to sell Registrable Securities having a value (based on the average closing sale price per share of Common Stock for 10 trading days preceding the registration request) of not less than $75,000,000 (or, if less, all of the Registrable Securities then held by all Holders) pursuant to an underwritten “take-down” under such Shelf Registration Statement which could involve a customary “road show” (a “Marketed Take-down”), then Nasdaq shall, within two (2) days of the receipt thereof, give written notice of such intention to all Holders of Registrable Securities under such Shelf Registration Statement and all other Persons that are, as of the date of this Registration Rights Agreement, entitled to be included in such underwriting, who, subject to Section 2.8, in each case must respond in writing within five (5) days requesting inclusion of such Holders’ Registrable Securities in such Marketed Take-down. The Company will use its commercially reasonable efforts to consummate such Marketed Take-Down as promptly as practicable. In such event, the right of any Holder to include its Registrable Securities in such Marketed Take-down shall be conditioned upon such Holder’s participation in such Marketed Take-down and inclusion of such Holder’s Registrable Securities in the Marketed Take-down to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to Nasdaq). Notwithstanding any other provision of this Section 2.1, if the managing underwriter advises Nasdaq in writing that, in its opinion, marketing factors require a limitation of the amount of securities to be underwritten (including Registrable Securities) because the amount of securities to be underwritten is likely to have an adverse effect on the price, timing or the distribution of the securities to be offered, then Nasdaq shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and, subject to Section 2.8, the amount of Registrable Securities that may be included in the underwriting shall be allocated as follows: (i) first, to the Registrable Securities and other securities requested to be included in such registration by the Persons that are, as of the date of this Registration Rights Agreement, entitled to be included in such underwriting and requested to be included in such registration that can, in the opinion of such managing underwriter, be sold, without having any such adverse effect, with the number of securities (including Registrable Securities) to be underwritten allocated amongst such Persons on a pro rata basis determined based on the number of such securities (including Registrable Securities) requested for inclusion by such Person and (ii) second, to the extent all Registrable Securities and other securities requested to be included in such underwriting pursuant to the aforementioned (i) have been included, other securities requested to be included in such registration that can, in the opinion of the managing underwriter, be sold without having any such adverse effect.

(e) Underwritten Block Trades. If the Sponsor Holders desire to engage in an underwritten block trade or bought deal pursuant to a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) (each, an “Underwritten Block Trade”), then notwithstanding the time periods set forth in Section 2.1(d), the Sponsor Holders shall notify the Company of the Underwritten Block Trade not less than three (3) Business Days prior to the day such offering is first anticipated to commence. The Company shall promptly notify the other Persons that are, as of the date of this Registration Rights Agreement, entitled to be included in such underwriting, and, subject to Section 2.8, such Persons may elect whether or not to participate in such Underwritten Block Trade no later than the next Business Day (i.e., two (2) Business Days prior to the day such offering is to commence) (unless a longer period is agreed to by the Sponsor Holders), and the Company will use its commercially reasonable efforts to facilitate such Underwritten Block Trade as promptly as practicable; provided that the Sponsor Holders and other Persons are permitted to participate in an Underwritten Block Trade consistent with Section 2.1(d). Any Person’s request to participate in an Underwritten Block Trade shall be binding on the Person.

(f) Registration Limits. Notwithstanding the foregoing, Nasdaq shall not be required to effect a registration pursuant to this Section 2.1:

(i) that will become effective prior to the Registration Date;

(ii) in the case of a registration requested pursuant to Section 2.1 hereof, after Nasdaq has effected a total of six (6) registrations requested by any of the Sponsor Holders pursuant to such Section; provided, however, that a registration request involving an underwritten offering will not count as a requested registration under this clause (ii) unless the Sponsor Holders making such request are able, after giving effect to any underwriting cutbacks contemplated by Section 2.1(c) or (d) hereof, to register at least 75% of the amount of Registrable Securities originally requested by such Sponsor Holders to be included in such registration; provided, further, however, that any Marketed Take-down or Underwritten Block Trade under any Shelf Registration Statement shall be deemed to be a requested registration for purposes of this clause (ii) and clause (v);

(iii) within 90 days of the effective date of any other registration statement filed by Nasdaq pursuant to the Securities Act in connection with Nasdaq making a primary offering of its securities, excluding registration statements filed on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC), subject to the Sponsor Holders’ rights under Section 2.2;

(iv) if Nasdaq shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chairman, President or a Vice President of Nasdaq stating that in the good faith judgment of Nasdaq’s Board of Directors the filing or effectiveness of such registration statement would materially interfere with any proposed acquisition, disposition, financing or other material transaction involving Nasdaq or its subsidiaries or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect Nasdaq, in which event Nasdaq shall have the right to defer such filing for a period of not more than sixty (60) days in any ninety (90)-day period after receipt of the request of the Initiating Holders; provided that Nasdaq shall not defer filings pursuant to this clause (iv) more than an aggregate of one hundred and twenty (120) days in any twelve (12)-month period; or

(v) if in the prior ninety (90) days Nasdaq has effected a registration pursuant to this Section 2.1 at the request of any Sponsor Holder.

Section 2.2 Piggyback Rights. If Nasdaq at any time after the Registration Date hereof proposes to register its Common Stock (or any security which is convertible into or exchangeable or exercisable for Common Stock) under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, it will, at each such time, give prompt written notice to all Holders of Registrable Securities of its intention to do so and of such Holders’ rights under this Article II. Subject to Section 2.8, upon the written request of any such Holder made within ten (10) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), Nasdaq will, as expeditiously as reasonably practicable, use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities (in the form of Common Stock) which Nasdaq has been so requested to register by the Holders thereof, to the extent requisite to permit the disposition of the Registrable Securities so to be registered; provided that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Nasdaq shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, Nasdaq may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Holders of Registrable Securities requesting to be included in Nasdaq’s registration must sell their Registrable Securities to the underwriters selected by Nasdaq on the same terms and conditions as apply to Nasdaq, with such differences, including any with respect to indemnification, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section 2.2 involves an underwritten public offering, any Holder of Registrable Securities requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration.

Section 2.3 Priority in Piggyback Registrations. If a registration pursuant to Section 2.2 hereof involves an underwritten offering and the managing underwriter advises Nasdaq in writing that, in its opinion, marketing factors require a limitation of the amount of securities to be underwritten (including Registrable Securities) because the amount of securities to be underwritten is likely to have an adverse effect on the price, timing or distribution of the securities to be offered, in such offering as contemplated by Nasdaq (other than the Registrable Securities), then, subject to Section 2.8, (i) in the case such registration is being made pursuant to the registration demand rights under the Existing Registration Rights Agreement as in effect on the date of this Registration Rights Agreement (but without giving effect to any amendment, supplement or other modification of such agreement after the date hereof), Nasdaq will include in such registration (A) first, the Registrable Securities and other securities requested to be included in such registration by the Persons that are, as of the date of this Registration Rights Agreement, entitled to be included in such underwriting which, in the opinion of such managing underwriter, can be sold, without having any such adverse effect, with the number of securities (including Registrable Securities) to be underwritten allocated amongst such Persons on a pro rata basis determined based on the number of such securities (including Registrable Securities) requested for inclusion by such Person and (B) second, to the extent all Registrable Securities and other securities requested to be included in such underwriting pursuant to the aforementioned (i)(A) have been included, other securities requested to be included in such registration which, in the opinion of the managing underwriter, can be sold without having any such adverse effect, and (ii) otherwise (A) first, 100% of the securities Nasdaq proposes to sell, (B) second, the Registrable Securities and other securities requested to be included in such registration by the Persons that are, as of the date of this Registration Rights Agreement, entitled to be included in such underwriting, including pursuant to the Existing Registration Rights Agreement, which, in the opinion of such managing underwriter, can be sold, without having any such adverse effect, with the number of securities (including Registrable Securities) to be underwritten allocated amongst such Persons on a pro rata basis determined based on the number of such securities (including Registrable Securities) requested for inclusion by such Person, and (C) third to the extent that the amount of securities requested to be included in such registration can, in the opinion of such managing underwriter, be sold without having the adverse effect referred to above, the amount of securities held by any other Person which have the right to be included in such registration.

Section 2.4 Expenses. Nasdaq will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Article II.

Section 2.5 Registration Form. Nasdaq shall select the registration statement form for any registration pursuant to Section 2.1, but shall cooperate with the requests of the Initiating Holders or managing underwriters selected by them as to the inclusion therein of information not specifically required by such form.

Section 2.6 Additional Rights. If Nasdaq at any time after the date hereof grants to any other holders of Common Stock or securities of Nasdaq convertible into Common Stock any rights to request Nasdaq to effect the registration under the Securities Act of any shares of Common Stock on terms more favorable to such holders than the terms set forth in this Article II, the terms of this Article II shall be deemed amended or supplemented to the extent necessary to provide the Holders such more favorable rights and benefits.

Section 2.7 In Kind-Distributions. If any Sponsor Holder (and/or any of their Affiliates) seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, Nasdaq will, subject to any applicable lock-ups, reasonably cooperate with and assist such Sponsor Holder, such equityholders and Nasdaq’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Sponsor Holder (including the delivery of instruction letters by Nasdaq to Nasdaq’s transfer agent, the delivery of customary legal opinions by counsel to Nasdaq and the delivery of Common Stock without restrictive legends, to the extent no longer applicable).

Section 2.8 Existing Registration Rights Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that any Holder (as defined in the Existing Registration Rights Agreement) is entitled under the Existing Registration Rights Agreement to have priority over any Holder under this Registration Rights Agreement with respect to the number of securities to be included in any offering, or in the event that any Holder (as defined in the Existing Registration Rights Agreement) is entitled to a longer notice period than is provided for under this Registration Rights Agreement, then the Existing Registration Rights Agreement shall prevail unless such Holders has expressly waived such rights under the Existing Registration Rights Agreement.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 Registration Procedures. If and whenever Nasdaq is required to use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Registration Rights Agreement, Nasdaq will, as expeditiously as reasonably practicable:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, provided, however, that Nasdaq may discontinue any registration of its securities which is being effected pursuant to Section 2.2 at any time prior to the effective date of the registration statement relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period (A) in the case such registration statement is a Shelf Registration Statement, for the maximum period permitted by SEC rules or, if earlier, ending on the date that the securities registered under such Shelf Registration Statement cease being Registrable Securities, and (B) in the case of all other registration statements, not in excess of 180 days, and, in each case, to comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, Nasdaq will furnish to each counsel selected pursuant to Section 6.1 hereof by the Holders of the Registrable Securities covered by such registration statement to represent such Holders and use all reasonable efforts to take into account and, if appropriate, reflect in such registration statement or amendment thereto such comments as the Holders and their counsel may reasonably request; and provided, further, that notwithstanding the foregoing, Nasdaq may suspend the effectiveness of any registration statement hereunder by written notice to the Holders of Registrable Securities subject to such registration statement for a period not to exceed an aggregate of sixty (60) days in any ninety (90)-day period and not to exceed an aggregate of one hundred and twenty (120) days in any twelve (12)-month period if:

(i) an event occurs and is continuing as a result of which the registration statement would, in Nasdaq’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(ii) Nasdaq reasonably determines that the disclosure of such event at such time would materially interfere with any proposed acquisition, disposition, financing or other material transaction involving Nasdaq or its subsidiaries or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect Nasdaq;

(c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus included in such registration statement (including each preliminary and final prospectus and supplement thereto), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

(d) use its reasonable best efforts to (A) register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, and (B) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities; provided, however, that Nasdaq shall not for any such purpose be required to (I) qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 3.1(d), it would not be obligated to be so qualified, (II) subject itself to taxation in any such jurisdiction other than with respect to the registration of securities or (III) consent to general service of process in any such jurisdiction;

(e) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 3.1(b) hereof, of Nasdaq’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare as promptly as reasonably practical a post-effective amendment to such registration statement and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(g) enter into and perform such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other persons in addition to, or in substitution for the provisions of Article IV hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(h) obtain a “cold comfort” letter or letters from Nasdaq’s independent public accounts in customary form and covering matters of the type customarily covered by “cold comfort” letters as the seller or sellers of a majority of shares of such Registrable Securities (on an as converted basis) or managing underwriter or agent shall reasonably request;

(i) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Nasdaq, and cause all of Nasdaq’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) notify counsel (selected pursuant to Section 6.1 hereof) for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent, as promptly as practicable, and confirm the notice in writing (A) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment prospectus shall have been filed, (B) of the receipt of any comments from the SEC, (C) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information and (D) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(k) make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(l) if requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein and to which Nasdaq does not reasonably object, including, without limitation, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(m) cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request;

(n) obtain for delivery to the Holders of Registrable Securities being registered and to the underwriters or agents an opinion or opinions from counsel for Nasdaq in customary form and in form, substance and scope reasonably satisfactory to such Holders, underwriters or agents and their counsel;

(o) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA; and

(p) if requested by the underwriters, prepare and present to potential investors customary “road show” or marketing materials in a manner consistent with other new issuances of other securities similar to the Registrable Securities.

Each Holder of Registrable Securities agrees as a condition to the registration of such Holder’s Registrable Securities as provided herein to furnish Nasdaq with such information regarding such seller and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Nasdaq may from time to time reasonably request in writing.

Each Holder of Registrable Securities agrees that, upon receipt of any notice from Nasdaq of the happening of any event of the kind described in Section 3.1(e) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof, and, if so directed by Nasdaq, such Holder will deliver to Nasdaq (at Nasdaq’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event Nasdaq shall give any such notice, the period mentioned in Section 3.1(b) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 3.1(e) hereof and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof.

Section 3.2 Restrictions on Public Sale by Nasdaq. Nasdaq agrees (i) not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 2.1(c), Section 2.1(d) or Section 2.1(e), or any securities convertible into or exchangeable or exercisable for such securities, during such period as the lead underwriter may reasonably request, no greater than ninety (90) days, beginning on, the effective date of any registration statement relating to an offering under Section 2.1(c) or the pricing of an offering under Section 2.1(d) or Section 2.1(e) (except as part of such registration statement and except pursuant to registrations on Form S-4 or S-8 or any successor or similar form thereto), and (ii) that any agreement entered into after the date of this Registration Rights Agreement pursuant to which Nasdaq issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of such securities and not to effect any sale or distribution of such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 (except as part of any such registration, if permitted).

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification by Nasdaq. In the event of any registration of any securities of Nasdaq under the Securities Act pursuant to Article II hereof, Nasdaq will, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration statement, each affiliate of such seller and their respective trustees, directors and officers or general and limited partners (including any director, officer, affiliate, employee, representative, agent and controlling Person of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all Actions (whether or not an Indemnified Party is a party thereto), losses, claims, damages or liabilities, joint or several, and expenses (including, without limitation, reasonable attorney’s fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of, relate to or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or supplemental prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and Nasdaq will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, liability, action or proceeding; provided that Nasdaq shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or supplemental prospectus in reliance upon and in conformity with written information furnished to Nasdaq by such Indemnified Party specifically for use therein;

and provided, further, that Nasdaq will not be liable to any Indemnified Party with respect to any preliminary prospectus or the final prospectus (including any amended or supplemented preliminary or final prospectus), as the case may be, to the extent that any such loss, claim, damage or liability of such Indemnified Party results from the fact that any underwriter or selling Holder sold Registrable Securities to any Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus as then amended or supplemented, whichever is most recent, if Nasdaq has previously furnished copies thereof to such underwriter or selling Holder and such final prospectus, as then amended or supplemented, has corrected any such misstatement or omission (such failure to send or deliver, a “Delivery Failure”). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any Indemnified Party and shall survive the transfer of such securities by such seller.

Section 4.2 Indemnification by the Seller. Nasdaq may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Article II hereof, that Nasdaq shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.1) Nasdaq, its officers, directors and agents and all other prospective sellers with respect to (i) any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or supplemental prospectus contained therein, or any amendment or supplement, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Nasdaq by such seller or underwriter specifically stating it is for use in the preparation of such registration statement, preliminary, final or supplemental prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing and (ii) any Delivery Failure. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Nasdaq or any of the prospective sellers, or any of their respective affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by such seller. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the gross proceeds after underwriting discounts and commissions, but before expenses, received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 4.3 Notices of Claims, Etc. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any Action with respect to which a claim for indemnification may be made pursuant to this Article IV, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such Action; provided that the failure of the Indemnified Party to give notice as provided herein (i) shall not relieve the indemnifying party of its obligations under this Article IV, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice, and (ii) shall not, in any event, relieve the indemnifying party from any obligations which it may have to any Indemnified Party other than the indemnification obligation provided in Sections 4.1 and 4.2. In case any such Action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and indemnifying parties may exist in respect of such Action, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party will consent to entry of any judgment or settle any Action which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Action and (ii) does not involve the imposition of equitable remedies or of any obligations on such Indemnified Party and does not otherwise adversely affect such Indemnified Party, other than as a result of the imposition of financial obligations for such Indemnified Party will be indemnified hereunder.

Section 4.4 Contribution.

(a) If the indemnification provided for in this Article IV from the indemnifying party is unavailable to or insufficient to fully hold harmless an Indemnified Party hereunder in respect of any Action, losses, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Action, losses, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and such Indemnified Party in connection with the actions which resulted in such Action losses, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and such Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.4 as a result of the Action, losses, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4(a) hereof. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 4.5 Other Indemnification. Indemnification similar to that specified in the preceding provisions of this Article IV (with appropriate modifications) shall be given by Nasdaq and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

Section 4.6 Non-Exclusivity. The obligations of the Parties under this Article IV shall be in addition to any liability which any Party may otherwise have to any other Party.

ARTICLE V

RULE 144

Section 5.1 Rule 144. Nasdaq covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if Nasdaq is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, Nasdaq will deliver to such Holder a written statement as to whether it has complied with such requirements.

ARTICLE VI

SELECTION OF COUNSEL

Section 6.1 Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Article II hereof, the Holders of a majority of the Registrable Securities (on as an converted basis) covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to Nasdaq in connection with such registration, the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendments; Waivers.

(a) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Any provision of this Registration Rights Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed by Nasdaq and the Sponsor Holders.

Section 7.2 Successors, Assigns and Transferees. Each Sponsor Holder may assign all or a portion of its rights hereunder to any Permitted Transferee of such Sponsor Holder to which such Sponsor Holder transfers all or any of its Registrable Securities; provided that such transferee shall only be admitted as a party hereunder and become a Holder and a Sponsor Holder upon its execution and delivery of a joinder agreement in substantially the form attached hereto as Exhibit A; whereupon such Permitted Transferee will be treated as a Holder and a

Sponsor Holder for all purposes of this Agreement. Except as provided in the immediate preceding sentence, neither this Registration Rights Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any attempted assignment in violation of this Section 7.2 shall be void.

Section 7.3 Confidentiality of Records. Each of the Parties shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Registration Rights Agreement all information and data obtained by them from the other Party or its Affiliates or Representatives relating to such other Party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section, (ii) was available on a non-confidential basis prior to its disclosure to or by one Party to another, or (iii) becomes available to one Party on a non-confidential basis from a source other than the other Party; provided that such source is not known by the receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving Parties or their Representatives and is not otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law, regulation or stock exchange listing standard or is requested by an Authority.

Section 7.4 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including email or similar writing) and shall be given to:

(a)	if to Nasdaq, to:

Nasdaq, Inc.

151 West 42nd Street

New York, NY 10036

Attn: General Counsel

Email: ogc@nasdaq.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:	David K. Lam, Esq.

    Mark F. Veblen, Esq.

Email:	DKLam@wlrk.com

    MFVeblen@wlrk.com

(b)	if to any Holder, to:

c/o Thoma Bravo, L.P.

One Market Plaza, Spear Tower, Suite 2400

San Francisco, CA 94105

Attn:	Holden Spaht

    Brian Jaffee

Email:	hspaht@thomabravo.com

    bjaffee@thomabravo.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, IL 60652

Attn:	Peter Stach, P.C.

    Bradley C. Reed, P.C.

    Michael P. Keeley, P.C.

Email:	peter.stach@kirkland.com

    bradley.reed@kirkland.com

    michael.keeley@kirkland.com

or such other address as such Party may hereinafter specify for the purpose of giving such notice to the Party. Each such notice, request or other communication shall be deemed to have been received (i) if given by mail, 72 hours after such communication is sent by reliable international overnight delivery service (with proof of service) or hand delivery, (ii) when transmitted via e-mail to the e-mail address set out above (unless the sender receives a “bounceback” or other failure to deliver message notification) or (iii) if given by any other means, when delivered at the address specified in this Section 7.4.

Section 7.5 Headings. The headings in this Registration Rights Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 7.6 Severability. The invalidity or unenforceability of any provision of this Registration Rights Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Registration Rights Agreement in such jurisdiction or the validity, legality or enforceability of this Registration Rights Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

Section 7.7 Counterparts; Effectiveness. This Registration Rights Agreement may be executed in any number of counterparts (including by electronic signature), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Registration Rights Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

Section 7.8 New York Law. The enforceability and validity of this Registration Rights Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of laws of another jurisdiction.

Section 7.9 Jurisdiction; Service of Process; Mutual Waiver of Jury Trial.

(a) Each of the Parties unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Registration Rights Agreement or the transactions contemplated hereby and hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert any objection, whether as a defense or otherwise, which such Party may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding which is brought in any such court has been brought in an inconvenient forum or that such suit, action or Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Registration Rights Agreement may not be enforced by in or by such courts. Each Party agrees that a final judgment in any such suit, action or Proceeding shall be conclusive and may be enforced in any other jurisdiction in which a Party may be found or may have assets by suit on the judgment or in any other manner provided by applicable law, and agrees to the fullest extent permitted by law to consent to the enforcement of any such judgment and not to oppose such enforcement or to seek review on the merits of any such judgment in any such jurisdiction.

(b) Each of the Parties hereby irrevocably consent to the service of process outside the territorial jurisdiction of such courts in any suit, Proceeding or action by giving copies thereof by hand-delivery of air courier to the address of such Party specified in Section 7.4 and such service of process shall be deemed effective service of process on such Party. However, the foregoing shall not limit the right of any Party to effect service of process on the other Parties by any other legally available method.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS REGISTRATION RIGHTS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations, to prevent breaches of this Registration Rights Agreement by such Party and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, without bond or other security being required, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any Party.

Section 7.11 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Registration Rights Agreement as a whole and not to any particular provision of this Registration Rights Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Registration Rights Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Registration Rights Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Registration Rights Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Registration Rights Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. In this Registration Rights Agreement, all references to “$” are to United States dollars. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties have participated jointly in the negotiation and drafting of this Registration Rights Agreement. In the event an ambiguity or question of intent or interpretation arises, this Registration Rights Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Registration Rights Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, each of the undersigned has executed this Registration Rights Agreement or caused this Registration Rights Agreement to be duly executed on its behalf as of the date first written above.

NASDAQ, INC.

By:
Name:
Title:

ADENZA PARENT LP

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

FORM OF JOINDER

SCHEDULE 1

Existing Registration Rights Agreement

1.

Registration Rights Agreement, dated as of February 27, 2008, by and among The NASDAQ OMX Group, Inc., Borse Dubai Limited and Borse Dubai Nasdaq Share Trust (as amended by the First Amendment to Registration Rights Agreement, dated as of February 19, 2009, among The NASDAQ OMX Group, Inc., Borse Dubai Limited and Borse Dubai Nasdaq Share Trust).

EXHIBIT C

STOCKHOLDERS’ AGREEMENT

dated as of

[•]

by and among

NASDAQ, INC.

ADENZA PARENT, LP

and

THOMA BRAVO, L.P.

SCHEDULE A	Existing Registration Rights Agreements
SCHEDULE B	Calculation Methodology
SCHEDULE C	Seller Nominee

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STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT, dated as of [•] (this “Stockholders’ Agreement”), is by and among Nasdaq, Inc., a Delaware corporation (together with any successor entity thereto, “Nasdaq”), Adenza Parent, LP, a Delaware limited partnership (“Seller”), and Thoma Bravo, L.P., a Delaware limited partnership (“Sponsor” and, together with Seller, the “Seller Parties”). Nasdaq and each of the Seller Parties are sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated June 10, 2023 (as amended and supplemented from time to time, the “Merger Agreement”), by and among Nasdaq, Argus Merger Sub 1, Inc., a Delaware corporation, Argus Merger Sub 2, LLC, a Delaware limited liability company agreement, Adenza Holdings, Inc., a Delaware corporation, and Seller, Nasdaq will issue to Seller shares of Common Stock (as defined below) (the “Merger Consideration Shares”); and

WHEREAS, in connection with such issuance, the Parties have agreed to execute and deliver this Stockholders’ Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Activist” means, as of any date of any applicable Transfer, any Institutional Investor that is identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, the then prevailing comparable list, as reasonably agreed by the Parties) as of such date.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing Nasdaq and its Affiliates, on the one hand, will not be deemed to be Affiliates of any Seller Party and its Affiliates, on the other hand, and vice versa.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or Self-Regulatory Organization.

“beneficial owner” or “beneficially own” and words of similar import have the meaning given such term in Rule 13d-3 under the Exchange Act; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security that may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Stockholders’ Agreement.

“Board of Directors” means the board of directors of Nasdaq.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Cause” means any Seller Party Board Designee’s: (i) conviction of, or guilty plea, to a felony charge (other than felonies related solely to automobile infractions, unless such designee is incarcerated as a result thereof) or (ii) fraudulent conduct or an intentional act or acts of dishonesty in the performance of his or her service as a director that is materially injurious to the financial condition, results of operations or business regulation of Nasdaq.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of Nasdaq or 50% of the total number of outstanding shares of capital stock of Nasdaq, (ii) Nasdaq merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another Person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting person is beneficially owned in the aggregate by the stockholders of Nasdaq immediately prior to such transaction, (iii) in one transaction or a series of related transactions, Nasdaq, directly or indirectly (including through one or more of its subsidiaries) sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets or properties (including capital stock of subsidiaries) of Nasdaq, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets or properties (including capital stock of subsidiaries) by Nasdaq or any of its subsidiaries to any direct or indirect wholly-owned subsidiary of Nasdaq, (iv) individuals who as of the date hereof constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (other than in connection with a transaction described in (i), (ii) or (iii) above); provided, however, that any individual becoming a director whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board or (v) the liquidation or dissolution of Nasdaq.

“Closing” means the Closing (as such term is defined in the Merger Agreement).

“Closing Date” means the Closing Date (as such term is defined in the Merger Agreement).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means shares of common stock, par value $0.01 per share, of Nasdaq.

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“Competing Business” means a (i) provider of trading, order management and trade processing solutions for the secondary market of fixed income, money markets, securities lending, repos, foreign exchange, equities, commodities and cleared and over-the-counter derivatives; (ii) provider of treasury management systems, commodity trading and risk management (CTRM) systems, enterprise risk management, collateral management data management, regulatory reporting, and compliance reporting software, services, and systems; (iii) provider of mergers and acquisitions (M&A) and capital markets news and content, fees data and analytics, and back-, middle-, or front-office workflow solutions for capital markets, including private markets; (iv) recognized securities or futures market; (v) operator of equities (cash and derivatives) and fixed income marketplaces or provider of matching technology for equities, foreign exchange, digital assets, fixed income, or futures; (vi) provider of data, analytics, or index services or solutions for institutional investors and other market participants; (vii) provider of software to facilitate communication for boards of directors; (viii) provider of technology solutions to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms, and corporate businesses; (ix) provider of investor relations, governance solutions, or ESG solutions to corporates and buy-side firms; or (x) provider of fraud detection, anti-money laundering or trading surveillance software or solutions.

“Competitor” means any Person that, during the 12 calendar months preceding the date of transfer derived, or has one or more Subsidiaries that derived, more than 20% of its gross revenues from Competing Business.

“Derivative Securities” means options, warrants, rights to purchase capital stock of Nasdaq, or any securities that are exercisable, convertible or exchangeable for capital stock of Nasdaq.

“Excess Shares” has the meaning assigned thereto in Nasdaq’s Amended and Restated Certificate of Incorporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreement” means the registration rights agreement listed on Schedule A hereto.

“FINRA” means the Financial Industry Regulatory Authority, Inc. and its successors.

“Investment Bank” means any investment banking firm of international standing.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Consideration Shares” has the meaning set forth in the recitals.

“Nasdaq” has the meaning set forth in the recitals.

“Nominating & ESG Committee” means the Nominating & ESG Committee of the Board of Directors

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“Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any claim, suit, action or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between Nasdaq and Seller.

“Representatives” means, with respect to any Party, the directors, officers, employees, agents, attorneys, accountants, consultants, current or potential lenders, financial and other advisors of such Party.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Self-Regulatory Organization” means FINRA, any U.S. or non-U.S. securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or non-United States, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Seller” has the meaning set forth in the recitals.

“Seller Parties” has the meaning set forth in the recitals.

“Seller Party Threshold” means, at any time of determination, 19.99% of the issued and outstanding Common Stock calculated on a fully diluted basis, which shall be calculated in accordance with the methodology set forth on Schedule B.

“Shares” means shares of Common Stock.

“Sponsor” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Third Party Tender Offer” means a bona fide public offer subject to the provisions of Regulation 14D or 14E under the Exchange Act, by a Person (that is not made by and does not include Nasdaq or any of its Affiliates, any Seller Party or any of its Affiliates or any group that includes as a member any Seller Party or any of its Affiliates) to purchase or exchange for cash or other consideration all of the outstanding capital stock of Nasdaq.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person, by operation of law or otherwise, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions or otherwise.

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ARTICLE II

TRANSFER RESTRICTIONS

Section 2.1 Transfer.

(a) From and after the date of the Merger Agreement until the date that is eighteen (18) months following the Closing Date, each Seller Party agrees that neither it nor any of its controlled Affiliates has, and that neither it nor any of its controlled Affiliates shall, Transfer any Shares (the “Lock-Up Restriction”), except as follows:

(i) any Transfer of Shares to one or more of its controlled Affiliates, so long as such controlled Affiliates agree in writing to be bound by and such Seller Party continues to be bound by the terms of this Stockholders’ Agreement (for the avoidance of doubt, upon such Transfer, such Seller Party and such controlled Affiliates will be treated as one “party” for all purposes under this Stockholders’ Agreement); provided, however, that if any such transferee ceases to be a controlled Affiliate of such Seller Party, then such transferee shall transfer its Shares to such Seller Party or one of its controlled Affiliates then a Party to this Stockholders’ Agreement;

(ii) any Transfer of Shares as part of a distribution, transfer or disposition without consideration by the undersigned to its stockholders, partners, members or other equity holders, so long as (x) such Transfers do not exceed 2% of the outstanding Shares in the aggregate, (y) any such recipient who is not a controlled Affiliate of a Seller Party agrees in writing to be bound by the terms of this Section 2.1 and (z) any such recipient who is a controlled Affiliate of a Seller Party agrees in writing to be bound by and such Seller Party continues to be bound by the terms of this Stockholders’ Agreement (for the avoidance of doubt, upon such Transfer, such Seller Party and such controlled Affiliates will be treated as one “party” for all purposes under this Stockholders’ Agreement);

(iii) any Transfer of Shares to Nasdaq or any of its Subsidiaries, including pursuant to a share buyback (for the avoidance of doubt, to the extent that such Seller Party’s participation in such buyback is limited to its pro rata interest, such interest shall be based on its beneficial ownership; provided, however, that in no event shall such Seller Party’s participation in any buyback for which participation is so limited exceed the pro rata interest based on such Seller Party’s beneficial ownership);

(iv) any Transfer of Shares pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving Nasdaq; provided, however, that notwithstanding the foregoing, a Transfer pursuant to a voluntary tender of Shares in response to a tender or exchange offer may only be undertaken in reliance on this clause (iv) if, within 10 Business Days of the date of commencement of such tender or exchange offer, the Board of Directors either recommends for such tender or exchange offer (or does not recommend rejection of such tender or exchange offer, unless the Board of Directors has indicated that it is still evaluating such tender or exchange offer);

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(v) any Transfer of up to a one-half of the Merger Consideration Shares on and after the date that is six (6) months following the Closing Date; or

(vi) any Transfer of Shares with the prior written consent of Nasdaq.

(b) The Lock-Up Restriction shall automatically terminate on the eighteen (18) month anniversary of the Closing Date.

(c) From and after the date of the Merger Agreement and until the date that is twelve (12) months following the Closing Date, each Seller Party agrees that if it or any of its controlled Affiliates Transfers any Shares pursuant to a registered offering, such offering shall be a marketed underwritten offering pursuant to the terms of the Registration Rights Agreement.

(d) From and after the date of the Merger Agreement and until the termination of this Agreement, each Seller Party agrees that neither it nor any of its controlled Affiliates has, and that neither it nor any of its controlled Affiliates shall, Transfer any Shares to (1) any Activist, (2) any Person to the extent that immediately after such acquisition, such Person would hold 5% or more of the outstanding Shares and would be required to file a Schedule 13D after such acquisition or (3) any Competitor, in each case except (A) pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving Nasdaq, (B) in any such Transfer pursuant to a public offering or a sale pursuant to Rule 144 under the Securities Act, provided that such Seller Party does not have actual knowledge that a purchaser pursuant thereto is a person described in clauses (1), (2) or (3), or (C) to any Investment Bank or its Affiliate in the capacity of an underwriter, placement agent, broker, dealer or similar function.

(e) To the extent any securities have been registered in accordance with the demand rights of any holder with respect to underwritten offerings under the Existing Registration Rights Agreement, and for so long as the Seller Parties continue to own any Registrable Securities (as defined in the Registration Rights Agreement), each Seller Party agrees that neither it nor any of its controlled Affiliates shall, effect any sale or distributions of Shares, including a sale pursuant to Rule 144 (except as part of any such registration, if permitted), during such period as the lead underwriter of such registration may reasonably request, no greater than ninety (90) days, beginning on the effective date of any registration statement relating to an underwritten offering (other than an underwritten shelf take-down) or the pricing of an underwritten shelf take-down, in each case, under the Existing Registration Rights Agreement.

(f) The Seller Parties shall effect all Transfers in compliance with all applicable securities laws.

Section 2.2 “Net Long” Position. Each Seller Party shall maintain a “net long position” (as such term is defined in Rule 14e-4 of the Exchange Act) with respect to the Shares it beneficially owns.

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Section 2.3 CEO Consultation. Until the termination of the Lock-Up Restriction, prior to any Transfer of Shares by a Seller Party (other than pursuant to Section 2.1(a)(i), Section 2.1(a)(ii), Section 2.1(a)(iii), Section 2.1(a)(iv) or Section 2.1(a)(vi)), such Seller Party shall consult in good faith with the Chief Executive Officer of Nasdaq regarding potential investors and identify any such potential investors to the applicable underwriter or broker, subject in all cases to compliance with applicable laws.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Board Appointment Obligation.

(a) As of the Closing, the person set forth on Schedule C shall be a director of the Company (the “Seller Party Board Designee”). For so long as the Seller Parties and their controlled Affiliates continue to beneficially own at least ten percent (10%) of the Shares outstanding as of the date of this Stockholders’ Agreement, Nasdaq hereby agrees to (i) include the Seller Party Board Designee as a nominee to the Board of Directors on each slate of nominees for election to the Board of Directors proposed by management of Nasdaq, (ii) recommend the election of the Seller Party Board Designee to the stockholders of Nasdaq and (iii) without limiting the foregoing, otherwise use its reasonable best efforts (which shall include the solicitation of proxies) to cause the Seller Party Board Designee to be elected to the Board of Directors.

(b) In the event that any Seller Party Board Designee for any reason (including pursuant to Section 3.1(d)) ceases to serve as a director such during his or her term of office, and the Seller Parties and their controlled Affiliates continue to beneficially own at least ten percent (10%) of the Shares outstanding as of the date of this Stockholders’ Agreement, then the Seller Parties shall have the right to nominate a replacement mutually agreed by the Seller Parties, on the one hand, and the Nominating & ESG Committee (or a successor committee serving such function), on the other hand, as a director to the Board of Directors, and such replacement shall thereafter be the Seller Party Board Designee.

(c) At such time that the Seller Parties and their controlled Affiliates first cease to beneficially own at least ten percent (10%) of the Shares outstanding as of the date of this Stockholders’ Agreement, any Seller Party Board Designee on the Board of Directors shall (and the Seller Parties shall use their reasonable best efforts to cause such Seller Party Board Designee to) offer to tender his or her resignation as a director to the Board of Directors, and the Nominating & ESG Committee (or a successor committee serving such function) shall recommend to the Board of Directors whether to accept or reject it.

(d) If the Board of Directors determines that there is a Cause event that has occurred with respect to any Seller Party Board Designee, then such Seller Party Board Designee on the Board of Directors shall (and the Seller Parties shall use their reasonable best efforts to cause such Seller Party Board Designee to) offer to tender his or her resignation as a director to the Board of Directors, and the Nominating & ESG Committee (or a successor committee serving such function) shall recommend to the Board of Directors whether to accept or reject it.

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Section 3.2 No Interference with Board Rights. Nasdaq will use its reasonable best efforts not to, directly or indirectly, propose or take any action to encourage any modification to the composition of the Board of Directors that, in Nasdaq’s reasonable judgment, would likely result in the elimination or significant diminishment of the rights of the Seller Parties specified in Section 3.1; provided that the foregoing shall in no way limit Nasdaq’s right to increase the number of directors on the Board of Directors.

ARTICLE IV

VOTING RIGHTS

Section 4.1 Voting Rights. If, after the date hereof, the Board of Directors, in its sole discretion, determines it is in Nasdaq’s interests to seek Commission approval for the exemption from Article Fourth, Section C.2 of Nasdaq’s Amended and Restated Certificate of Incorporation for Excess Shares held by any major investor then Nasdaq shall use its commercially reasonable efforts to obtain a similar approval of the Commission with respect to the Seller Parties.

ARTICLE V

STANDSTILL

Section 5.1 Standstill. Each Seller Party (on behalf of itself and its controlled Affiliates) hereby agrees that, from the date hereof until the Standstill Termination Date (as defined in Section 5.3), neither such Seller Party nor any of its controlled Affiliates will:

(a) purchase or otherwise acquire, offer or propose to acquire, or solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, beneficial or record ownership of any shares of the capital stock of Nasdaq or any Derivative Securities (excluding shares and securities received by way of stock dividend, stock reclassification or other distributions or offerings made available on a pro rata basis to Nasdaq’s stockholders) if, after giving effect thereto, the Seller Parties, their controlled Affiliates and all groups of which any Seller Party or any of its controlled Affiliates is a member would beneficially own an amount of shares of capital stock of Nasdaq, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Seller Party Threshold; provided, however, that, if as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by Nasdaq, the Seller Parties beneficially own an amount of shares of capital stock of Nasdaq, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Seller Party Threshold, the Seller Parties shall not be in violation of this Section 5.1(a) so long as the Seller Parties do not take any of the actions referred to in the first clause of this Section 5.1(a) and the Seller Parties comply with Section 2.1(e) hereof;

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others (including by or through any group of which any Seller Party or any of its Affiliates is a member), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote securities of Nasdaq or to provide or withhold consents with respect to securities of Nasdaq, whether subject to or exempt from the proxy rules, or seek to advise or influence any person or entity with respect to, the voting of, or the providing or withholding consent with respect to, any securities of Nasdaq;

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(c) either directly or indirectly in concert with others (including by or through any group of which any Seller Party or any of its controlled Affiliates is a member) make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other person to make an offer or proposal with respect to, or in any other way support, any transaction that would, if consummated, be reasonably likely to result in a Change of Control, including a merger, business combination, restructuring, reorganization, recapitalization, tender or exchange offer or asset disposition involving Nasdaq or any of its Affiliates;

(d) except as provided in Article III hereof, either directly or indirectly in concert with others (including by or through any group of which any Seller Party or any of its controlled Affiliates is a member) seek representation on the Board of Directors or the board of directors or equivalent of any of Nasdaq’s controlled Affiliates, seek to remove any members of the Board of Directors or expand or reduce the size of the Board of Directors or otherwise act alone or in concert with others (including by or through any group of which any Seller Party or any of its controlled Affiliates is a member) to make public statements or otherwise seek to control or influence the management or Board of Directors of Nasdaq or any of its controlled Affiliates;

(e) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of Nasdaq; or

(f) either directly or indirectly in concert with others (including by or through any group of which any Seller Party or any of its controlled Affiliates is a member) publicly announce or disclose any intention, or enter into or disclose any plan or arrangement inconsistent with the foregoing (including publicly making a request that Nasdaq or the Board of Directors waive, amend or terminate any provisions of this Stockholders’ Agreement or making such a request if such request would reasonably be likely to require public disclosure by any Person or otherwise result in public disclosure).

Section 5.2 Permitted Action. Notwithstanding the provisions of Section 5.1, nothing herein shall prohibit or restrict any Seller Party or its Affiliates from making any disclosure pursuant to Section 13(d) of the Exchange Act that such Seller Party or such Affiliate reasonably believes, based on the advice of independent legal counsel, is required in connection with any action taken by such Seller Party or such Affiliate that is not inconsistent with this Stockholders’ Agreement.

Section 5.3 Termination.

(a) The restrictions contained in Section 5.1 shall terminate and shall cease to apply upon the latest to occur of the following (the “Standstill Termination Date”):

(i) the Seller Parties, together with their Affiliates, beneficially owning less than five percent (5%) of the outstanding Shares;

(ii) six (6) months following the date on which the Seller Party Board Designee (or any successor director) ceases to serve on the Board of Directors; or

(iii) the second anniversary of the date hereof.

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Section 5.4 Certain Tender Offers. Notwithstanding the provisions of Section 5.1, if a Third Party Tender Offer is commenced and, within 10 Business Days of the date of commencement of such Third Party Tender Offer, the Board of Directors either recommends for such Third Party Tender Offer (or does not recommend rejection of such Third Party Tender Offer, unless the Board of Directors has indicated that it is still evaluating such tender or exchange offer), then the Seller Parties may tender into such Third Party Tender Offer, but in all other respects the provisions of Section 5.1 shall continue to apply.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification. Nasdaq will indemnify, exonerate and hold the Seller Parties and each of their respective partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties or any of them before or after the date hereof (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, or claim arising directly or indirectly out of the Seller Parties’ actual, alleged or deemed control or ability to influence Nasdaq or any of its Subsidiaries (other than any such Indemnified Liabilities that arise out of any breach of this Stockholders’ Agreement by such Indemnified Party or other related Persons); provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, Nasdaq hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation, bylaws or other organizational documents of Nasdaq or any of its Subsidiaries and shall extend to such Indemnified Party’s successors and assigns.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices.

(a) All notices, requests and other communications to any Party hereunder shall be in writing (including email or similar writing) and shall be given to:

(b) Nasdaq at:

Nasdaq

151 West 42nd Street

New York, NY 10036

Attn: General Counsel

Email: ogc@nasdaq.com

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with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:    David K. Lam, Esq.

            Mark F. Veblen, Esq.

Email: DKLam@wlrk.com

            MFVeblen@wlrk.com

(c) If to any Seller Party, to:

c/o Thoma Bravo, L.P.

One Market Plaza, Spear Tower, Suite 2400

San Francisco, CA 94105

Attn:    Holden Spaht

            Brian Jaffee

Email: hspaht@thomabravo.com

            bjaffee@thomabravo.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, IL 60652

Attn:     Peter Stach, P.C.

             Bradley C. Reed, P.C.

             Michael P. Keeley, P.C.

Email: peter.stach@kirkland.com

            bradley.reed@kirkland.com

            michael.keeley@kirkland.com

or such other address or facsimile number as such Party may hereinafter specify for the purpose of giving such notice to the Party. Each such notice, request or other communication shall be deemed to have been received (i) if given by mail, 72 hours after such communication is sent by reliable international overnight delivery service (with proof of service) or hand delivery, (ii) when transmitted via e-mail to the e-mail address set out above (unless the sender receives a “bounceback” or other failure to deliver message notification) or (iii) if given by any other means, when delivered at the address specified in this Section 7.1.

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Section 7.2 No Waivers; Amendments.

(a) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Neither this Stockholders’ Agreement nor any term or provision hereof may be amended or waived in any manner other than by instrument in writing signed, in the case of an amendment, by each of the Seller Parties and Nasdaq, or in the case of a waiver, by the Party against whom the enforcement of such waiver is sought.

Section 7.3 Non-Disparagement. Until the termination of this Stockholders’ Agreement, each of the Parties agrees that none of it or its respective Subsidiaries, Affiliates, successors or assigns shall, and each Party shall instruct its Representatives not to, in any way intentionally disparage, attempt to discredit, or otherwise call into disrepute, any other Party or such other Party’s Subsidiaries, Affiliates, successors, assigns, stockholders or Representatives, or any of such Party’s products or services, in any manner that would reasonably be expected to (i) damage the business or reputation of such other Party, its products or services or its Subsidiaries, Affiliates, successors, assigns or Representatives or (ii), subject to the terms of this Stockholders’ Agreement, disrupt, impede, hinder or delay such other Party’s attempts to consummate the transactions contemplated by this Stockholders’ Agreement. Without limiting the foregoing, neither Party shall make any comments or statements to any non-party (including the press, employees or former employees of the other Party, any client or prospective or former client of the other Party, any individual or entity with whom the other Party has a business relationship or any other Person), if such comment or statement reasonably would be expected to adversely affect the conduct of the business of the other Party, or any of its plans or prospects or the business reputation of such other Party or any of such other Party’s products or services or that of any of its Subsidiaries, Affiliates, successors, assigns or Representatives, except as may be required by applicable law, Authority, judicial order or subpoena; provided, however, that any party making such comments or statements to comply with applicable law, Authority, judicial order or subpoena shall, to the extent that such grant would not conflict with applicable law, first grant each other party reasonable opportunity to review such comments or statements.

Section 7.4 Termination. This Stockholders’ Agreement shall terminate and be of no further force or effect with respect to the Seller Parties upon the later of (i) such date that the Seller Parties, together with their controlled Affiliates, no longer hold any Shares and (ii) the Standstill Termination Date; provided, however, that each Party shall retain all rights and claims following such termination with respect to breaches of the covenants and agreements set forth herein occurring prior to such termination. The provisions of Section 7.4 shall survive any termination of this Stockholders’ Agreement.

Section 7.5 Confidentiality. Each of the Parties shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Stockholders’ Agreement all information and data obtained by them from the other Party or its Affiliates or Representatives relating to such other Party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section 7.5, (ii) was available on a non-confidential basis prior to its disclosure to or by one Party to another, or

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(iii) becomes available to one Party on a non-confidential basis from a source other than the other Party, provided that such source is not known by the receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving Parties or their Representatives and is not otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law, regulation or stock market rules; provided that to the extent any Seller Party Board Designee does not constitute a Representative of the Seller Parties, the Seller Party Board Designee may share information with the Seller Parties to the same extent as a Representative.

Section 7.6 Successors and Assigns. All the terms and provisions of this Stockholders’ Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and the successors and assigns of each Party, whether so expressed or not. None of the Parties may assign any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that any Seller Party may assign this Stockholders’ Agreement, in whole or in part, to any controlled Affiliate of Sponsor without the prior consent of Nasdaq; provided further, however, that such assignment shall only be valid for so long as such Person remains a controlled Affiliate of Sponsor, provided still further, however, that no assignment shall limit the assignor’s obligations hereunder. Except as expressly set forth herein, this Stockholders’ Agreement shall not inure to the benefit of or be enforceable by any other Person.

Section 7.7 Headings. The headings in this Stockholders’ Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 7.8 No Inconsistent Agreements. Nasdaq will not hereafter enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Seller Parties in this Stockholders’ Agreement. Nasdaq represents and warrants to the Seller Parties that prior to the date hereof it has not entered into any agreement with respect to any of its debt or equity securities granting any registration rights to any Person which is currently in effect, except for the Existing Registration Rights Agreement.

Section 7.9 Severability. The invalidity or unenforceability of any provision of this Stockholders’ Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Stockholders’ Agreement in such jurisdiction or the validity, legality or enforceability of this Stockholders’ Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

Section 7.10 Recapitalization, Etc. In case of any consolidation, merger, reorganization, reclassification, sale, conveyance, consolidation, spin-off, partial or complete liquidation, stock dividend, transfer or lease in which Nasdaq is not the surviving person, then (a) all rights and obligations of Nasdaq under this Stockholders’ Agreement shall be assumed by and transferred to any such successor person, with the same effect as if it had been named herein as the party of this first part and (b) all references in this Stockholders’ Agreement to “Nasdaq”

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shall be deemed to refer to such person; provided, however, in any case, Nasdaq will not effect any such transaction unless the successor delivers to the Seller Parties an agreement in writing in a form reasonably satisfactory to the Seller Parties agreeing to be bound by the terms of this Stockholders’ Agreement. The intent of the Parties is to fairly and equitably preserve the original rights and obligations of the Parties hereto under this Stockholders’ Agreement.

Section 7.11 No Affiliation. Nothing in this Stockholders’ Agreement shall be deemed to constitute the parties as partners, co-venturers or agents of each other.

Section 7.12 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations, to prevent breaches of this Stockholders’ Agreement by such Party and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, without bond or other security being required, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any Party.

The Parties hereto agree that if any of the provisions of this Stockholders’ Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

Section 7.13 Other Agreements(a) . Nothing contained in this Stockholders’ Agreement shall be deemed to be a waiver of, or release from, any obligations any Party hereto may have under, or any restrictions on the Transfer of Shares or other securities of Nasdaq or any direct or indirect Subsidiary of Nasdaq imposed by, any other agreement.

Section 7.14 New York Law. The enforceability and validity of this Stockholders’ Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.15 Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the Parties unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Stockholders’ Agreement or the transactions contemplated hereby and hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to

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assert any objection, whether as a defense or otherwise, which such Party may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding which is brought in any such court has been brought in an inconvenient forum or that such suit, action or Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Stockholders’ Agreement may not be enforced in or by such courts. Each Party agrees that a final judgment in any such suit, action or Proceeding shall be conclusive and may be enforced in any other jurisdiction in which a Party may be found or may have assets by suit on the judgment or in any other manner provided by applicable law, and agrees to the fullest extent permitted by law to consent to the enforcement of any such judgment and not to oppose such enforcement or to seek review on the merits of any such judgment in any such jurisdiction.

(b) Each of the Parties hereby irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any suit, Proceeding or action by giving copies thereof by hand-delivery of air courier to the address of such Party specified in Section 7.1 and such service of process shall be deemed effective service of process on such Party. However, the foregoing shall not limit the right of any Party to effect service of process on the other Parties by any other legally available method.

(c) To the extent that any Party hereto (including assignees of any Party’s rights or obligations under this Stockholders’ Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, sovereign immunity from service of process, from suit, from the jurisdiction of any court or arbitral tribunal, from attachment prior to judgment, from attachment in aid of execution or enforcement of a judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such a sovereign immunity (whether claimed or not), each Party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives to the fullest extent permitted by law, such sovereign immunity.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.16 Counterparts; Effectiveness. This Stockholders’ Agreement may be executed in any number of counterparts (including by electronic signature), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Stockholders’ Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

Section 7.17 Entire Agreement. This Stockholders’ Agreement constitute the entire agreement and understanding among the Parties and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

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Section 7.18 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Stockholders’ Agreement as a whole and not to any particular provision of this Stockholders’ Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Stockholders’ Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Stockholders’ Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Stockholders’ Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Stockholders’ Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. In this Stockholders’ Agreement, all references to “$” are to United States dollars. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties have participated jointly in the negotiation and drafting of this Stockholders’ Agreement. In the event an ambiguity or question of intent or interpretation arises, this Stockholders’ Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Stockholders’ Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the parties has caused this Stockholders’ Agreement to be duly executed, all as of the date first above written.

NASDAQ

By:
Name:
Title:

ADENZA PARENT, LP

By:
Name:
Title:

THOMA BRAVO, L.P.

By:
Name:
Title:

SCHEDULE A

Existing Registration Rights Agreement

1.

Registration Rights Agreement, dated as of February 27, 2008, by and among The NASDAQ OMX Group, Inc., Borse Dubai Limited and Borse Dubai Nasdaq Share Trust (as amended by the First Amendment to Registration Rights Agreement, dated as of February 19, 2009, among The NASDAQ OMX Group, Inc., Borse Dubai Limited and Borse Dubai Nasdaq Share Trust).

SCHEDULE B

Methodology for Calculating the Issued and Outstanding

Common Stock on a Fully-Diluted Basis

Methodology:

•

The Common Stock price (the “Common Stock Price”) to be used in each calculation herein shall be the volume-weighted average price on the last trading day immediately prior to the measuring date (the “Measuring Date”).

•	The number of outstanding shares of Common Stock shall be the actual shares outstanding (not weighted) at the Measuring Date, plus the Nasdaq Shares.

•

The number of unvested shares of restricted stock shall be calculated using the treasury stock method of computing the dilutive impact at the Common Stock Price based the unvested shares of restricted stock outstanding on the Measuring Date.

•

The number of shares of Common Stock underlying options shall be calculated using the treasury stock method of computing the dilutive impact at the Common Stock Price, including all options outstanding but exercisable on the Measuring Date, with no weighting and no forfeitures.

•	The number of shares of Common Stock underlying convertible debt shall be calculated using the if converted method at the Common Stock Price.

•	The number of shares underlying warrants shall be calculated using the treasury stock method at the Common Stock Price.

Sample Calculation:

Shares of Common Stock outstanding	[	•]
Unvested restricted stock	[	•]
Shares underlying options	[	•]
Shares underlying convertible debt	[	•]
Shares underlying warrants	[	•]
Total shares outstanding	[	•]

Based on the following assumptions:

•	All Share data as of [•], 2023.

•	Closing stock price of $[•] on [•], 2023.

SCHEDULE C

SELLER NOMINEE

Holden Spaht